      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1999

                                                      REGISTRATION NO. 333-75013
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 POST EFFECTIVE


                                AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                             PRIVATE BUSINESS, INC.
             (Exact name of registrant as specified in its charter)

           TENNESSEE                           7389                          62-1453841
(State or other jurisdiction of    (Primary Standard Industrial           I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                            9010 OVERLOOK BOULEVARD
                           BRENTWOOD, TENNESSEE 37027
                           TELEPHONE: (615) 221-8400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                 JERRY L. COVER
                            9010 OVERLOOK BOULEVARD
                           BRENTWOOD, TENNESSEE 37027
                           TELEPHONE: (615) 221-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

                     MARK MANNER                                         STEPHEN A. RIDDICK
      HARWELL HOWARD HYNE GABBERT & MANNER, P.C.                  BROBECK, PHLEGER & HARRISON LLP
              1800 FIRST AMERICAN CENTER                            701 PENNSYLVANIA AVENUE N.W.
              NASHVILLE, TENNESSEE 37238                                WASHINGTON, DC 20004
                    (615) 256-0500                                         (202) 220-6000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ___________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

                             ---------------------

    PRIVATE BUSINESS HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL PRIVATE BUSINESS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS






                                4,350,000 SHARES

                            (PRIVATE BUSINESS LOGO)

                                  COMMON STOCK

                               ------------------

     We are a leading provider of integrated services and products that help community banks provide accounts receivable financing to their small business customers.

     We are offering 4,350,000 shares of common stock in an initial public offering. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "PBIZ." The initial public offering price will be $8.00 per share. In addition, certain of our directors and affiliates of other directors will purchase 750,000 shares of common stock at $8.00 per share in a private placement immediately prior to this offering. The market price of the shares of common stock after this offering may be higher or lower than the initial public offering price.

INVESTING IN THE COMMON STOCK INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                               ------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public Offering Price.......................................    $8.00     $34,800,000
Underwriting Discount.......................................    $0.56     $ 2,436,000
Proceeds to Private Business................................    $7.44     $32,364,000

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters a 30-day option to purchase up to 652,500 additional shares of common stock at the initial public offering price to cover any over-allotments.

     We expect to issue these shares on June 1, 1999.

BT Alex. Brown
                            Lehman Brothers
                                                            Salomon Smith Barney

                                  MAY 26, 1999

 [PHOTOGRAPH OF TWO BUSINESS MEN STANDING IN FRONT OF A LARGE SCREEN PROJECTION
   OF THE BUSINESS MANAGER REPORT VIEWER COMPUTER SCREEN. THERE IS A PRIVATE BUSINESS LOGO IN THE TOP RIGHT HAND CORNER AND BUSINESS MANAGER ACROSS THE
                                    BOTTOM]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Generally, the information in this prospectus assumes that the over-allotment option granted to the underwriters is not exercised. This prospectus gives effect to a two-for-one split of our common stock to be effected in the form of a stock dividend, the voluntary conversion of all shares of our outstanding convertible preferred stock into an aggregate of 11,248,802 shares of common stock and the private placement of 750,000 shares of common stock at $8.00 per share to certain directors and affiliates of other directors, all of which will occur immediately prior to this offering.

OUR BUSINESS

     Private Business is a leading provider of integrated services and products that address the problems faced by community banks in managing accounts receivable financing provided to their small business customers. Our solution to these problems is called Business Manager(R) and is based on software, marketing services and online electronic transaction processing. One element of this solution is our proprietary software that enables our expanding network of over 1,100 client banks to purchase accounts receivable from their small business customers. The banks then process, bill and track those receivables on an ongoing basis. As a major component of our solution, we work with client banks to design, implement and manage the sale of Business Manager accounts receivable financing services to their small business customers. We also give our client banks the option of outsourcing application hosting and transaction processing. In this case, we host the Business Manager software in our data center and provide transaction processing services from our facilities. The client banks are able to receive accounts receivable information and make funding decisions electronically through secure Internet connections to our data center. Business Manager uses Windows-based technology and is easy-to-use, flexible and scalable. Business Manager has been endorsed by the American Bankers Association through its subsidiary, Corporation for American Banking, since 1994.

     We believe that the small business sector is largely underserved by financial service companies primarily because it is very difficult to cost effectively manage the sale and support of sophisticated financing products to small businesses. Community banks, in particular, frequently seek differentiated financial products to help attract and retain small business customers in their respective markets. However, these banks generally have not engaged in accounts receivable financing for small businesses due to perceived credit risks and the costs and burdens of tracking and controlling the purchased receivables. Community banks also typically lack the product, marketing and technology expertise needed to successfully implement a receivables financing process. Because of the challenges created by ongoing consolidation in the banking industry and increased competition from national and regional banks, many community banks are changing their business practices and pursuing new strategies for growth and customer retention. According to the Federal Deposit Insurance Corporation these strategies may include:

     - outsourcing business functions

     - expanding the use of non-traditional funding

     - partnering with non-bank service providers

     - emphasizing personalized services and developing niches or specialty offerings to serve a broader customer base

     The Business Manager solution allows banks to provide differentiated, high margin financial services to their existing small business customers and to new prospects without incurring the cost of internal technology development and additional personnel.

     Typically, we sign exclusive license agreements with our client banks to use the Business Manager software and related services with terms ranging from three to five years. Under our standard contracts, we receive initial fees for set-up of Business Manager and ongoing royalty payments equal to a percentage of every receivable purchased by our client banks. During 1998, approximately 70% of our revenue resulted from ongoing royalty payments as our client banks purchased approximately $5.6 billion of receivables.

OUR STRATEGY

     We intend to grow our business by implementing the following strategies:

     Increase the Number of Business Development Managers. We intend to increase the number of business development managers by approximately 45% to 146 in 1999 in order to expand into additional geographic areas and increase the penetration of Business Manager in currently covered regions. Business development managers are our sales personnel who work with client banks to market the Business Manager accounts receivable financing services to small businesses.

     Expand and Market In-house Processing Facilities. We are expanding our processing and service center in Williamson County, Tennessee and intend to increase the marketing of our outsourced electronic processing services to our client banks.

     Expand Electronic Commerce Services. We intend to increase the number of electronic commerce specialists by approximately 40% to 24 in 1999 to market and implement electronic links among our client banks, their customers and our own processing and service center. Our electronic commerce specialists facilitate electronic communication among us, client banks and small businesses, making certain that a small business' electronic accounting system correctly communicates with the Business Manager software.

     Continue to Broaden Product and Services Offering. We have a growing distribution network of over 1,100 client banks reaching over 8,500 small businesses. We want to use this distribution channel to offer new products and services, such as point-of-sale communications systems, key man life insurance and commercial equipment leasing. Most new offerings will be designed to use an Internet based delivery system. We intend to establish a small business focused Internet portal providing relevant business information and enabling communications and commerce among small businesses and use this channel to market additional products and services to small businesses.

     Target Major Metropolitan Areas Through Our Private Business Capital Subsidiary. In 1999 we plan to increase from seven to 26 the number of sales managers for Private Business Capital, Inc., our wholly owned subsidiary. Through Private Business Capital, we sell our Business Manager solution in major metropolitan areas directly to the small business market and work with national and regional funding sources where we do not have community bank relationships.

     Pursue Strategic Acquisitions and Alliances. Our industry is in its early stage of development, and we believe we will have opportunities to acquire or create alliances with other companies. We have no current commitments or understandings with respect to any material acquisitions.

ABOUT US

     Private Business, Inc. was incorporated in Tennessee in December 1990. From incorporation until August 1998, our company was an S Corporation under the federal tax laws. We are currently a C Corporation. We do not anticipate paying cash dividends in the forseeable future. Our executive offices are located at 9010 Overlook Boulevard, Brentwood, Tennessee 37027. Our telephone number is
(615) 221-8400. Information contained on our Web site does not constitute a part of this prospectus.

     After this offering, our officers and directors and their affiliates will own approximately 67.8% of our outstanding stock (66.2% if the underwriters' over allotment option is exercised in full). As a result, these officers and directors and their affiliates will be able to control all matters requiring majority stockholder approval.

                                  THE OFFERING

Common stock offered by Private
Business, Inc...........................    4,350,000 shares

Common stock outstanding after this
offering................................    26,476,858 shares

Use of proceeds.........................    Reduction of indebtedness

Proposed Nasdaq National Market
symbol..................................    "PBIZ"

     Common stock outstanding after this offering is based on the number of shares outstanding as of April 25, 1999. It excludes:

     - 3,287,700 shares of common stock issuable upon exercise of options outstanding as of May 14, 1999 at a weighted average exercise price of $5.03 per share

     - 2,479,300 shares reserved for future grants under Private Business's stock option plan

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary historical consolidated financial data has been derived from our audited and unaudited consolidated financial statements for the respective periods and is not necessarily indicative of the future results of operations. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and the notes thereto, and the other information contained in this prospectus.

     We completed a leveraged recapitalization on August 7, 1998 consisting of a series of transactions including a term loan to us from a bank group, our redemption of approximately 9.9 million shares of our outstanding common stock, our issuance of approximately 5.6 million shares of our Series A Convertible Preferred Stock and our acquisition of the minority interests of Private Business Insurance, Inc. Recapitalization charges of $13.8 million included special one time bonuses paid by us to our employees in recognition of their services to the company, and the fees paid for various services performed relating to the recapitalization, including investment banking, legal and accounting services.

     On August 7, 1998 we converted from an S Corporation to a C Corporation. While an S Corporation for the first seven months of 1998, we recorded a state tax provision of $451,000. While a C Corporation for the last five months of 1998, we recorded a deferred tax benefit of $2.0 million. At the time of conversion, we recorded a net deferred tax benefit of $1.1 million for the temporary differences that existed as of the conversion date. Thus, for the year we recorded an income tax benefit of $2.6 million.

     As a result of our election to be treated as an S Corporation for income tax purposes, we have not been subject to federal income taxes. The unaudited pro forma net income (loss) available for common stockholders represents the estimated net income (loss) that would have been available to common stockholders had we been a C Corporation for income tax purposes for each of the periods presented.

                                                                                                       THREE MONTHS
                                                               YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                   -----------------------------------------------   -----------------
                                                    1994      1995      1996      1997      1998      1998      1999
                                                   -------   -------   -------   -------   -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)           (UNAUDITED)
REVENUES:
Software license.................................  $ 2,687   $ 3,283   $ 3,193   $ 2,886   $ 2,947   $   749   $   731
Royalties........................................    9,656    18,912    29,028    38,450    43,793     9,767    10,430
Maintenance and other............................      382     1,528     1,767     2,325     4,065       764     1,250
                                                   -------   -------   -------   -------   -------   -------   -------
        Total revenues...........................   12,726    23,722    33,988    43,660    50,805    11,280    12,410
OPERATING EXPENSES:
General and administrative.......................    2,908     9,189    10,958    11,835    13,397     3,442     3,381
Selling and marketing............................    6,761    12,474    12,911    15,867    20,494     4,995     5,653
Research and development.........................      252       447       648     1,125       862       196       195
Amortization.....................................       10        76       115       189       443        81       231
Other operating..................................      911       443       169       340       312        35        78
Recapitalization charges.........................       --        --        --        --    13,781        --        --
                                                   -------   -------   -------   -------   -------   -------   -------
        Total operating expenses.................   10,842    22,629    24,801    29,357    49,289     8,750     9,538
                                                   -------   -------   -------   -------   -------   -------   -------
Operating income.................................    1,884     1,093     9,187    14,304     1,516     2,530     2,872
OTHER EXPENSES:
Interest expense.................................       --        --        --       146     3,405        58     1,900
Minority interest................................       --        --        --       140       158        11        --
                                                   -------   -------   -------   -------   -------   -------   -------
        Total other expenses.....................       --        --        --       287     3,562        68     1,900
                                                   -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes................    1,884     1,093     9,187    14,017    (2,046)    2,461       972
Income tax provision (benefit)...................      115       129       582       743    (2,585)      136       376
                                                   -------   -------   -------   -------   -------   -------   -------
Net income.......................................    1,769       964     8,605    13,274       539     2,326       596
Preferred stock dividends and accretion..........       --        --        --        --    (2,204)       --    (1,367)
                                                   -------   -------   -------   -------   -------   -------   -------
Net income (loss) available to common
  stockholders...................................  $ 1,769   $   964   $ 8,605   $13,274   $(1,665)  $ 2,326   $  (771)
                                                   =======   =======   =======   =======   =======   =======   =======

                                                                                                       THREE MONTHS
                                                               YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                   -----------------------------------------------   -----------------
                                                    1994      1995      1996      1997      1998      1998      1999
                                                   -------   -------   -------   -------   -------   -------   -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)           (UNAUDITED)
INCOME (LOSS) PER COMMON SHARE:
Basic............................................  $  0.09   $  0.05   $  0.43   $  0.66   $ (0.10)  $  0.12   $ (0.08)
                                                   =======   =======   =======   =======   =======   =======   =======
Diluted..........................................  $  0.09   $  0.05   $  0.42   $  0.65   $ (0.10)  $  0.11   $ (0.08)
                                                   =======   =======   =======   =======   =======   =======   =======
WEIGHTED AVERAGE SHARES USED IN CALCULATING
  EARNINGS PER SHARE:
Basic............................................   20,000    20,009    20,056    20,056    15,919    20,056    10,128
                                                   =======   =======   =======   =======   =======   =======   =======
Diluted..........................................   20,000    20,054    20,305    20,428    15,919    20,856    10,128
                                                   =======   =======   =======   =======   =======   =======   =======

                                                                                THREE MONTHS
                                                                                    ENDED
                                                               YEAR ENDED         MARCH 31,
                                                              DECEMBER 31,    -----------------
                                                                  1998         1998       1999
                                                              ------------    ------      -----
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
PRO FORMA INFORMATION (1)(2):
Net income (loss) available for common stockholders.........    $(2,913)      $1,475      $ 596
                                                                =======       ======      =====
Income (loss) per common share:
Basic.......................................................    $ (0.14)      $ 0.07      $0.03
                                                                =======       ======      =====
Diluted.....................................................    $ (0.14)      $ 0.07      $0.03
                                                                =======       ======      =====

                                                                   MARCH 31, 1999
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(3)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $     35      $    35
Working capital.............................................    (9,624)      (4,485)
Total assets................................................    30,904       30,221
Long-term debt, net of current portion......................    89,250       53,226
Redeemable convertible preferred stock......................    59,725           --
Total stockholders' equity (deficit)........................  (140,062)     (39,857)

---------------

(1) Pro forma net income (loss) and per share amounts reflect the effect of conversion from an S Corp to C Corp for tax purposes in 1998 and to reflect the effect of the conversion of the preferred stock into 11,248,802 shares of common stock and resulting elimination of the preferred stock dividends for the periods the preferred stock was outstanding.
(2) Supplemental pro forma diluted net income (loss) per share of $(0.09) for the year ending December 31, 1998 and $0.04 for the quarter ended March 31, 1999 was computed by adjusting the pro forma income (loss) per share as reflected above for the reduction in interest expense after giving effect to the number of shares sold (at the initial public offering price of $8.00 per share) and the private placement of 750,000 shares of common stock at $8.00 per share to certain directors and affiliates of other directors, the aggregate proceeds of which will be used to repay $37.6 million in debt at December 31, 1998 and March 31, 1999, respectively.
(3) The as adjusted column reflects our receipt of the estimated net proceeds from the sale of the 4,350,000 shares of common stock offered by this prospectus at the initial public offering price of $8.00 per share, the sale of 750,000 shares of common stock in a private placement immediately preceding this offering at $8.00 per share, and the application of the net proceeds as described in "Use of Proceeds," after deducting the underwriting discount and estimated offering expenses and conversion of convertible preferred stock to be converted voluntarily upon completion of this offering.

                           FORWARD-LOOKING STATEMENTS

     Some statements in the Prospectus Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations and Business sections, and elsewhere in the prospectus, constitute forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Private Business or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include those described under Risk Factors. There can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of this information should not be regarded as a representation by Private Business or any other person that the objectives and plans of Private Business will be achieved.

                                  RISK FACTORS

     You should be aware that there are risks to investing in our common stock. Based upon factors currently known to us, we believe that the following risk factors set forth the material risks to us. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE PRIMARILY DEPEND ON ONE PRODUCT.

     We currently derive substantially all of our revenues from the sale of Business Manager, with approximately 6% of our revenues derived from licensing Business Manager to client banks and approximately 84% derived from ongoing royalties based on accounts receivables purchased by our bank clients from small businesses. We expect to continue to derive significant revenues from this product and related services. If total revenues derived from Business Manager decline, we do not have sufficient other products or services to replace that lost revenue, so any events that adversely impact Business Manager will adversely impact our business. We cannot be certain that we will be able to continue to successfully market and sell Business Manager to both banks and their small business customers or that problems will not develop with Business Manager that could materially impact our business.

WE MAY BE UNABLE TO PROMOTE BUSINESS MANAGER TO NEW AND EXISTING SMALL BUSINESS CUSTOMERS.

     Other than the initial license fee and a small annual support fee, we do not generate any income from banks licensing Business Manager unless small businesses finance their accounts receivable through our client banks. If we and our client banks cannot convince existing and potential small business customers of the benefits of Business Manager, such businesses will not be willing to use our solution. Since small business customers of our client banks are a foundation of our business, their unwillingness to use Business Manager could have a material adverse effect on our business, financial condition or results of operations.

WE DEPEND ON THE BANKING INDUSTRY ALMOST EXCLUSIVELY FOR CLIENTS.

     We license Business Manager almost exclusively to banks, and primarily to community banks. Due to our dependence upon the banking industry, any events that adversely impact the industry in general and community banks in particular, such as changed or expanded bank regulations, could adversely affect us and our operations. The banking industry is subject to supervision by several federal and/or state governmental regulatory agencies. Regulation of banks, especially with respect to receivable services such as Business Manager, can indirectly affect our business. The use of Business Manager by banks is currently in compliance with or is not subject to banking regulations. But, these regulatory agencies could change or impose new regulations on banks, including modifying the banks' ability to offer products and services similar to ours to their small business customers. These new regulations, if any, could prevent or lessen the use of our services by banks.

WE MAY BE UNSUCCESSFUL IN MARKETING TO NEW CLIENT BANKS OR RETAINING CURRENT CLIENT BANKS.

     Our success depends to a large degree on our ability to convince prospective client banks to purchase Business Manager and offer it to small businesses. Our failure to maintain market acceptance, retain clients or successfully expand our offered services could materially adversely affect our business, financial condition or results of operations. We have spent, and will continue to spend, considerable resources educating potential customers about our products and services. However, even with these educational efforts, we may not be able to maintain market acceptance and client retention. In addition, as we continue to offer new products and expand our services, existing and potential client banks or their small business customers may be unwilling to accept the new products or services. In 1998, and in the first quarter of 1999, we incurred slight decreases in the number of new software licenses from the previous period.

WE MAY NOT BE ABLE TO ATTRACT AND HIRE ENOUGH QUALIFIED SALES AND MARKETING PERSONNEL TO MEET OUR GROWTH PLANS.

     If we are unable to implement our growth plans, our business, financial condition or results of operations could be materially adversely affected. An important part of our growth strategy is to hire a significant number of additional sales and marketing personnel in order to increase our marketing capabilities in our current markets and expand the number of markets we serve. Since competition for experienced sales and marketing personnel is intense, we cannot be certain that we will be able to attract enough sales and marketing personnel or that those we do hire will be able to generate new business at the rate we currently expect. If we are unable to hire enough sales and marketing personnel or those we hire are not as productive as we expect, we may not be able to implement our growth plans.

WE INTEND TO GROW OUR BUSINESS AT A RAPID RATE, WHICH MAY BE DIFFICULT FOR US TO SUSTAIN OR MANAGE.

     Our business has grown significantly in size and complexity over the past several years. We may not be able to sustain this growth. If we cannot sustain growth or if our management is unable to manage growth effectively, our business, financial condition or results of operations could be materially adversely affected. Our growth has placed, and any additional growth would be expected to continue to place, a significant strain on our management, systems and operational resources. We anticipate that continued growth, if any, will require that we recruit, hire and retain a substantial number of new managerial, finance, sales, marketing and support personnel.

     We cannot be certain that we will be successful in recruiting, hiring or retaining such personnel. Our ability to compete effectively and to manage our future growth, if any, will depend on our ability to maintain and improve our operational, financial, and management information systems on a timely basis and to expand, train, motivate and manage our work force. If we continue to grow, we cannot be certain that our personnel, systems, procedures and controls will be adequate to support our operations.

     Also, one element of our growth strategy is to actively evaluate and pursue strategic acquisitions of and alliances with businesses that are complementary to ours. We cannot be certain that we will be able to integrate fully any such acquisitions or alliances with our existing operations or otherwise implement our growth strategy.

WE INTEND TO EXPAND OUR PRODUCTS AND SERVICES OFFERING, WHICH MAY LOWER OUR OVERALL PROFIT MARGIN.

     Part of our business strategy is to expand our products and services offering, including offering leasing services for the equipment needs of small businesses. This equipment could be office equipment such as computers, printers or telephone equipment, or other equipment such as forklifts or moving equipment, depending upon the particular needs of the small businesses. We believe that we can provide these services profitably, but such services are likely to generate a lower profit margin than our current products and services. As a result, by offering additional products and services, we may lower our overall profit margin. Although gross revenues would likely increase, the lowering of our profit margin may be viewed negatively by the stock market, resulting in a reduction in our stock price.

THE BUSINESS MANAGER SOLUTION MAY NOT BE AS SUCCESSFUL IN A SLOWER ECONOMY.

     Since the introduction of Business Manager, the United States economy generally has been fairly strong. If the United States economy weakens or enters into a recession or depression, our client banks and their small business customers may view the services and benefits provided by Business Manager differently and may be reluctant to use the products and services we provide. In addition, in an economic recession or depression, the customers of small businesses may reduce their purchases of goods and services thus reducing accounts receivable eligible for our solution. This development could have a material adverse effect on our business, operating results and financial condition.

THE FINANCIAL SERVICES MARKET IS HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO EFFECTIVELY COMPETE.

     The market for small business financial services is competitive, rapidly evolving, fragmented and highly sensitive to new product introductions and marketing efforts by industry participants. Increased competition for services similar to Business Manager could lower our market share and negatively impact our business and stock price.

     We face primary competition from a limited number of companies that offer to banks products similar to Business Manager. We believe that we are the largest of the companies offering these services in terms of revenues and number of client banks under contract.

     We also compete with banks that use their internal information technology departments to develop proprietary systems or purchase software from third parties to offer similar services to small businesses. In addition, we compete with traditional sources of financial services to small businesses such as lines of credit, amortizing loans and factoring. Many banks and other traditional providers of financing are much larger and more established than

Private Business, have significantly greater resources, generate more revenues and have greater name recognition.

     We cannot be certain that our competitors will not develop products and services comparable or superior to those that we have developed or adapt more quickly to new technologies, evolving industry trends or changing small business requirements. Most providers of traditional sources of financing have already established relationships with small businesses, may be able to leverage these relationships to discourage these customers from purchasing the Business Manager solution or persuade them to replace our products with their products.

     We expect that competition will increase as other established and emerging companies enter the accounts receivable financing market, as new products and technologies are introduced and as new competitors enter the market. In addition, as we develop new services, such as commercial equipment leasing, we may begin competing with companies with whom we have not previously competed. Increased competition may result in price reductions, lower profit margins and loss of our market share, any of which could have a material adverse effect on our business, financial condition and operating results.

WE DEPEND ON KEY EMPLOYEES.

     Our future performance will also largely depend on the efforts and abilities of our executive officers, as well as our key employees described in "Management" and on our ability to retain them. Generally, our executive officers and key employees do not have employment agreements. The loss of any of our executive officers or key employees could have a material adverse effect on our business, operating results and financial condition.

YEAR 2000 COMPLIANCE ISSUES AT CLIENT BANKS AND THEIR SMALL BUSINESS CUSTOMERS MAY IMPACT OUR SERVICES.

     The failure of client banks or their small business customers to be year 2000 compliant could have an adverse impact on our ability to process transactions for such banks and their customers. We have performed tests of all major functionality with the Business Manager software and our tests showed that its is fully year 2000 compliant. However, there may be client banks and small business customers with computers or related software programs that are not year 2000 compliant. In addition, we do not know what the effect would be if the customers of the small businesses have problems as a result of year 2000 issues. We also may experience reduced sales of our products as potential customers are concerned about the year 2000. Potential client banks may reduce their budgets for new services such as Business Manager due to increased expenditures on their own year 2000 compliance efforts. Any of these events could have a material adverse effect on our business, operating results and financial condition.

OUR EXECUTIVE OFFICERS AND DIRECTORS AND THEIR AFFILIATES WILL OWN A LARGE PERCENTAGE OF OUR VOTING STOCK.

     Following the completion of this offering, our executive officers, directors and their affiliates will beneficially own approximately 67.8% of the outstanding shares of common stock (66.2% if the underwriters over allotment option is exercised in full). As a result, these stockholders will be able to control all matters requiring stockholder approval and, thereby, our management and affairs. Matters that typically require stockholder approval include:

     - election of directors

     - approval of mergers or consolidations

     - sale of all or substantially all of our assets

     This concentration of ownership may delay, deter or prevent acts that would result in a change of control of Private Business, which in turn could reduce the market price of our common stock.

THE INVESTORS IN THIS OFFERING WILL INCUR IMMEDIATE DILUTION PER SHARE OF THE COMMON STOCK BASED ON ITS BOOK VALUE AFTER THE OFFERING.

     The initial public offering price is substantially higher than the book value of our common stock. At the initial offering price of $8.00 per share, the book value of the common stock after the offering will be $(1.81) per share. This represents an immediate and complete dilution per share of the common stock. The dilution per share represents the difference between the amount per share paid by the purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. In addition, to the extent outstanding options are exercised, there will be further dilution to new investors.

OUR CHARTER AND BYLAWS AND TENNESSEE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     Our charter and our bylaws and Tennessee law contain provisions that could make it more difficult for a third party to obtain control of Private Business. For example, our charter provides for a staggered board of directors, restricts the ability of stockholders to call a special meeting and prohibits stockholder action by written consent and our bylaws allow the board to expand its size and fill any vacancies without stockholder approval. In addition, the Tennessee Business Corporation Act contains provisions such as the Tennessee Business Combination Act and the Tennessee Greenmail Act which impose restrictions on stockholder actions. For more information on antitakeover provisions in our charter, bylaws and Tennessee law, please see the description of these provisions beginning on page 56.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market following the completion of this offering could have a material adverse effect on the market price of our common stock. All shares sold in this offering will be freely tradable unless purchased by an affiliate of Private Business. The remaining shares of common stock outstanding after the completion of this offering will be available for sale in the public market as follows:

DATE OF AVAILABILITY FOR SALE                         NUMBER OF SHARES
-----------------------------                         ----------------
Immediately after completion of this offering.......         28,054
90 days after completion of this offering...........        487,447
150 days after completion of this offering..........      4,172,271
180 days after completion of this offering..........     12,516,814
210 days after completion of this offering..........      4,172,272
365 days after completion of this offering..........        750,000
                                                         ----------
          Total.....................................     22,126,858
                                                         ==========

     After completion of this offering, the holders of all of the 22,126,858 shares of common stock outstanding prior to this offering will be entitled to registration rights. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. If we were to include, in a company-initiated registration, shares held by such holders pursuant to the exercise of their registration rights, such sales may have an adverse effect on our ability to raise needed capital.

WE MAY BE UNABLE TO PROTECT ADEQUATELY OUR PROPRIETARY TECHNOLOGY.

     Our success and ability to compete are dependent largely upon our proprietary technology. Third party claims against our proprietary technology could negatively affect our business. We cannot be certain that we have taken adequate steps to deter misappropriation or independent third-party development of our technology. In addition, we cannot be certain that third parties will not assert infringement claims in the future or, if infringement claims are asserted, that such claims will be resolved in our favor. Although we are not currently subject to any dispute either protecting our proprietary technology or asserting a third party claim against our proprietary technology, any infringement claims resolved against us could have a material adverse effect on our business, financial condition or results of operations.

FAILURE OF OUR NETWORK INFRASTRUCTURE AND EQUIPMENT WOULD HAVE A MATERIAL EFFECT ON OUR BUSINESS.

     Failure of our network infrastructure and equipment, upon which our business is greatly dependent, as well as the occurrence of significant human error, a natural disaster or other unanticipated problems could halt our services, damage network equipment and result in substantial expense to repair or replace damaged equipment. In addition, the failure of our telecommunications providers to supply the necessary services could also interrupt our business, in particular, the application hosting and transaction processing services we offer to our client banks via secure Internet connections. The inability to supply these services to our customers could negatively affect our business, financial condition and results of operations and may also harm our reputation.

                                USE OF PROCEEDS

     The net proceeds to Private Business from the sale of the 4,350,000 shares of common stock, at an initial public offering price of $8.00 per share, will be approximately $31.6 million ($36.5 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by Private Business. In addition, the net proceeds to Private Business from the private placement of 750,000 shares of common stock at $8.00 per share to certain directors and affiliates of other directors will be $6.0 million. We intend to use the entire net proceeds of both this offering and the private placement to reduce indebtedness. As of April 25, 1999, we had $38.5 million outstanding under a $40.0 million loan at 7.50%, $54.8 million outstanding under a $55.0 million loan at 7.75% and $3.0 million outstanding under a revolver at 9.0%. This credit facility was incurred in connection with Private Business's recapitalization and used to redeem outstanding shares of common stock and repay mortgage indebtedness. The credit facility is payable in quarterly installments with one portion due in full in August 2004 and another portion due in full in August 2006.

     Pending application of the net proceeds as described above, Private Business intends to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     We intend to retain any future earnings to support operations and to finance the growth and development of our business, and we do not anticipate paying cash dividends for the foreseeable future. Under our current credit facility, we are prohibited contractually from declaring any dividends, except for dividends on our convertible preferred stock and dividends that are payable solely in our common stock. As of March 31, 1999, there were $3.5 million in accrued dividends on our convertible preferred stock. These dividends will be forfeited automatically upon the voluntary conversion of the preferred stock in conjunction with the completion of this offering.

     Private Business was an S Corporation for federal income tax purposes from incorporation until August 7, 1998. Prior to the recapitalization on August 7, 1998, Private Business paid dividends totaling $23.0 million, mainly for the purpose of providing cash to the stockholders with which to pay the federal income taxes applicable to our net income. Since terminating our S Corporation status, Private Business has not paid any cash dividends on its common stock.

                                 CAPITALIZATION

     The following table sets forth our long-term debt and capitalization as of March 31, 1999 on an actual basis and as adjusted to reflect the sale of 4,350,000 shares of common stock offered by us in this offering at the initial public offering price of $8.00 per share and the sale of 750,000 shares of common stock in a private placement immediately preceding this offering at $8.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This table should be read in conjunction with our financial statements and notes thereto, which are included elsewhere in this prospectus.

                                                                  MARCH 31, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                                  (IN THOUSANDS)
Long-term obligations, net..................................  $  94,250     $58,226
                                                              ---------     -------
Redeemable Preferred stock, series A convertible, no par
  value; 5,624,404 authorized, issued and outstanding,
  actual and no shares outstanding as adjusted..............     59,725          --
                                                              ---------     -------
Stockholders' equity
  Common stock, no par value; 23,920,910 shares authorized,
     10,128,056 shares issued and outstanding, actual;
     100,000,000 shares authorized, 26,476,858 shares issued
     and outstanding as adjusted............................         --          --
  Additional paid-in capital................................   (130,798)    (29,909)
  Retained earnings (accumulated deficit)...................     (9,265)     (9,948)
                                                              ---------     -------
          Total stockholders' equity (deficit)..............   (140,062)    (39,857)
                                                              ---------     -------
          Total capitalization..............................  $  13,913     $18,369
                                                              =========     =======

     The "As Adjusted" column:

     - excludes 3,287,700 shares of common stock issuable upon exercise of outstanding options as of May 14, 1999 at a weighted average exercise price of $5.03 per share

     - excludes 2,479,300 shares reserved for future grants under our stock option plan and

     - includes 11,248,802 shares of common stock issuable upon conversion of convertible preferred stock to be converted voluntarily in conjunction with the completion of this offering.

                                    DILUTION

     The net tangible book value of our common stock at December 31, 1998 was $(85.5) million or $(4.00) per share (assuming the conversion of all shares of convertible preferred stock into common stock in connection with this offering). Net tangible book value per share represents the amount of our stockholders' equity less intangible assets divided by the total number of shares of common stock outstanding for the period immediately prior to this offering.

     Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 4,350,000 shares of common stock offered by this prospectus at the initial public offering price of $8.00 per share and the sale of 750,000 shares of common stock in a private placement immediately preceding this offering at $8.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses and giving effect to the conversion of 11,248,802 shares of outstanding convertible preferred stock to be converted in connection with this offering, our net tangible book value as of December 31, 1998 would have been $(41.9) million, or $(1.81) per share. This represents an immediate increase in net tangible book value of $2.19 per share to existing stockholders and an immediate dilution in net tangible book value of $9.81 per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:

Initial public offering price per share.....................             $   8.00
Net tangible book value per share at December 31, 1998......  $  (4.00)
Increase per share attributable to new investors............  $   2.19
                                                              --------
Net tangible book value per share after this offering.......             $  (1.81)
                                                                         --------
Net tangible book value dilution per share to new
  investors.................................................             $   9.81
                                                                         ========

     The following table sets forth, as of December 31, 1998, the difference between the number of shares of common stock purchased from Private Business, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors at the public offering price of $8.00 per share for shares purchased in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses:

                                  SHARES PURCHASED      TOTAL CONSIDERATION
                                --------------------   ----------------------   AVERAGE PRICE
                                  NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                ----------   -------   ------------   -------   -------------
Existing stockholders.........  22,126,858     83.6%   $ 69,860,370     66.7%       $3.16
New investors.................   4,350,000     16.4      34,800,000     33.3         8.00
                                ----------    -----    ------------    -----
          Total...............  26,476,858    100.0%   $104,660,370    100.0%
                                ==========    =====    ============    =====

     The foregoing tables assume no exercise of outstanding stock options. The tables exclude 3,287,700 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $5.03 per share, and 2,479,300 shares reserved for future grants under our stock option plan. To the extent that outstanding options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data for the five year period ended December 31, 1998 has been derived from the consolidated financial statements of Private Business, Inc. which have been audited by Arthur Andersen LLP, independent auditors, and are included elsewhere in this prospectus. The selected historical financial data for the quarters ended March 31, 1998 and 1999 is derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and the results of operations. Operating results for the quarter ended March 31, 1999 are not indicative of results for the full year. The selected historical consolidated financial data are not necessarily indicative of results to be expected for any future period and should be read in conjunction with "Management's Discussion and Analysis of the Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto.

                                                                                                       THREE MONTHS
                                                                                                           ENDED
                                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                  -----------------------------------------------    -----------------
                                                   1994      1995      1996      1997      1998       1998      1999
                                                  -------   -------   -------   -------   -------    -------   -------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
Software license................................  $ 2,687   $ 3,283   $ 3,193   $ 2,886   $ 2,947    $   749   $   731
Royalties.......................................    9,656    18,912    29,028    38,450    43,793      9,767    10,430
Maintenance and other...........................      382     1,528     1,767     2,325     4,065        764     1,250
                                                  -------   -------   -------   -------   -------    -------   -------
        Total revenues..........................   12,726    23,722    33,988    43,660    50,805     11,280    12,410
OPERATING EXPENSES:
General and administrative......................    2,908     9,189    10,958    11,835    13,397      3,442     3,381
Selling and marketing...........................    6,761    12,474    12,911    15,867    20,494      4,995     5,653
Research and development........................      252       447       648     1,125       862        196       195
Amortization....................................       10        76       115       189       443         81       231
Other operating.................................      911       443       169       340       312         35        78
Recapitalization charges........................       --        --        --        --    13,781(1)      --        --
                                                  -------   -------   -------   -------   -------    -------   -------
        Total operating expenses................   10,842    22,629    24,801    29,357    49,289      8,750     9,538
                                                  -------   -------   -------   -------   -------    -------   -------
Operating income................................    1,884     1,093     9,187    14,304     1,516      2,530     2,872
OTHER EXPENSES:
Interest expense................................       --        --        --       146     3,405         58     1,900
Minority interest...............................       --        --        --       140       158         11        --
                                                  -------   -------   -------   -------   -------    -------   -------
        Total other expenses....................       --        --        --       287     3,562         68     1,900
                                                  -------   -------   -------   -------   -------    -------   -------
Income (loss) before income taxes...............    1,884     1,093     9,187    14,017    (2,046)     2,461       972
Income tax provision (benefit)..................      115       129       582       743    (2,585)(2)    136       376
                                                  -------   -------   -------   -------   -------    -------   -------
Net income......................................    1,769       964     8,605    13,274       539      2,326       596
Preferred stock dividends and accretion.........       --        --        --        --    (2,204)        --    (1,367)
                                                  -------   -------   -------   -------   -------    -------   -------
Net income (loss) available to common
  stockholders..................................  $ 1,769   $   964   $ 8,605   $13,274   $(1,665)   $ 2,326   $  (771)
                                                  =======   =======   =======   =======   =======    =======   =======
INCOME (LOSS) PER SHARE:
Basic...........................................  $  0.09   $  0.05   $  0.43   $  0.66   $ (0.10)   $  0.12   $ (0.08)
                                                  =======   =======   =======   =======   =======    =======   =======
Diluted.........................................  $  0.09   $  0.05   $  0.42   $  0.65   $ (0.10)   $  0.11   $ (0.08)
                                                  =======   =======   =======   =======   =======    =======   =======
WEIGHTED AVERAGE SHARES USED IN CALCULATING
  EARNINGS PER SHARE:
Basic...........................................   20,000    20,009    20,056    20,056    15,919     20,056    10,128
                                                  =======   =======   =======   =======   =======    =======   =======
Diluted.........................................   20,000    20,054    20,305    20,428    15,919     20,856    10,128
                                                  =======   =======   =======   =======   =======    =======   =======

                                                                                THREE MONTHS
                                                                                    ENDED
                                                               YEAR ENDED         MARCH 31,
                                                              DECEMBER 31,    -----------------
                                                                  1998         1998       1999
                                                              ------------    ------      -----
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
PRO FORMA INFORMATION(3)(4):
Net income (loss) to common stockholders....................    $(2,913)      $1,475      $ 596
                                                                =======       ======      =====
Net income (loss) per common share:
Basic.......................................................    $ (0.14)      $ 0.07      $0.03
                                                                =======       ======      =====
Diluted.....................................................    $ (0.14)      $ 0.07      $0.03
                                                                =======       ======      =====

                                                         AS OF DECEMBER 31,                       MARCH 31, 1999
                                          ------------------------------------------------   -------------------------
                                           1994      1995      1996      1997       1998      ACTUAL    AS ADJUSTED(5)
                                          -------   -------   -------   -------   --------   --------   --------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............  $ 1,149   $ 1,986   $ 6,391   $ 4,816   $    285   $     35      $    35
Working capital.........................     (495)     (550)    2,851     2,772     (7,834)    (9,624)      (4,485)
Total assets............................    3,158     5,466    16,386    20,995     31,596     30,904       30,221
Long-term debt, net of current
  portion...............................       --        --       846     4,078     90,375     89,250       53,226
Redeemable convertible preferred
  stock.................................       --        --        --        --     59,707     59,725           --
Total stockholders' equity (deficit)....      378       937     8,128     8,643   (139,291)  (140,062)     (39,857)

---------------

(1) Consists of charges that we incurred in connection with a series of transactions completed on August 7, 1998 that effectively resulted in our recapitalization. The transactions include a term loan to us from a bank group, our redemption of approximately 9.9 million shares of our outstanding common stock, our issuance of approximately 5.6 million shares of our convertible preferred stock and our acquisition of the minority interests of Private Business Insurance, Inc. Also included in the recapitalization charges are a special one time bonus paid by us to our employees in recognition of services to the company and the fees paid for various services performed relating to the recapitalization, including investment banking, legal and accounting services.
(2) On August 7, 1998, we converted from an S Corporation to a C Corporation. While an S Corporation for the first seven months of 1998, recorded a state tax provision of $451,000. While a C Corporation for the last five months of 1998, we recorded a deferred tax benefit of $2.0 million. At the time of conversion, we recorded a net deferred tax benefit of $1.1 million for the temporary differences that existed as of the conversion date. Thus, for the year we recorded an income tax benefit of $2.6 million.
(3) As a result of our election to be treated as an S Corporation for income tax purposes, we have not been subject to federal income taxes. The unaudited pro forma net income (loss) available for common stockholders represents the estimated net income (loss) that would have been available to common stockholders had we been a C Corporation for income tax purposes for each of the periods presented. In addition, the effect of the conversion of the preferred stock into 11,248,802 shares of common stock and elimination of the preferred stock dividend has been reflected for the periods the preferred stock was outstanding.
(4) Supplemental pro forma diluted net income (loss) per share of $(0.09) for the year ending December 31, 1998 and $0.04 for the quarter ended March 31, 1999 was computed by adjusting the pro forma income (loss) per share as reflected above for the reduction in interest expense after giving effect to the number of shares sold (at the initial public offering price of $8.00 per share) and the private placement of 750,000 shares of common stock at $8.00 per share to certain directors and affiliates of other directors, the aggregate proceeds of which will be used to repay $37.6 million in debt at December 31, 1998 and March 31, 1999, respectively.
(5) The as adjusted column reflects our receipt of the estimated net proceeds from the sale of the 4,350,000 shares of common stock offered at the initial public offering price of $8.00 per share and the sale of 750,000 shares of common stock in a private placement immediately preceding this offering at $8.00 per share, the application of the net proceeds as described in "Use of Proceeds," and conversion of convertible preferred stock to be converted voluntarily upon completion of this offering, after deducting the underwriting discount and estimated offering expenses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of integrated services and products that address the problems faced by community banks in managing accounts receivable financing provided to their small business customers. Our solution to these problems is called Business Manager and is based on software, marketing services and online electronic transaction processing. One element of this solution is our proprietary software that enables our expanding network of over 1,100 client banks to purchase accounts receivable from their small business customers. The banks then process, bill and track those receivables on an ongoing basis. As a major component of our solution, we work with client banks to design, implement and manage the sale of Business Manager accounts receivable financing services to their small business customers. We also give our client banks the option of outsourcing to us their application hosting and transaction processing through secure Internet connections, thereby allowing them to receive accounts receivable information and make funding decisions electronically.

     We generate revenues from three main sources:

     - software license fees from new client banks

     - ongoing royalties earned on client bank purchases of small business accounts receivable

     - maintenance fees and other revenues, comprised primarily of fees received for insurance brokerage services, paper-based form sales, software maintenance fees and processing services

     Software license fees consist of two components: the license fee and the customer training and support fee. These are one-time fees that we earn upon the initial licensing of our Business Manager software to a community bank. Our license agreements are executed with terms ranging from three to five years and are renewable for subsequent terms. We recognize revenues from the license fee at the time of initiation of the agreement and the customer training and support fee ratably over the twelve-month service period subsequent to signing the license agreement. Software license fees for new agreements range from approximately $16,000 to $240,000 and are generally based on the asset size of the client bank.

     There are two types of royalty fees. The first type is earned upon the client bank's initial purchase of a small business' accounts receivable during the first 30 days in our program. The second type is an ongoing royalty fee earned from subsequent period purchases. Both types of fees are based on a percentage of the receivables that a client bank purchases from its small business customers during each month. For the year ended December 31, 1998, ongoing royalty fees represented over 70% of our total revenues.

     Maintenance fees and other revenues include several ancillary products and services we provide to client banks. Annual software maintenance fees are generated from our client banks starting on the first anniversary date of the Business Manager license agreement and annually thereafter. These revenues are recognized ratably over a twelve-month period beginning on the first anniversary date of the agreement. Additionally, since 1995, we have brokered, through our Private Business Insurance subsidiary, credit and fraud insurance products for a national insurance company. We earn fees based on a percentage of the premium that is paid to the insurance company. We also provide a standard set of forms that client banks may purchase and use in the normal course of administering the Business Manager program. Revenues related to these forms are recognized in the period that they are shipped to the client bank. We offer processing services to our client banks for an additional fee based on the volume of transactions processed through the system. We expect revenues from processing services to increase in the future.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship of the identified consolidated statement of operations items to total revenues.

                                                                               THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                                  -----------------------    ----------------
                                                  1996     1997     1998      1998      1999
                                                  -----    -----    -----    ------    ------
                                                                               (UNAUDITED)
Revenues:
  Software license..............................    9.4%     6.6%     5.8%     6.6%      5.9%
  Royalties.....................................   85.4     88.1     86.2     86.6      84.0
  Maintenance and other.........................    5.2      5.3      8.0      6.8      10.1
                                                  -----    -----    -----    -----     -----
          Total revenues........................  100.0    100.0    100.0    100.0     100.0
Operating expenses:
  General and administrative....................   32.2     27.1     26.4     30.5      27.2
  Selling and marketing.........................   38.0     36.3     40.3     44.3      45.6
  Research and development......................    1.9      2.6      1.7      1.7       1.6
  Amortization..................................    0.3      0.4      0.9      0.7       1.9
  Other operating...............................    0.5      0.8      0.6      0.3       0.6
  Recapitalization charges......................     --       --     27.1       --        --
                                                  -----    -----    -----    -----     -----
          Total operating expenses..............   73.0     67.2     97.0     77.6      76.9
Operating income................................   27.0     32.8      3.0     22.4      23.1
Other expenses:
     Interest expense...........................     --      0.3      6.7      0.5      15.3
     Minority interest..........................     --      0.3      0.3      0.1        --
                                                  -----    -----    -----    -----     -----
          Total other expenses..................     --      0.7      7.0      0.6      15.3
                                                  -----    -----    -----    -----     -----
Income (loss) before income taxes...............   27.0     32.1     (4.0)    21.8       7.8
Income tax provision (benefit)..................    1.7      1.7     (5.1)     1.2       3.0
                                                  -----    -----    -----    -----     -----
Net income......................................   25.3%    30.4%     1.1%    20.6%      4.8%
                                                  =====    =====    =====    =====     =====

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

     Software license. Software license fees decreased 2.5% to $731,000 for the three months ended March 31, 1999, compared to $749,000 for the three months ended March 31, 1998. The decrease reflects slightly lower average fees paid with the execution of new license agreements and a slight decrease in the number of new software license agreements sold during the three months ended March 31, 1999. The decrease in the number of new software license agreements reflects a number of contributing factors, including our recent focus on marketing more specifically to banks in targeted areas where we wish to better penetrate the small business market, the fact that as we increase our market penetration it becomes more difficult to add new license agreements from the smaller universe of potential bank clients and increased competition. Software license fees accounted for 5.9% of total revenue for the three months ended March 31, 1999, compared to 6.6% for the three months ended March 31, 1998.

     Royalties. Royalties increased 6.8% to $10.4 million for the three months ended March 31, 1999, compared to $9.8 million for the three months ended March 31, 1998. This increase resulted from additional funding through the Business Manager program. Royalties accounted for 84.0% of total revenue for the first three months ended March 31, 1999, compared to 86.6% for the three months ended March 31, 1998. Program funding increased 8% to $1.3 billion for the first three months ended March 31, 1999, compared to $1.2 billion for the first three months ended March 31, 1998.

     Maintenance and other. Maintenance and other fees increased 63.7% to $1.2 million for the three months ended March 31, 1999, compared to $764,000 for the three months ended March 31, 1998. Insurance fees increased 99.2% to $701,000 for the three months ended March 31, 1999, compared to $352,000 for the three months ended March 31, 1998. This increase primarily resulted from increased participation of client banks and small businesses in our credit and fraud insurance programs. Software maintenance fees increased 62.5% to $140,000 for the three months ended March 31, 1999, compared to $86,000 for the three months ended March 31, 1998. The increase in software maintenance fees reflects renewals of contracts with banks which were new participants the previous year. Maintenance and other fees accounted for 10.1% of total revenue for the first three months ended March 31, 1999, compared to 6.8% for the three months ended March 31, 1998.

     Total revenues. As a result of the changes in the foregoing revenue categories, total revenues increased 10.0% to $12.4 million for the three months ended March 31, 1999, compared to $11.3 million for the three months ended March 31, 1998.

     General and administrative. General and administrative expenses include the cost of our executive, finance, human resources, information services, support services, administrative functions and general operations. General and administrative expenses decreased 1.8% for the three months ended March 31, 1999, compared to the three months ended March 31, 1998.

     Selling and marketing. Selling and marketing expenses include the cost of wages and commissions paid to our dedicated business development and bank sales forces, travel costs of the dedicated sales force, recruiting for new personnel, and marketing fees associated with direct and telemarketing programs. Selling and marketing expenses increased 13.2% to $5.7 million for the three months ended March 31, 1999, compared to $5.0 million for the three months ended March 31, 1998. This increase is primarily due to the hiring of 22 additional sales staff and additional marketing programs provided to client banks.

     Research and development. Research and development expenses include the direct costs associated with developing new versions of the Business Manager system. Research and development costs decreased slightly to $195,000 for the three months ended March 31, 1999, compared to $196,000 for the three months ended March 31, 1998.

     Amortization. Amortization costs include the cost of amortizing intangible assets, including trademarks and the associated costs of goodwill and debt issuance costs related to our recapitalization in 1998. Amortization increased 185.5% to $231,000 for the three months ended March 31, 1999, compared to $81,000 for the three months ended March 31, 1998. The increase is primarily related to increased amortization of debt issuance costs associated with our recapitalization transaction.

     Other operating expenses. Other operating expenses include property taxes and other miscellaneous costs associated with providing support and services for bank clients. Other operating expenses increased 120.6% to $78,000 for the three months ended March 31, 1999, compared to $35,000 for the three months ended March 31, 1998. The increase is primarily related to a full period of operating expenses and property taxes associated with the property.

     Operating income. As a result of the above factors, our operating income increased 13.5% to $2.9 million for the three months ended March 31, 1999, compared to $2.5 million for the three months ended March 31, 1998.

     Interest expense. Interest expense increased $1.8 million to $1.9 million for the three months ended March 31, 1999, compared to $58,000 for the three months ended March 31, 1998. This increase was primarily due to $95 million of new long-term debt incurred in connection with our recapitalization transaction completed in August 1998. Total indebtedness as of March 31, 1999 was $96.3 million compared to $4.1 million as of March 31, 1998.

     Minority interest expenses. Minority interest expenses consisted of the share of the earnings of Private Business Insurance allocated to its minority stockholders. Concurrent with the closing of the recapitalization transaction completed in August 1998, we purchased the minority interest in Private Business Insurance; therefore no minority interest expense was incurred for the three months ended March 31, 1999.

     Income tax provision. The income tax provision was $376,000 for the three months ended March 31, 1999, compared to $136,000 for the three months ended March 31, 1998. The tax provision is related to utilization of a portion of the Company's net operating loss carryforwards and decreases in other deferred tax assets.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Software license. Software license fees increased 2.1% to $2.9 million for the year ended December 31, 1998, compared to $2.9 million for the year ended December 31, 1997. This slight increase was primarily due to larger average fees paid with the execution of new license agreements, partially offset by a decrease in the number of new license agreements entered into in 1998. The decrease in the number of new software license agreements reflects a number of contributing factors, including our recent focus on marketing more specifically to banks in targeted areas where we wish to better penetrate the small business market, the fact that as we increase our market penetration it becomes more difficult to add new license agreements from the smaller universe of potential bank clients and increased competition. The average fee increased in 1998 to $17,400 from $13,500 in 1997. Software license fees accounted for 5.8% of total revenues for the year ended December 31, 1998, compared to 6.6% for the year ended December 31, 1997. This decrease is primarily due to more rapid growth of royalties and maintenance and other revenues.

     Royalties. Royalties increased 13.9% to $43.8 million for the year ended December 31, 1998, compared to $38.5 million for the year ended December 31, 1997. This increase resulted from larger amounts of receivables purchased through Business Manager, partially offset by a decrease in the average fee per receivable charged by our client banks to their small business customers, of which we receive a percentage. The decrease in the average fee is primarily due to an increase in the average size of the receivables portfolio purchased by our client banks. Receivables purchased by our client banks increased 21.7% to approximately $5.6 billion for the year ended December 31, 1998, compared to approximately $4.6 billion for the year ended December 31, 1997. As a percentage of total revenues, royalties decreased to 86.2% for the year ended December 31, 1998, from 88.1% for the year ended December 31, 1997, primarily due to a greater increase in maintenance and other revenues during the same period.

     Maintenance and other. Maintenance and other fees increased 74.9% to $4.1 million for the year ended December 31, 1998, compared to $2.3 million for the year ended December 31, 1997. Insurance fees increased 151.0% to $2.4 million for the year ended December 31, 1998, compared to $943,000 for the year ended December 31, 1997. This increase primarily resulted from increased participation of client banks and small businesses in our credit and fraud insurance programs. Revenues from the sale of forms to client banks decreased 13.7% to $515,000 for year ended December 31, 1998, compared to $597,000 for the year ended December 31, 1997. This decrease resulted from our client banks utilizing their own business forms. Software maintenance fees, which were initially introduced as part of our standard license agreement in 1995, increased 57.4% to $441,000 for the year ended December 31, 1998, compared to $280,000 for the year ended December 31, 1997. This increase resulted from more client banks completing their first anniversary of participation in the Business Manager program as compared to the year ended December 31, 1997. Processing fees increased by $160,000 to $176,000 for the year ended December 31, 1998, compared to $16,000 for the year ended December 31, 1997. This increase resulted from increased marketing of our processing capabilities and a significant increase in the utilization of our processing services by our client banks. Other miscellaneous revenues increased 15.9% to $568,000 for the year ended December 31, 1998, from $490,000 for the year ended December 31, 1997. As a percentage of total revenues, maintenance and other revenues increased to 8.0% for the year ended December 31, 1998, from 5.3% for the year ended December 31, 1997.

     Total revenues. As a result of changes in the foregoing revenue categories, total revenues increased 16.3% to $50.8 million for the year ended December 31, 1998, compared to $43.7 million for the year ended December 31, 1997.

     General and administrative. General and administrative expenses increased 13.2% to $13.4 million for the year ended December 31, 1998, compared to $11.8 million for the year ended December 31, 1997. This increase was primarily due to the hiring of 54 additional employees to support our expanding client base, projected growth and new product initiatives. General and administrative expenses as a percentage of total revenues decreased to 26.4% for the year ended December 31, 1998 from 27.1% for the year ended December 31, 1997.

     Selling and marketing. Selling and marketing expenses increased 29.2% to $20.5 million for the year ended December 31, 1998, compared to $15.9 million for the year ended December 31, 1997. This increase was primarily due to the hiring of 31 additional business development sales personnel, additional marketing programs and additional travel expenses associated with our expanded marketing efforts. The increases in sales personnel and marketing programs are primarily to expand our efforts to market Business Manager to small business customers in our existing client banks' markets. Additionally, we have expanded our efforts to market to client banks our outsourcing of the processing function. Selling and marketing expenses as a percentage of total revenues increased to 40.3% for the year ended December 31, 1998 from 36.3% for the year ended December 31, 1997.

     Research and development. Research and development expenses decreased 23.3% to $862,000 for the year ended December 31, 1998, compared to $1.1 million for the year ended December 31, 1997. This decrease reflects the reassignment of employees previously dedicated to software development. This reassignment resulted from the expansion of our electronic commerce and processing services. Research and development expenses as a percentage of total revenues decreased to 1.7% for the year ended December 31, 1998 from 2.6% for the year ended December 31, 1997.

     Amortization. Amortization expenses include the cost of amortizing intangible assets, including trademarks and the associated costs of goodwill and debt issuance costs related to our recapitalization in 1998. Amortization increased 134.6% to $443,000 for the year ended December 31, 1998, compared to $189,000 for the year ended December 31, 1997. The increase is primarily related to $5.7 million of goodwill and debt issuance costs associated with our recapitalization transaction completed in August 1998.

     Other operating expenses. Other operating expenses include property taxes and other miscellaneous costs associated with providing support and services to our client banks. Other operating expenses remained relatively constant at $312,000 for the year ended December 31, 1998, compared to $340,000 for the year ended December 31, 1997.

     Recapitalization charges. Recapitalization charges were $13.8 million for the year ended December 31, 1998. These expenses consisted of special one time bonuses totaling $10.0 million to employees and $3.8 million of transaction related fees, including investment banking, legal and accounting fees. As a group, our officers received approximately $7.9 million of the special one-time bonus.

     Operating income. As a result of the above factors, our operating income decreased 89.4% to $1.5 million for the year ended December 31, 1998, compared to $14.3 million for the year ended December 31, 1997. Excluding recapitalization charges of $13.8 million, operating income would have been $15.3 million for the year ended December 31, 1998, representing an increase of 6.9% over the comparable prior year period.

     Interest expense. Interest expense increased $3.3 million to $3.4 million for the year ended December 31, 1998, from $146,000 for the year ended December 31, 1997. This increase was primarily due to $95.0 million of new long-term debt incurred in connection with our recapitalization transaction completed in August 1998.

     Minority interest expenses. Minority interest expenses increased $17,000 to $158,000 for the year ended December 31, 1998, from $140,000 for the year ended December 31, 1997. Minority interest expense consists of the share of the earnings of Private Business Insurance allocated to its minority stockholders. Concurrent with the closing of the recapitalization transaction completed in August 1998, we purchased the minority interest in Private Business Insurance.

     Income tax provision (benefit). The income tax benefit was $2.6 million for the year ended December 31, 1998 compared to a tax provision of $743,000 for the year ended December 31, 1997. This change is a result of our conversion from an S Corporation to a C Corporation during 1998. In 1997, the entire tax provision was for state income taxes, whereas in 1998, the tax benefit consisted of a benefit recorded at the time of conversion of $1.1 million and a benefit of $2.0 million for the net operating loss incurred during the C Corporation period in 1998 offset by a state income tax provision of $451,000 during the 1998 S Corporation period.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Software license. Software license fees decreased 9.6% to $2.9 million for the year ended December 31, 1997, compared to $3.2 million for the year ended December 31, 1996. This decrease reflects lower average fees paid upon the execution of new license agreements. Software license fees accounted for 6.6% of total revenues for the year ended December 31, 1997, compared to 9.4% for the year ended December 31, 1996.

     Royalties. Royalties increased 32.4% to $38.4 million for the year ended December 31, 1997, compared to $29.0 million for the year ended December 31, 1996, primarily due to an increase in the amount of receivables purchased by our client banks during the same period. As a percentage of total revenues, royalties increased to 88.1% for the year ended December 31, 1997, from 85.4% for the year ended December 31, 1996.

     Maintenance and other. Maintenance and other revenues increased 31.6% to $2.3 million for the year ended December 31, 1997, compared to $1.8 million for the year ended December 31, 1996. Insurance fees increased 251.8% to $943,000 for the year ended December 31, 1997, compared to $268,000 for the year ended December 31, 1996. This increase primarily resulted from increased participation of our client banks and small businesses in our credit and fraud insurance programs. Revenues from the sale of forms to our client banks decreased 8.4% to $597,000 for year ended December 31, 1997, compared to $651,000 for the year ended December 31, 1996. This decrease resulted from our client banks utilizing their own business forms. Software maintenance fees increased 198.3% to $280,000 for the year ended December 31, 1997, compared to $94,000 for the year ended December 31, 1996. This increase represents additional software maintenance fees charged to client banks at the end of the first year of service on the Business Manager program. Processing fees increased to $16,000 for the year ended December 31, 1997, compared to none for the year ended December 31, 1996. This increase resulted from the commencement of our processing services offering in 1997. Other miscellaneous revenues decreased 35.1% to $490,000 for the year ended December 31, 1997, from $754,000 for the year ended December 31, 1996. As a percentage of total revenues, maintenance and other revenues increased to 5.3% for the year ended December 31, 1997, from 5.2% for the year ended December 31, 1996.

     Total revenues. As a result of the changes in the foregoing revenue categories, total revenues increased 28.4% to $43.7 million for the year ended December 31, 1997, compared to $34.0 million for the year ended December 31, 1996.

     General and administrative. General and administrative expenses increased 8.0% to $11.8 million for the year ended December 31, 1997, compared to $11.0 million for the year ended December 31, 1996. This increase was primarily due to the hiring of additional employees to support our expanding client base and new product initiatives. General and administrative expenses as a percentage of total revenues decreased to 27.1% for the year ended December 31, 1997 from 32.2% for the year ended December 31, 1996.

     Selling and marketing. Selling and marketing expenses increased 22.9% to $15.9 million for the year ended December 31, 1997, compared to $12.9 million for the year ended December 31, 1996. This increase was primarily due to the hiring of additional dedicated sales personnel and the expansion of our existing marketing programs. Selling and marketing expenses as a percentage of total revenues decreased to 36.3% for the year ended December 31, 1997 from 38.0% for the year ended December 31, 1996.

     Research and development. Research and development expenses increased 73.6% to $1.1 million for the year ended December 31, 1997, compared to $648,000 for the year ended December 31, 1996. This increase reflects the personnel costs associated with the additional staff hired for the production of new releases of Business Manager. Research and development expenses as a percentage of total revenues increased to 2.6% for the year ended December 31, 1997 from 1.9% for the year ended December 31, 1996.

     Amortization. Amortization expenses include the cost of amortizing intangible assets, including trademarks and the costs of capitalized software development. Amortization increased 63.9% to $189,000 for the year ended December 31, 1997, compared to $115,000 for the year ended December 31, 1996. This increase was primarily due to additional capitalized software development costs.

     Other operating expenses. Other operating expenses increased 102.0% to $340,000 for the year ended December 31, 1997, compared to $169,000 for the year ended December 31, 1996. This increase resulted from the payment of additional property taxes on real estate purchased in the last quarter of 1996.

     Operating income. As a result of the above factors, our operating income increased 55.7% to $14.3 million for the year ended December 31, 1997, compared to $9.2 million for the year ended December 31, 1996.

     Interest expense. Interest expense was $146,000 for the year ended December 31, 1997. This interest expense was associated with debt incurred for the construction of our corporate headquarters. We had no interest expense for the year ended December 31, 1996.

     Minority interest expenses. Minority interest expenses were $140,000 for the year ended December 31, 1997. These minority interest expenses were attributable to our majority-owned subsidiary, Private Business Insurance, becoming profitable in 1997. We had no minority interest expenses for the year ended December 31, 1996.

QUARTERLY INFORMATION

     The following tables set forth our unaudited financial data for each of the last eight quarters, including such amounts expressed as a percentage of total revenues. This unaudited quarterly information has been prepared on the same basis as the consolidated financial statements and, in the opinion of management, reflects all adjustments (consisting of normal recurring entries) necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                       QUARTER ENDED
                                  ---------------------------------------------------------------------------------------
                                  JUNE 30,   SEP. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEP. 30,   DEC. 31,   MARCH 31,
                                    1997       1997       1997       1998        1998       1998       1998       1999
                                  --------   --------   --------   ---------   --------   --------   --------   ---------
                                                                      (IN THOUSANDS)
Revenues:
  Software license............... $   902    $   637    $   771     $   749    $   688    $   640    $   869     $   731
  Royalties......................   9,332     10,209     10,748       9,767     11,117     11,359     11,549      10,430
  Maintenance and other..........     487        643        663         764        938      1,083      1,280       1,250
                                  -------    -------    -------     -------    -------    -------    -------     -------
        Total revenues...........  10,721     11,490     12,182      11,280     12,744     13,083     13,698      12,410
Operating expenses:
  General and administrative.....   2,900      2,916      2,883       3,442      3,476      3,243      3,168       3,381
  Selling and marketing..........   4,255      3,986      4,209       4,995      5,434      5,022      5,153       5,653
  Research and development.......     281        270        270         196        177        185        152         195
  Amortization...................      47         47         47          81        151        234         88         231
  Other operating................      88         88         88          35         45        104        127          78
  Recapitalization charges.......      --         --         --          --         --     13,761         20          --
                                  -------    -------    -------     -------    -------    -------    -------     -------
        Total operating
          expenses...............   7,571      7,307      7,497       8,750      9,282     22,548      8,708       9,538
                                  -------    -------    -------     -------    -------    -------    -------     -------

                                                                       QUARTER ENDED
                                  ---------------------------------------------------------------------------------------
                                  JUNE 30,   SEP. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEP. 30,   DEC. 31,   MARCH 31,
                                    1997       1997       1997       1998        1998       1998       1998       1999
                                  --------   --------   --------   ---------   --------   --------   --------   ---------
                                                                      (IN THOUSANDS)
Operating income (loss)..........   3,150      4,183      4,685       2,530      3,461     (9,466)     4,991       2,872
Other expenses:
  Interest expense...............       6         70         70          58         77      1,264      2,006       1,900
  Minority interest..............      27         34         62          10        115         31         --          --
                                  -------    -------    -------     -------    -------    -------    -------     -------
        Total other expenses.....      33        104        132          68        192      1,296      2,006       1,900
                                  -------    -------    -------     -------    -------    -------    -------     -------
Income (loss) before income
  taxes..........................   3,116      4,078      4,553       2,461      3,269    (10,762)     2,985         972
Income tax provision (benefit)...     203        240        159         136        185     (1,704)    (1,202)        376
                                  -------    -------    -------     -------    -------    -------    -------     -------
Net income (loss)................ $ 2,913    $ 3,838    $ 4,394     $ 2,326    $ 3,084    $(9,058)   $ 4,187     $   596
                                  =======    =======    =======     =======    =======    =======    =======     =======

                                                                       QUARTER ENDED
                                  ---------------------------------------------------------------------------------------
                                  JUNE 30,   SEP. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEP. 30,   DEC. 31,   MARCH 31,
                                    1997       1997       1997       1998        1998       1998       1998       1999
                                  --------   --------   --------   ---------   --------   --------   --------   ---------
Revenues:
  Software license...............     8.4%       5.5%       6.3%        6.6%       5.4%       4.9%       6.3%        5.9%
  Royalties......................    87.0       88.9       88.2        86.6       87.2       86.8       84.3        84.0
  Maintenance and other..........     4.5        5.6        5.4         6.8        7.4        8.3        9.3        10.1
                                  -------    -------    -------     -------    -------    -------    -------     -------
        Total revenues...........   100.0      100.0      100.0       100.0      100.0      100.0      100.0       100.0
Operating expenses:
  General and administrative.....    27.1       25.4       23.7        30.5       27.3       24.8       23.1        27.2
  Selling and marketing..........    39.7       34.7       34.6        44.3       42.6       38.4       37.6        45.6
  Research and development.......     2.6        2.3        2.2         1.7        1.4        1.4        1.1         1.6
  Amortization...................     0.4        0.4        0.4         0.7        1.2        1.8        0.6         1.9
  Other operating................     0.8        0.8        0.7         0.3        0.4        0.8        0.9         0.6
  Recapitalization charges.......      --         --         --          --         --      105.2        0.1          --
                                  -------    -------    -------     -------    -------    -------    -------     -------
        Total operating
          expenses...............    70.6       63.6       61.5        77.6       72.8      172.4       63.6        76.9
                                  -------    -------    -------     -------    -------    -------    -------     -------
Operating income (loss)..........    29.4       36.4       38.5        22.4       27.2      (72.4)      36.4        23.1
Other expenses:
  Interest expense...............     0.1        0.6        0.6         0.5        0.6        9.7       14.6        15.3
  Minority interest..............     0.3        0.3        0.5         0.1        0.9        0.2         --          --
                                  -------    -------    -------     -------    -------    -------    -------     -------
        Total other expenses.....     0.3        0.9        1.1         0.6        1.5        9.9       14.6        15.3
                                  -------    -------    -------     -------    -------    -------    -------     -------
Income (loss) before income
  taxes..........................    29.1       35.5       37.4        21.8       25.7      (82.3)      21.8         7.8
Income tax provision (benefit)...     1.9        2.1        1.3         1.2        1.5      (13.0)      (8.8)        3.0
                                  -------    -------    -------     -------    -------    -------    -------     -------
Net income (loss)................    27.2%      33.4%      36.1%       20.6%      24.2%     (69.2)%     30.6%        4.8%
                                  =======    =======    =======     =======    =======    =======    =======     =======

SEASONALITY

     We have generally realized lower revenues and income in the first quarter and, to a lesser extent, in the second quarter of the year. We believe that this is primarily due to a general slowdown in economic activity following the fourth quarter's holiday season and more specifically a decrease in purchased receivables by our client banks. Therefore, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparison cannot be relied upon as indicators of our future performance. Due to the relatively fixed nature of costs such as personnel, facilities and equipment costs, our revenue decline in a quarter will typically result in lower profitability for that quarter.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our growth primarily through investments from stockholders and funds generated from operations.

     Our operating activities used cash for the three months ended March 31, 1999 and for the year ended December 31, 1998 of $1.7 million and $1.2 million, respectively, and provided cash for the years ended December 31, 1997 and 1996 of $12.7 million and $10.2 million, respectively. In 1999, our operating cash was used primarily for employee salaries and wages and interest expense related to the credit facility. In 1998, our operating cash was used primarily by employee salaries and wages, the recapitalization charges and costs associated with debt origination fees. In 1998, our main sources of operating cash were attributable to revenues generated from client banks. In 1997 and 1996, cash from operating activities was generated primarily by our net income.

     Cash used in investing activities was approximately $669,000, $6.7 million, $4.9 million, and $5.2 million for the three months ended March 31, 1999 and the years ended December 31, 1998, 1997 and 1996, respectively. This cash was used primarily for capital expenditures in the ordinary course of business. Cash was also used to purchase the minority interests of Private Business Insurance in 1998. Our capital expenditures relate primarily to purchases of furniture, fixtures and equipment and, in 1997 and 1996, to the construction of our corporate facilities. We expect that our cost of purchases of property and equipment will increase as our employee base grows and as we expand our processing and electronic commerce capabilities. We did not have any material commitments for capital expenditures as of March 31, 1999.

     Additionally, in 1996, we purchased approximately 13.2 acres of land for approximately $1.9 million and began the construction of our corporate office building. In concert with the construction, we entered into an agreement with SunTrust Bank for a construction loan of approximately $4.1 million. Upon completion of the building project, the construction loan converted into a five year term loan at a rate of interest equal to LIBOR plus 1.6%. This loan was repaid upon the completion of the recapitalization on August 7, 1998.

     Cash provided by financing activities totaled $2.1 million for the three months ended March 31, 1999, which consisted of proceeds from our credit facility partially offset by repayments of long-term debt. Cash provided by financing activities totaled $3.4 million for the year ended December 31, 1998, which consisted of the proceeds from our credit facility and the sale of our preferred stock, offset by cash used to redeem a portion of the shares of common stock held by our stockholders, to fund an escrow account for potential indemnification claims in connection with the recapitalization transaction and to pay dividends to our common stockholders. Cash used in financing activities totaled approximately $9.4 million during 1997, primarily due to distributions to stockholders totaling approximately $12.8 million to fund their individual income tax liabilities associated with our S Corporation taxable income, offset by cash provided by the proceeds from a construction loan from SunTrust Bank of approximately $3.3 million incurred in connection with our purchase of real estate. In 1996, cash used in financing activities totaled approximately $569,000, primarily due to distributions to stockholders totaling approximately $1.4 million, offset by cash provided by the proceeds from a construction loan from SunTrust Bank of approximately $846,000.

     On August 7, 1998, Private Business and its current stockholders consummated three related transactions which collectively resulted in our recapitalization:

     - the redemption on a pro rata basis from our stockholders of 9,927,502 shares of our common stock, which represented 49.5% of the then-outstanding common stock, for an aggregate purchase price of $138,340,358 or $13.95 per share

     - the execution of a $110,000,000 credit facility with Fleet National Bank and other lenders

     - the issuance of 5,624,404 shares of newly authorized Series A convertible preferred stock for an aggregate purchase price of $60,000,000

     After the recapitalization, the common stockholders owned approximately 50.5% and the convertible preferred stockholders owned approximately 49.5% of Private Business.

     The proceeds from the issuance of the convertible preferred stock and the credit facility were used primarily to fund the redemption and repay mortgage indebtedness. In addition, we used a portion of the proceeds to pay aggregate special one time bonuses totaling $10.0 million to our employees. These special one time bonuses were paid to all 347 persons who were our employees on the date the bonuses were determined. Our Board of Directors determined that given the past history of modest fixed salaries and bonuses and commensurate with our increased value as reflected by the recapitalization, our employees were entitled to significant special one time bonuses. The remaining proceeds from the issuance of the convertible preferred stock and the credit facility were used for general working capital purposes, including the payment of fees and expenses related to the recapitalization.

     Under the credit facility, Private Business borrowed approximately $95.0 million at the closing of the redemption. The credit facility provides for a term loan in the amount of $40.0 million, a separate term loan in the amount of $55.0 million, and a revolving line of credit in the amount of $15.0 million, including a $3.0 million sublimit for swing line advances and a $2.0 million sublimit for standby letters of credit. The credit facility bears interest in accordance with a grid pricing formula based on the achievement of various financial ratios. The formula calls for advances to bear interest ranging from 0.25% to 1.50% above prime rate and for other advances to bear interest ranging from 1.50% to 2.75% above the Eurodollar rate.

     The $40.0 million loan is generally repayable in quarterly installments which increase annually until the sixth anniversary of the loan. The $55.0 million loan is repayable in equal quarterly installments until December 31, 2004, at which time the required quarterly payments increase dramatically until maturity. The revolver bears an annual commitment fee and matures concurrently with the $40.0 million loan. As of March 31, 1999, Private Business had $38.5 million outstanding under the $40.0 million loan at 7.50%, $54.8 million outstanding under the $55.0 million loan at 7.75%, $3.0 million outstanding under the revolver at 9% and no outstanding letters of credit.

     The credit facility is secured by a pledge of all of our assets. The common stockholders and some of the preferred stockholders also entered into negative pledge agreements by which they agreed not to pledge or encumber their shares of our capital stock prior to repayment of the credit facility in full or a qualified public offering of our capital stock. The credit facility limits our ability to incur additional indebtedness beyond that incurred in connection with our recapitalization, except for:

     - debt used to purchase property or equipment in the ordinary course of business

     - up to $2.0 million in capitalized leases

     - up to $1.0 million in unsecured debt

     The credit facility also imposes financial covenants and requirements on us and contains limitations on our ability to sell material assets, redeem capital stock and pay dividends, among other actions.

     As of March 31, 1999, we had a deficit in working capital of approximately $9.6 million compared to a working capital deficit of approximately $7.8 million as of December 31, 1998. The change in working capital resulted primarily from an increase in short-term borrowings partially offset by decreases in accounts payable and accrued liabilities; and a decrease in accounts receivable. As of December, 1998, we had a deficit in working capital of approximately $7.8 million as compared to working capital of $2.8 million and $2.9 million at December 31, 1997 and 1996, respectively. The change in working capital from December 31, 1998 to December 31, 1997 resulted primarily from increases in restricted cash, which represents an escrow account for potential indemnification claims in connection with the recapitalization transaction, accounts payable and accrued liabilities, the current portion of our credit facility and dividends payable.


     We intend to use all of the net proceeds generated from this offering and the private placement to certain directors and affiliates of other directors of 750,000 shares of our common stock at $8.00 per share immediately prior to this offering to reduce our indebtedness. All outstanding preferred stock will be converted into common stock at the time of this offering and all accrued dividends will be forfeited automatically upon the conversion. These two events, in conjunction with this offering, will reduce our working capital requirements for future periods. Although cash flows from operations were negative for the quarter ended March 31, 1999 and the year ended December 31, 1998, we believe that future operating cash flows, subsequent to the offering and with reduced interest expense on long-term debt and without the special non-recurring bonuses paid in connection with the 1998 recapitalization, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 18 months.


     We may, in the future, acquire businesses or products complementary to our business, although we cannot be certain that any such acquisitions will be made. The need for cash to finance additional working capital or to make acquisitions may cause us to seek additional equity or debt financing. We cannot be certain that such financing will be available, or that our need for higher levels of working capital will not have a material adverse effect on our business, financial condition or results of operations.

YEAR 2000 COMPLIANCE

     The term "year 2000 issue" refers to the necessity of converting computer information systems so that such systems recognize more than two digits to identify a year in any given date field and are thereby able to differentiate between years in the 20th and 21st centuries ending with the same two digits (e.g. 1900 and 2000). We have performed tests of all major functionality within the Business Manager software, specifically those areas which utilize date fields. Our tests show that the Business Manager software is year 2000 compliant.

     We have established a task force to review our exposure to potential year 2000 issues. The task force has and will continue to coordinate the identification, evaluation, and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on or disruption to our business operations. We are also evaluating non-system issues relative to the year 2000 and beyond.

     We have communicated with our suppliers, client banks, financial institutions and others to assess their year 2000 compliance. We will continue to assess the potential impact in the event of non-compliance. Based on these communications we believe the potential failure of third parties' systems will not have a material adverse impact on our operations, cash flows or financial condition.

     We have completed several projects as part of planned upgrades or replacements of our hardware and information systems and as part of our year 2000 compliance plan. We believe that the implementation of these projects had the effect of making our hardware and information systems year 2000 compliant.

     During 1998, we spent approximately $100,000 to upgrade hardware and software systems we identified as not being year 2000 compliant. We do not anticipate expenditures related to year 2000 to be material during 1999. The projected costs for 1999 are based upon management's best estimates, which were derived utilizing numerous assumptions of future events. There can be no guarantee, however, that these cost estimates will be achieved, and actual results could differ materially. Based on our efforts, we believe that our hardware and information systems will be year 2000 compliant by October 1999.

     As part of our year 2000 preparations, we have identified our most reasonably likely worst case scenario as having some of our client banks and their small business customers not achieving year 2000 compliance. We do not currently believe that a lack of year 2000 compliance by some of our client banks and their small business customers will have a material adverse effect on our operations, cash flows or financial condition.

NEW PRONOUNCEMENTS

     SFAS 130, "Reporting Comprehensive Income" establishes standards for displaying comprehensive income and its components in our consolidated financial statements. Comprehensive income encompasses all changes in stockholders equity with the exception of those transactions arising with its owners. The adoption of this pronouncement had no material effect on our results of operations.

     SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments in our annual consolidated financial statements and requires reporting selected information about operating segments in interim financial reports. The standard also establishes requirements for related disclosure about our products and services, geographic areas and major customers. We operate in one industry segment, and accordingly, the adoption of this pronouncement had no effect on our presentation of operating results or financial position.

MARKET RISK

     Foreign currency, commodity price and other relevant market risks. Our revenues and expenses are both generated and denominated in United States Dollars, and as such, changes in exchange rates will not have an impact on our operating results, financial position or cash flows. We do not maintain any investments in commodities and as such do not have any risk exposures. There are no other relevant market risks that we have identified that could have a material impact on our operating results, financial position or cash flows.

     Interest rate risk. Our exposure to market risk for changes in interest rates relate primarily to our long-term debt obligations totaling $94.1 million at December 31, 1998. These long-term debt obligations expire in 2004 and 2006. In the event that interest rates associated with these debt obligations were to increase 100 basis points, the impact on future cash flows would be approximately $940,000.

INFLATION

     We do not believe that inflation has had a material effect on our results of operation. There can be no assurance, however, that our business will not be affected by inflation in the future.

                                    BUSINESS

GENERAL

     Private Business is a leading provider of integrated services and products that address the problems faced by community banks in managing accounts receivable financing provided to their small business customers. Our solution to these problems is called Business Manager and is based on software, marketing services and online electronic transaction processing. One element of this solution is our proprietary software that enables our expanding network of over 1,100 client banks to purchase accounts receivable from their small business customers. The banks then process, bill and track those receivables on an ongoing basis. As a major component of our solution, we work with client banks to design, implement and manage the sale of Business Manager accounts receivable financing services to their small business customers. We also give our client banks the option of outsourcing application hosting and transaction processing. In this case, we host the Business Manager software in our data center and provide transaction processing services from our facilities. The client banks are able to receive accounts receivable information and make funding decisions electronically through secure Internet connections to our data center. Business Manager uses Windows-based technology and is easy-to-use, flexible and scalable.

     Business Manager has been endorsed by the American Bankers Association, through its subsidiary, Corporation for American Banking, since 1994. The American Bankers Association employs a competitive process in endorsing products, including conducting interviews with banks and customers regarding the product. Only 16 companies have the American Bankers Association's endorsement, and Business Manager is the only product of its type that has received the endorsement.

     As a complement to Business Manager, we advise and train our client banks concerning risk management procedures and offer insurance products that mitigate their exposure to fraud and non-payment. We assume none of the payment risk in the bank's purchase of receivables; all such risk falls upon the client banks and their small business customers.

     The Business Manager solution benefits both our client banks and their small business customers. The solution introduces our client banks to a new type of high margin fee generating service, helping them attract new small business customers and enhance existing customer relationships. Business Manager also provides small business customers with access to a new type of bank financing.

     Typically, we provide our services under exclusive long-term contracts with client banks with terms ranging from three to five years. We receive initial fees for set-up and ongoing royalty payments equal to a percentage of every receivable purchased by the banks from their small business customers. During 1998, approximately 70% of our revenue resulted from ongoing royalty payments.

     During 1998, our network of client banks purchased approximately $5.6 billion of accounts receivable from approximately 8,500 small businesses.

INDUSTRY BACKGROUND

     The primary drivers of our business are:

     - the growing acceptance of electronic commerce among community banks and small businesses

     - the need for alternative financing for small businesses

     - the desire of community banks to attract and retain small business customers using alternative financing products

     Electronic Commerce Services for the Financial Sector. The market for electronic commerce products and services in the United States has grown dramatically in recent years. A large portion of the electronic commerce services and infrastructure has been provided by third-party vendors and outsourcing companies. The financial sector has been a major user of outsourced electronic commerce services. Examples of outsourced electronic commerce applications in this sector include electronic authorization, processing and settlement of credit card transactions and electronic data interchange.

     Most of the outsourced electronic commerce activity in the financial sector has focused on servicing the larger merchants and businesses. However, small businesses have many of the same needs as do large businesses and also some unique needs particularly suited for electronic commerce outsourcing. While small businesses have taken advantage of outsourcing and/or electronic commerce services such as credit card and merchant services, other services generally have been unavailable in the small business credit and cash management market.

     Financing for Small Businesses. Dun & Bradstreet tracks about 10.9 million small businesses in the U.S. with less than $25 million of annual sales. Private Business believes that approximately six million of these businesses are potential prospects for the Business Manager system based on their size, industry and receivables patterns. We target small businesses with up to $25 million in sales. We focus on small businesses that extend credit to customers, particularly in the manufacturing, trucking and transportation, wholesale distribution, health services, retail and business services industries. Our ideal target markets are small businesses with more than $100,000 in receivables. We believe that, for many of these small businesses, the need for working capital is a significant obstacle to growth, and that these businesses spend much time, money and effort on receivables and cash management. Many of these small businesses are growing rapidly and are financially sound, but are not eligible for sufficient traditional bank financing. For example, some businesses are too new or operate in industries or geographic areas that make the bank uncomfortable with the security typically available in a traditional lending environment. In other cases, businesses have reached their bank's credit limit for traditional bank financing.

     Despite the fact that the small business sector provides a very large and potentially profitable market opportunity, financial services providers have encountered difficulty in managing cost effective sales and support of targeted financial services to small businesses. Community banks have generally provided basic financial services such as business deposit accounts and credit card merchant services and, in some instances, traditional lines of credit to small businesses. However, these banks typically have been unable to provide to small businesses more sophisticated cash management products such as accounts receivable or lease financing services.

     The Community Bank Market. In response to the competitive pressures arising from deregulation and consolidation, many community banks are adapting their business practices to meet these new challenges. According to the Federal Deposit Insurance Corporation ("FDIC"), strategies for coping with these pressures may include:

     - outsourcing business functions

     - expanding the use of non-traditional financing

     - partnering with non-bank service providers

     - emphasizing personalized services and developing niches or specialty offerings to serve a broader customer base

     At the same time, given the limited asset base of community banks and the need to improve margins, the adoption of these strategies must take into account the need to control operating expenses, maintain proper risk control and minimize operating complexity.

OUR SOLUTION, BUSINESS MANAGER

     Business Manager is an integrated solution that includes software, targeted marketing services, online transaction processing, and ongoing support. Business Manager enables the management of accounts receivable financing for community banks, from the purchase of receivables from small businesses to the ongoing processing, billing and tracking of these receivables. The banks either process the transactions themselves or outsource this activity to our in-house processing facility. To automate the process further, we offer electronic links to the banks and their small business customers through secure connections to our Internet communications infrastructure.

     Our extensive network of local business development managers helps our client banks develop new marketing strategies and facilitate the market penetration of Business Manager. Following the initial sale of Business Manager to our client banks, our business development managers help our client banks design, implement and manage the sale of the Business Manager accounts receivable financing program to the client banks' small business customers and prospects. Utilizing a database of likely small business customers of the program, the business development manager generally works directly with the client banks' commercial loan officers to target and meet with qualified small business customers as part of the direct sale of the program to these businesses. Once the client bank has signed up a new small business customer, our business development managers continue to work with the small business customer in conjunction with the bank loan officer to ensure proper implementation and post-implementation support. We also help design the appropriate procedures and controls to successfully implement Business Manager in order to minimize risk to our client banks.

     Business Manager allows banks to provide differentiated, high margin financial services to their existing small business customers and to new prospects without incurring the cost of internal technology development and additional personnel. Business Manager can benefit our client banks by:

     - increasing their revenues with high margin fee income

     - creating additional relationships with their existing small business customers

     - attracting new small business customers

     - improving access to small business customers' financial information, enabling better credit decisions

Business Manager can also benefit a bank's small business customers by:

     - improving cash flow and making funds available for growth

     - providing customized aging, sales and customer balance reports

     - reducing management time, effort and cost associated with billing and tracking receivables

     - improving receivables tracking and payment by involving the bank

STRATEGY

     We intend to grow our business by implementing the following strategies:

     Increase the Number of Business Development Managers. We intend to hire more business development managers in order to expand into additional geographic areas and increase the penetration of Business Manager in currently covered regions. Our experience indicates that increasing the number of business development managers relative to the number of client banks results in increased business development manager productivity. During 1998, we increased the number of business development managers for Business Manager by over 20%, and we intend to increase the number of business development managers by approximately 45% in 1999.

     Expand and Market Our In-house Processing and Service Capabilities. We are expanding our processing and service center in Williamson County, Tennessee. With expanded capability, we intend to increase our marketing of the processing and service center. Our processing and service center provides our client banks with an outsourcing alternative for processing and customer service and allows for quick implementation of Business Manager with minimum training while reducing the need of our client banks to assign or hire dedicated staff. These features assist in the retention of existing client banks and in the attraction of new client banks. Furthermore, use of the processing and service center eliminates restrictions on the growth of Business Manager due to a client bank's difficulty in adding staff or office space. We believe that a growing number of our new client banks will use the processing and service center.

     Expand Electronic Commerce Services. We are expanding our electronic commerce offering by hiring new electronic commerce specialists, enhancing our Internet communications infrastructure and more actively marketing our electronic commerce services. Our 14 electronic commerce specialists work directly with our client banks and their small business customers to implement browser based electronic communications through our Internet server between the small business and the bank. We intend to hire seven additional electronic commerce specialists in 1999. Additionally, we are upgrading our Internet communications infrastructure to improve security, scalability, redundancy and availability. We are also actively marketing our capabilities in every new sale of Business Manager to increase adoption of our electronic commerce solution. To date, approximately 225 banks and 550 small business customers use these services.

     Continue to Broaden Product and Services Offerings. We are successfully using our sales and distribution channel to offer new products and services to our expanding network of over 1,100 client banks. For example, we have introduced credit and fraud insurance, database marketing services, and industry focused applications for the medical and dental markets. In 1999, we intend to offer key man life insurance, point of sale communications systems and leasing services of equipment for small businesses. This equipment could be office equipment such as computers, printers or telephone equipment or other equipment such as forklifts or moving equipment, depending upon the particular needs of the small businesses. Additionally, with the enhancement of our Internet communications infrastructure, we intend to establish a small business focused Internet portal providing relevant business information and enabling communications and commerce among small businesses. In addition, we intend to use this channel to market additional products and services to small businesses.

     Target Major Metropolitan Areas Through Our Private Business Capital Subsidiary. With a sales presence in Philadelphia, Chicago, Atlanta and Los Angeles, our Private Business Capital subsidiary markets the Business Manager solution directly to small businesses in major metropolitan markets. We intend to increase the number of dedicated sales managers in Private Business Capital from seven to 26 during 1999. Though Private Business typically offers these financing opportunities to local client banks, we also work with regional and national funding sources to provide financing if our client banks are unable to participate.

     Pursue Strategic Acquisitions and Alliances. The market for financial services offered to small businesses through community banks is fragmented, and our industry is still in its formative stage. We believe there is an opportunity for strategic transactions such as acquisitions, alliances or other partnerships to broaden our product portfolio and assist us in delivering our services efficiently. We intend to actively evaluate and pursue strategic transactions to better position our business. We have no current commitments or understandings with respect to any material acquisitions.

SUMMARY OF THE BUSINESS MANAGER PROCESS

     The following diagram describes the typical process through which we deliver our solution.
                                    (CHART)

(1) We sign up a new bank for the Business Manager solution and train the bank personnel. We assign a business development manager to help market Business Manager to small businesses.

(2) The bank signs up a small business customer for Business Manager.

(3) The small business customer generates receivables in the normal course of business.

(4) The small business customer submits its receivables to the bank for purchase.

(5) The bank pays the small business customer cash for the face value of the receivables, less a discount that the bank keeps for its services and less a percentage of the face value of the receivables, which is paid into a reserve account. The bank pays part of its discount to us.

(6) The purchaser of goods or services pays the receivable directly to the bank. In the event that the purchaser of goods or services does not pay the bank within a designated period, the small business customer repurchases the receivable.

(7) At the end of each month, the reserve account is adjusted to reflect the condition of the receivables.

PRODUCTS & SERVICES

     We provide the following products and services through our Business Manager solution:

     Marketing Services. We provide comprehensive marketing services to client banks as a key part of the Business Manager solution. We analyze a bank's market area using our extensive database and provide a detailed assessment of the market opportunity for Business Manager in a given geographic area. A business development manager uses this market analysis to help the client bank sell Business Manager to small businesses.

     At March 31, 1999, we employed approximately 111 full-time business development managers, including eight regional managers. Each business development manager is responsible for two to 20 banks, depending on bank size and market potential, with the typical business development manager responsible for ten banks. The business development manager and the client bank work together, using the market analysis, to develop a prospect list of the bank's small business customers who would be likely Business Manager users. The master prospect list is prioritized, and, together, the client bank and a business development manager approach the businesses on that list. As a follow-up, a business development manager periodically contacts small business customers on the system to help the client bank to retain the small business customer.

     Business Manager Software. We develop, update and support the Business Manager software, a Windows-based software package installed at the client banks, that enables banks to purchase and manage accounts receivable from their small business customers. Business Manager provides over 50 detailed reports to keep the client bank and the small business owner informed about the performance and aging of the receivables. In addition, Business Manager's software enables the client bank to periodically verify customers' receivables balances for risk control purposes.

     Processing Services. Our processing and service center can perform for the client bank and its small business customers all the processing and service functions that would normally be performed by the client bank's operations staff. With this option, the processing and service center provides all data entry, account set-up, batch processing, lock box maintenance, preparation and mailing of statements and verification letters, invoicing and response to customer service inquiries. The client bank retains the decision making responsibility for credit underwriting and for monitoring the small business' daily financial transaction activity.

     Electronic Commerce Capabilities. We provide electronic commerce capabilities that enable data exchange between the small business customer, our client banks and our service center. This enables small business customers to deliver new invoice information electronically and have this information accessed by our client banks through a Web browser. The small business can upload this data directly from their accounting software such as Peachtree or Quickbooks or input this data into a predetermined form provided through the Internet server and accessible via a Web browser. Our Internet communications infrastructure provides the gateway to a central repository for this information. This infrastructure also enables small businesses to access critical cash management reports online through their Web browser. We believe this capability reduces the time and cost of processing new invoices for the small business and enhances our client banks' relationships with their small business customers.

     Risk Management Procedures. The Business Manager solution also assists client banks with credit risk management. Controlled management of credit-worthy businesses' receivables under Business Manager provides an additional level of security for client banks including multiple payment sources:

     - Underwriting Control. The client bank decides which businesses participate in the Business Manager system and approves limits on the amount of receivables to be purchased from those businesses.

     - Monitoring Capability. Information provided by the Business Manager software enables the bank to monitor the payment performance of the receivables, to detect trends in the business that may impact the bank's risk, and to facilitate verification of receivables owed.

     - Primary Source of Payment. The receivables purchased by the bank are the primary source of payment. In most cases, a small business' customer makes payment of the receivables directly to the client bank.

     - Reserve. As the client bank buys receivables from small businesses, a portion of the purchase price is paid to a reserve account to protect the client bank against potential losses on the receivables. The reserve is adjusted each month to reflect the condition of the receivables.

     - Repurchase Obligation. The small business maintains ultimate responsibility for accounts receivable collection, and receivables that age beyond a designated period (typically 90 days) are repurchased by the small business. Client banks may require additional collateral and personal guarantees to secure the repurchase obligation.

     Credit and Fraud Insurance. Our insurance brokerage subsidiary offers two insurance products for the Business Manager solution. Both products are primarily underwritten by Continental Credit, an affiliate of CNA Financial Corporation and one of the nation's major multi-line insurers. Accounts receivable credit insurance protects the client bank and/or its small business customers from default in payment of the receivable. Fraud insurance protects the client bank from two types of fraudulent acts by the client banks' commercial business customers: fraudulent invoices and diversion of customer payments.

TRAINING AND SUPPORT

     We conduct a variety of training activities for our client banks. This training is designed to give bank personnel detailed operating knowledge of the Business Manager solution and the roles that both bank and Private Business personnel play in the system's success for a particular client bank.

     An initial two-day training session is conducted approximately 40 times per year at our corporate training center by experienced members of our training and bank services departments. These sessions encompass training for both bank credit officers and for process coordinators who operate the Business Manager software. Process coordinators receive detailed instruction and practical training in effective utilization of the Business Manager software. Credit officers learn how Business Manager relationships are developed as well as how they are underwritten, documented, and monitored. Newly licensed banks send both a credit officer and a process coordinator to this training prior to implementation of the program, and banks may send additional personnel to these sessions for training or re-training at any time. In addition, both beginning and advanced software training for bank process coordinators is offered throughout the year at various locations around the country.

     Other bank credit officers and relationship managers periodically receive training in the business development and risk control aspects of the program, either at the bank site or at mini-conferences held at various locations around the country.

     In addition to training, Private Business offers a variety of support services to its client banks, including:

     - Technical Support. We maintain a technical support department that handles approximately 30,000 calls annually and is available five days a week from 7 am to 7 pm (Central Standard Time) to field questions from client banks and resolve any problems that may be encountered during processing.

     - Field Support. Our six regionally placed field support technicians visit a client bank periodically to examine its processing procedures, and they are available for on-site troubleshooting.

     - Electronic Commerce Specialists. We have 14 electronic commerce specialists that help banks and small business customers set up secure Internet connections to the processing facility in the bank or to our own processing and service center. These specialists also assist small business customers in facilitating electronic communication between their accounting systems and the processing facilities.

     - Bank Services. Our bank services department, comprised of three former commercial bankers, works with client banks on a variety of banking issues that arise related to the Business Manager solution, including dealing with regulatory issues, documentation, credit policies, risk control and operational issues.

     - Reference Guide. We provide full documentation in our reference guide as a comprehensive resource for the ongoing operation of the Business Manager solution. This reference guide serves as a source book for answers to day-to-day questions about the software, as well as credit and operations issues.

SALES AND MARKETING

     Our sales effort is focused on marketing Business Manager to banks and their small business customers.

     Our dedicated bank sales force of 16 sales professionals (at March 31, 1999) targets community banks, primarily those which have assets of $1 billion or less. As of September 30, 1998, there were 8,527 FDIC insured commercial banks with total assets less than $1 billion. These sales professionals utilize our database marketing tools to provide a detailed analysis of small businesses that are likely candidates for the Business Manager product in the prospect bank's market area.

     Once a bank has licensed Business Manager, one of our approximately 105 business development managers works with the bank, combining the bank's customer list with our prospect analysis and creating a prioritized master prospect list. Our business development managers and our network of banks together form a channel for the sale of Business Manager to small businesses.

     We also have eight dedicated direct sales professionals (at March 31, 1999) as part of our Private Business Capital subsidiary. These sales professionals market directly to small businesses in major metropolitan markets. Though Private Business typically offers these financing opportunities to local client banks, we also work with regional and national funding sources to provide financing if our client banks are unable to participate.

     We also employ six marketing professionals (at March 31, 1999) who are responsible for the design and production of internal and external marketing materials. These marketing professionals also attend trade shows and coordinate various marketing programs, such as direct mail campaigns and conferences.

CUSTOMERS AND CONTRACTS

     As of December 31, 1998, Business Manager was licensed to over 1,100 banks. No client bank contributed more than five percent of our revenue in 1996, 1997 or 1998. As of December 31, 1998, over 8,500 small businesses had signed agreements with our client banks to sell their accounts receivable.

     The typical licensing agreement between Private Business and a client bank provides that the bank pay an initial fee upon execution of the agreement and an annual maintenance fee on each anniversary date thereafter. In addition, the license agreement provides that the bank pay a fee equal to a percentage of the receivables purchased by the bank from a new small business customer during the first thirty days after signing such small business customer. Thereafter, the license agreement provides for a monthly ongoing fee based on a percentage of the discount charged against the receivables purchased from each small business customer.

     The licensing agreements generally have terms of three to five years plus provisions that the bank pay ongoing fees on all accounts transferred to a similar program for a period of 48 months after termination.

     If we provide the processing services to the bank, there is a processing addendum to the licensing agreement which generally has a one year term and automatically renews for successive one year terms unless terminated. The processing addendum provides for set up fees and transaction processing fees. The processing addendum includes a confidentiality provision with respect to all information received from the client bank relating to the small business customer and its accounts.

     We also provide client banks with a form Business Manager agreement to be used between the client bank and its small business customers. Private Business is not a party to this agreement, but the general form of the agreement provides that the bank will purchase up to a set amount of the small business' accounts receivable for the face amount less a discount. The Business Manager agreement provides that the bank will establish an interest bearing reserve account for the benefit of the small business and will deposit a portion (generally between ten percent and 20 percent) of the face amount of each receivable purchased into such reserve account. The agreement further provides that the bank may require the small business to repurchase all or any portion of any receivable if any minimum payment remains unpaid after a designated period (generally 90 to 120 days). These agreements have a term of one year and are automatically extended for additional one year periods, but may be terminated without penalty upon 60 days written notice.

TECHNOLOGY

     The Business Manager software program is a PC-based system written primarily in Smalltalk and "C." It is capable of running in stand-alone mode or supporting multiple users on Novell or Microsoft NT networks. It exists both in a full 32 bit version and a version utilizing Win32s. This enables the software to run under Windows 3.1, Windows 95/98, or Windows NT. For reporting, it relies on the Crystal Reports report writer. It requires at least 32 MB of RAM and approximately 25 MB of disk space to install. Disk space needed for usage varies with the size of the bank's portfolio, but is usually under 200 MB. Upgrades to the program are released periodically and generally no less than annually. Private Business also has the ability to handle non-PC-based small businesses. As of March 31, 1999, we had 20 people engaged in software engineering, product development and quality assurance.

     Our processing and service facility receives invoice information from businesses, via our Internet server and uses a PC-based server system to process this information. The processing and service center uses fail-safe fiber ring communications and is connected to two separate telecommunications service providers. The facility has a back-up power generator used in case of power outage.

COMPETITION

     The market for small business financial services is intensely competitive, fragmented and rapidly changing. We believe that we compete effectively as a result of our highly trained and motivated sales force as well as the functionality of Business Manager.

     We face primary competition from companies offering products similar to Business Manager to banks. Only a limited number of companies offer solutions similar to Business Manager. We believe that we are the largest of such companies offering these services in terms of revenue and number of client banks.

     We also compete with banks that use their internal information technology departments to develop proprietary systems or purchase software from third parties to offer similar services to small businesses, and with providers of traditional sources of financing to small businesses such as lines of credit, amortizing loans and factoring. Many banks and other traditional providers of financing are much larger and more established than Private Business. Most providers of traditional sources of financing and banks have already established relationships with small businesses, may be able to leverage their relationships to discourage these customers from purchasing Business Manager or persuade them to replace our products with their products.

     We expect that competition will increase as other established and emerging companies enter the accounts receivable financing market, as new products and technologies are introduced and as new competitors enter the market. In addition, as we develop new services, such as equipment leasing, we may begin competing with companies with whom we have not previously competed. Increased competition may result in price reductions, lower profit margins and loss of our market share, any of which could materially adversely affect our business, financial condition and operating results.

EQUIPMENT AND FACILITIES

     We own a 36,000 square foot modern corporate office building in Brentwood, Tennessee, situated on approximately 5.1 acres of land. This building houses our executive offices as well as administration/operations and other staffs. We lease approximately 23,500 square feet of office space in Brentwood, Tennessee and Franklin, Tennessee for processing, insurance and some staff offices. We recently sold approximately 8.1 acres of undeveloped land adjacent to the corporate office to a developer who will build a new building. We will lease approximately 45,000 square feet of office space in this building on a long-term basis. We intend to move our processing and service center into the new building which will replace our currently leased space and allow for future expansion. We expect to occupy the new facility in mid to late 2000.

EMPLOYEES

     At March 31, 1999, Private Business employed 352 people, four of whom were part-time employees. We have 141 employees involved in direct sales, marketing and business development activities.

LEGAL PROCEEDINGS

     From time to time, Private Business is subject to claims and suits arising in the ordinary course of business. We are not currently a party to any proceeding which, in management's opinion, would have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth information regarding Private Business's Directors, executive officers and key employees as of March 31, 1999.

NAME                                      AGE                   POSITION
----                                      ---                   --------
Directors and Executive Officers
William B. King.........................  54    Chairman of the Board
Jerry L. Cover..........................  47    President, Chief Executive Officer and
                                                  Director
Fred P. Read............................  44    Vice President -- Finance and Chief
                                                  Financial Officer
Joseph T. Stewart.......................  59    Chief Operating Officer
Jeffrey R. Cantwell.....................  41    Chief Technical Officer
Thomas L. Black.........................  47    Director
Gary W. Cage............................  54    Director
Brian J. Conway.........................  40    Director
Bruce R. Evans..........................  40    Director
Gregory A. Thurman......................  50    Director
Key Employees
C. Paul Sims............................  48    Senior Vice President -- Director of
                                                  Bank Services
Will Martin.............................  55    Senior Vice President -- Corporate
                                                  Development
Stephen D. Giddens......................  48    Senior Vice President -- Director of
                                                  Business Development
James Wrigley...........................  36    Senior Vice President -- Director of
                                                  Bank Sales
R. Paul McCulloch.......................  40    President of Private Business Insurance
Deborah C. Taylor.......................  33    Vice President -- Recruiting and Human
                                                  Resources
Tea K. Hoffmann.........................  35    Vice President -- General Counsel
Paul Wholley............................  42    Vice President -- Director of Client
                                                  Services
James T. Quinn..........................  38    Vice President -- Director of Sales for
                                                  Private Business Capital

     William B. King co-founded Private Business in 1991 and has served as Chairman of the Board since that time. In 1970, he co-founded Madison Financial Corporation, a provider of marketing products and services to community banks. Mr. King sold Madison Financial Corporation in 1986 and served as chairman of the board of its successor FISI*Madison Financial Corporation from 1986 to 1995. Mr. King is a private investor, and he has served as a major stockholder, director and/or chairman of a number of privately-held companies during the past five years. He currently serves as a director of one publicly-held company, Harbinger Corporation, Atlanta, Georgia.

     Jerry L. Cover joined Private Business in 1991 and currently serves as President, Chief Executive Officer and Director. Mr. Cover served as our Executive Vice President and Chief Operating Officer from 1994 until 1997 and has served as President and a Director since

1997. He was elected Chief Executive Officer in 1999. Prior to joining Private Business, Mr. Cover owned and operated small businesses for 17 years.

     Fred P. Read joined Private Business in 1995 and has served as Vice President -- Finance since that time. Mr. Read became Chief Financial Officer in 1998. Prior to joining Private Business, Mr. Read served as division controller/chief financial officer of Columbia/HCA Information Services, Inc., in Nashville, Tennessee, the information services subsidiary of Columbia/HCA Corporation, from 1986 through 1995.

     Joseph T. Stewart joined Private Business in November 1998 as Senior Vice President and currently serves as Chief Operating Officer. Prior to joining Private Business, Mr. Stewart served as chief operating officer of PMT Services Inc., a merchant credit card acquiring company, from 1996 until 1998 and served as executive vice president of First Data Corp. from 1985 until 1996.

     Jeffrey R. Cantwell joined Private Business in 1993 as Vice
President -- Research and Development and currently serves as Chief Technical Officer, a position which he has held since 1997. Prior to 1993, Mr. Cantwell was a member of the faculty of the Electrical Engineering Department at Vanderbilt University for more than seven years.

     Thomas L. Black co-founded Private Business in 1991 and has served as a Director since that time. Mr. Black currently serves as chief executive officer of Imagic Corporation, Nashville, Tennessee, a check imaging software company, and as chief executive officer of Tecniflex Inc. in Republic, Missouri, a check processing equipment maintenance and servicing company. Mr. Black served as our Chief Executive Officer from 1991 until 1995.

     Gary W. Cage has served as a Director since March 1999. Mr. Cage currently serves as president, chief executive officer and director of Monarch Dental Corporation, Dallas, Texas, a dental services company. He served as chief operating officer of Monarch from 1996 to 1997 and, from 1992 to 1996, Mr. Cage served as chief financial officer, senior vice president, treasurer and secretary of EmCare Holdings, Inc., in Dallas, Texas, a provider of management services to emergency physicians.

     Brian J. Conway has served as a Director since August 1998. He has been a managing director or partner of TA Associates, Inc., a private equity investment firm in Boston, Massachusetts, or its predecessor since 1988, and was an associate at the firm from 1984 through 1988.

     Bruce R. Evans has served as a Director since August 1998. Since 1991, Mr. Evans has been a general partner of Summit Partners, a venture capital firm in Boston, Massachusetts where he has been employed since 1986. Mr. Evans serves as a director of Pediatrix Medical Group, Inc., Omtool, Ltd., DSET Corporation and several privately-held companies.

     Gregory A. Thurman co-founded Private Business in 1991 and has served as a Director since that time. He served as our President from 1995 until 1997. From 1990 to 1995, he served as chief executive officer and President of FISI*Madison Financial Corporation. Since March 1999, he has been the chairman of the board of Journal Communications, Inc., a magazine publishing company in Franklin, Tennessee.

     C. Paul Sims joined Private Business in 1994 and currently serves as Senior Vice President and Director of Bank Services. Prior to joining Private Business, Mr. Sims spent 19 years in the banking industry, including 13 years with Union Planters National Bank, during which he served as Regional President of Union Planters National Bank in Nashville and Regional Executive Vice President of the bank for the Middle Tennessee area.

     Will Martin joined Private Business in 1998 and has served as Senior Vice President for Corporate Development since that time. Prior to joining Private Business, Mr. Martin served as a founding partner in a Nashville, Tennessee law firm from 1975 until 1993. Mr. Martin served as Deputy Assistant Secretary for International Affairs at the National Oceanic and Atmospheric Administration in Washington, D.C. from 1993 until 1998.

     Stephen D. Giddens joined Private Business in 1992 as a Business Development Manager and assumed his current position in 1997. Prior to joining Private Business, Mr. Giddens served as Director of Business Development with Quaker Oats, Inc. in Chicago from 1982 until 1992.

     James Wrigley joined Private Business in 1994 as a Bank Sales Representative for the Midwest region. In 1995, he served as a National Bank Sales Representative for Private Business before becoming Director of Bank Sales in 1996. Prior to joining Private Business, Mr. Wrigley worked in several sales and management positions for Dun & Bradstreet Information Services.

     R. Paul McCulloch joined Private Business in 1995 to head Private Business Insurance. Prior to joining Private Business, Mr. McCulloch was President of Crump Financial Services of Nashville from 1990 until 1995. Mr. McCulloch also worked as a Vice President and Manager at Swett and Crawford Insurance Brokers from 1985 until 1990.

     Deborah C. Taylor joined Private Business in 1993 in her current position as Vice President -- Recruiting and Human Resources. Prior to joining Private Business, Ms. Taylor spent more than ten years in the sales industry.

     Tea K. Hoffmann joined Private Business in 1993 as a Business Development Manager before assuming the position of General Counsel in 1994. Prior to joining Private Business, Ms. Hoffmann worked for the Tennessee Criminal Court of Appeals and as an attorney for a Nashville law firm.

     Paul Wholley joined Private Business in 1992 as a Bank Sales Representative in the northeast United States and in 1998 assumed the position of Vice President -- Director of Client Services. Prior to joining Private Business, Mr. Wholley held sales and management positions with Southwestern Publishing Company and Versyss, Inc.

     James T. Quinn joined Private Business in 1995 as a Business Development Manager in the northeast United States before becoming Vice
President -- Director of Sales for Private Business Capital in 1998. Mr. Quinn spent over ten years in sales and sales management positions including six years experience as a district sales manager for Southwestern Company.

     Upon the completion of this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Cover and Thurman will be Class 1 Directors, Messrs. Black, Conway and King will be Class 2 Directors and Messrs. Cage and Evans will be Class 3 Directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the director or directors of the same class whose terms are then expiring. The initial terms of the Class 1 Directors, Class 2 Directors and Class 3 Directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during calendar years 2000, 2001, and 2002, respectively. Each officer serves at the discretion of the Board of Directors.

BOARD COMMITTEES

     The Audit Committee consists of Messrs. Black, Thurman and Cage. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by Private Business's independent public accountants and reviews and evaluates Private Business's control functions.

     The Compensation Committee consists of Messrs. Black, Evans, and King. The Compensation Committee administers the issuance of stock options under Private Business's stock option plan, makes recommendations regarding Private Business's nonqualified stock options and various incentive compensation and benefit plans and determines salaries for the executive officers and incentive compensation for employees and consultants of Private Business.

DIRECTOR COMPENSATION

     Commencing upon completion of this offering, non-employee directors will receive $1,000 cash compensation for each board meeting they attend. Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings. In March 1999, Mr. Cage, an independent director who does not own any of our stock, was granted an option to purchase 20,000 shares of our common stock at an exercise price per share equal to the initial public offering price. No other non-employee directors have received stock option grants. Mr. Cover, Private Business's only employee director, received his stock option grants for his service as an employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to March 1999, Private Business did not have a Compensation Committee of the Board of Directors, and the entire board participated in all compensation decisions. During 1998, Mr. Cover was an officer of Private Business, as well as a director. In March 1999, the Board formed Private Business's Compensation Committee to review and recommend to the Board the compensation and benefits for Private Business's executive officers and administer Private Business's stock option plan. No members of the Compensation Committee are employees of Private Business.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation we paid during the fiscal year ended December 31, 1998 to Private Business's Chief Executive Officer and the two other most highly compensated executive officers serving at December 31, 1998, who received compensation in excess of $100,000 in fiscal 1998:

                         SUMMARY COMPENSATION TABLE (1)

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                          ANNUAL COMPENSATION        SECURITIES
                                       --------------------------    UNDERLYING    OTHER ANNUAL
NAME AND PRINCIPAL POSITION            YEAR    SALARY     BONUS       OPTIONS      COMPENSATION
---------------------------            ----   --------   --------   ------------   ------------
Jerry L. Cover.......................  1998   $202,000   $150,000      40,000      $3,002,132(2)
  Chief Executive Officer              1997    154,802    118,000      90,000
                                       1996    133,725     75,000      60,000
Fred P. Read.........................  1998    101,305     40,000      16,000         202,441(2)
  Chief Financial Officer              1997     85,125     25,000      14,000
                                       1996     75,308     12,000       6,000
Jeffrey R. Cantwell..................  1998    100,100     35,000      20,000         249,766(2)
  Chief Technical Officer              1997     89,007     30,000      18,000
                                       1996     85,808     25,000      12,000

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by these executive officers which are available generally to all salaried employees of Private Business and perquisites and other personal benefits received by these executive officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Mr. Cover, Mr. Read and Mr. Cantwell received special one time bonuses in 1998 in conjunction with our recapitalization in recognition of their contributions to the company as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" on page 27. These bonuses do not represent the customary incentive structure of Private Business.

     Option Grants. The table below provides information on grants of stock options pursuant to Private Business's option plans during the 1998 fiscal year to the named executive officers. Additional grants have been made to officers, directors and other employees since December 31, 1998. Private Business grants no stock appreciation rights.

           OPTION GRANTS IN THE FISCAL YEAR ENDING DECEMBER 31, 1998

                                                    INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                 -------------------------------------------------------       VALUE AT ASSUMED
                                 NUMBER OF    PERCENT OF TOTAL                                 ANNUAL RATES OF
                                 SECURITIES       OPTIONS         EXERCISE                 STOCK PRICE APPRECIATION
                                 UNDERLYING      GRANTED TO          OR                       FOR OPTION TERM(2)
                                  OPTIONS       EMPLOYEES IN     BASE PRICE   EXPIRATION   ------------------------
NAME                              GRANTED       FISCAL YEAR      ($/SHARE)       DATE          5%           10%
----                             ----------   ----------------   ----------   ----------   ----------    ----------
Jerry L. Cover.................    40,000           8.4%(1)       $ 5.334     09/01/2008    $134,181      $340,041
Fred P. Read...................    16,000           3.4%(1)         5.334     09/01/2008      53,672       136,016
Jeffrey R. Cantwell............    20,000           4.2%(1)         5.334     09/01/2008      67,090       170,020

---------------

(1) Percentages are based on a total of 474,000 options granted to employees, officers and directors in fiscal 1998.
(2) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of Private Business's common stock price.

     Option Exercises and Values. The table below provides information as to exercises of options by Messrs. Cover, Read and Cantwell during the 1998 fiscal year under the option plans and the year-end value of unexercised options.

               OPTION HOLDINGS AND FISCAL YEAR END OPTION VALUES

                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED              IN-THE-MONEY
                                               OPTIONS AT                     OPTIONS AT
                                            DECEMBER 31, 1998              DECEMBER 31, 1998
                                       ---------------------------   -----------------------------
NAME                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----                                   -----------   -------------   -----------     -------------
Jerry L. Cover.......................    141,000        145,000      $988,933(1)      $769,988(1)
Fred P. Read.........................     10,500         29,500        65,365(1)       129,255(1)
Jeffrey R. Cantwell..................     35,250         40,750       247,851(1)       187,729(1)

---------------

(1) Options are classified as "in-the-money" if the market value of the underlying common stock exceeds the exercise price of the option. The per share value of such in-the-money options is the difference between the option exercise price and $8.00, the initial public offering price. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon the exercise of options will be based on the per share market price of the common stock at the time of exercise and are thus dependent upon future performance of the common stock.

NON-QUALIFIED STOCK OPTION AGREEMENTS

     As of May 14, 1999 Private Business has issued non-qualified option agreements to purchase an aggregate of 1,767,000 shares of its common stock to a number of its employees, providing them with an equity interest in Private Business and the opportunity to benefit from any appreciation in the value of our stock. Also as of May 14, 1999 options to purchase 5,000 shares had been exercised. These options were not issued pursuant to a plan and are considered non-qualified options as that phrase is described in Treasury Regulation Section 1-83-7. The options are evidenced by individual stock option agreements.

     Each stock option agreement specifies when each option vests and the exercise price for each option. Payment for shares of Private Business common stock to be issued upon exercise of an option may be made, at the discretion of the Board of Directors, either in cash, common stock or unexercised portions of vested options. Options are nontransferable, other than by will or the laws of descent and distribution. Generally, under each stock option agreement, the option terminates on the earlier of ten years from the date such option is granted or the employee's termination.

     The number of shares of common stock that may be granted under the stock option agreements or the options granted thereunder will be proportionately adjusted in the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting our common stock.

     Generally, in the event an optionee is terminated by reason of retirement, disability, or death, the option will immediately become vested and the optionee or his or her representative may exercise the option for twelve months following termination or until the expiration of the term of the option, whichever occurs first. If the employment of an optionee is terminated for "cause," as defined in the stock option plan, any unexercised options held by optionee will expire. In the event the option holder is terminated for any reason other than disability, death or cause, the holder may exercise his or her option for three months following termination or the expiration of the stated term of the option, whichever occurs first.

     The stock option agreements provide that options will be fully vested immediately prior to a change of control of Private Business. A change in control occurs in the event of a merger or consolidation with another corporation resulting in less than 75% of the outstanding voting securities of the surviving or resulting corporation being owned by the former stockholders of Private Business, a sale of all or substantially all of our assets to another corporation which is not a wholly-owned subsidiary, or a person acquiring more than 60% of the outstanding voting securities of Private Business.

1999 STOCK OPTION PLAN

     Under Private Business's 1999 Amended and Restated Stock Option Plan, incentive and non-qualified stock options to purchase shares of our common stock are available for grant to our employees and other service providers, providing them with an equity interest in Private Business and the opportunity to benefit from any appreciation of the value of such stock. The stock option plan allows for both incentive stock options and nonqualified stock options to purchase in the aggregate up to 4,000,000 shares of our common stock to be granted by the Board of Directors. As of May 14, 1999, we had granted options to purchase 1,520,700 shares at the initial public offering price.

     The stock option plan is administered by the compensation committee of the Board of Directors. Subject to some limitations, this committee has the authority to determine the recipients of options, the number of shares of common stock to be issued upon exercise of each option, the exercise periods of each option and conditions subject to which options may be exercised.

     The stock option plan provides that the exercise price of an incentive stock option must not be less than 100% of the fair market value of Private Business's common stock on the day the incentive stock option is granted as determined in good faith by the committee. The exercise price of an incentive stock option in the case of an employee who owns stock representing more than ten percent of the total combined voting power of all classes of stock of Private Business must not be less than 110% of the fair market value of Private Business's common stock on the day that incentive stock option is granted. Shares subject to options granted under the stock option plan that expire, terminate or are canceled without having been exercised in full are again eligible for issuance under the stock option plan. The exercise price of a nonqualified stock option will be determined by the committee and may or may not be at the fair market value of the stock. Incentive stock options are nontransferable other than by will or the laws of descent and distribution. However, the Committee may allow nonqualified stock options to be transferred only to members of the holders immediate family members, trusts for the benefit of such family members and entities owned by such family members; provided, however, the holder must not receive any consideration for such a transfer.

     Generally, in the event an incentive stock option holder is terminated as an employee due to disability or death, the holder or his or her representative may exercise any unexercised stock options for a period of one year following termination. If the incentive stock option holder is terminated for any reason other than disability, death, or cause, the holder may exercise his or her incentive stock option for a period of three months following termination. Private Business may allow an incentive stock option to continue beyond the three month period, in which case the incentive stock option will become a nonqualified option. If either an incentive stock option or a nonqualified stock option holder is terminated for "cause," as defined in the stock option plan, the unexercised options expire. If the holder of a nonqualified stock option is terminated for any reason other than for cause, the nonqualified stock option will continue unless otherwise determined by the committee.

     In the event of any sale of or transfer of not less than 50% of Private Business's common stock, the sale of substantially all of the assets of Private Business, or the dissolution or liquidation of Private Business, one-half of an optionee's unvested incentive stock options will become fully vested and be exercisable prior to any such transaction.

401(K) PLAN

     Private Business and its affiliates offer a 401(k) Plan for all eligible employees who are over 18 years of age. Private Business may make matching discretionary contributions and the Board of Directors has authorized a matching contribution for 1998 of 100% of each participant's contributions up to a maximum of $1,000 per participant. No employee may contribute more than 15% of wages to the 401(k) Plan, and employees are limited to a contribution of no more than $10,000. Matching funds vest in the participant's account over a period of seven years of vesting service. The total matching contribution for 1998 was $151,858.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of May 14, 1999 assuming the completion of a private placement of 750,000 shares of common stock immediately prior to this offering, and immediately following the offering by: (1) each person who is known by us to own beneficially more than five percent of our common stock; (2) each director and executive officer named in the Summary Compensation Table; and
(3) all of our directors and executive officers as a group. To our knowledge, each of the persons named in the following table has sole voting and investment power as to the shares shown unless otherwise noted. Unless otherwise noted, the address of each holder listed below is our corporate address.

                                                                    PERCENTAGE OF
                                                                       SHARES        PERCENTAGE OF
                                                                    BENEFICIALLY        SHARES
                                                        SHARES       OWNED PRIOR     BENEFICIALLY
                                                     BENEFICIALLY      TO THE       OWNED AFTER THE
NAME                                                    OWNED        OFFERING(1)      OFFERING(1)
----                                                 ------------   -------------   ---------------
Summit Partners(2)(3)(4)...........................    4,443,297        20.1%            16.7%
TA Associates Group(2)(4)(5).......................    4,443,297        20.1%            16.7%
Thomas L. Black....................................    2,973,718        13.4%            11.2%
William B. King....................................    1,773,044         8.0%             6.7%
The William B. King Jr. Annuity Trust -- 1997......    1,825,674         8.5%             6.9%
Cendant Corporation(2)(4)..........................    1,874,801         8.8%             7.1%
Gregory A. Thurman.................................    2,365,339        10.7%             8.9%
The Gregory A. Thurman Annuity Trust -- 1997.......    1,582,040         7.4%             6.0%
Jerry L. Cover(6)..................................      174,645           *                *
Joseph T. Stewart(6)...............................        6,109           *                *
Fred P. Read(6)....................................       16,941           *                *
Jeffrey R. Cantwell(6).............................       44,275           *                *
Gary W. Cage(6)....................................       20,000           *                *
Brian J. Conway(5).................................       10,462           *                *
Bruce R. Evans(3)..................................    4,443,297        20.1%            16.7%
All directors and officers as a group
  (19 persons)(7)..................................   11,549,581        52.2%            43.6%

---------------

  * Indicates less than one percent
(1) The percentages shown are based on 22,126,858 shares of common stock outstanding prior to the offering and 26,476,858 shares of common stock outstanding after the offering. Pursuant to Rule 13d-3 under the Exchange Act, shares of common stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within 60 days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.
(2) The address for Summit Partners is care of Summit Ventures V, L.P. is 600 Atlantic Avenue, Suite 2800, Boston, MA 02210. The address for TA Associates Group is 125 High Street Tower, Suite 2500, Boston, MA 02110. The address for Cendant Corporation is 6 Sylvan Way, Parsippany, NJ 07054.
(3) Includes 3,441,701 shares held by Summit Ventures V, L.P., 575,500 shares held by Summit V Companion Fund, L.P., 230,201 shares held by Summit V Advisors Fund (QP), L.P., 70,341 shares held by Summit V Advisors Fund, L.P. and 125,554 shares held by Summit Investors III, L.P. Mr. Evans is a general partner of Summit Investors III,

    L.P. and is a member of Summit Partners, LLC, which is the general partner of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Advisors Fund, L.P. Mr. Evans may be deemed to share voting and investment power with respect to all shares held by the partnerships. Mr. Evans disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(4) Summit Partners, TA Associates Group, and Cendant Corporation currently own convertible preferred stock which will be converted into common stock immediately prior to the completion of this offering.
(5) Includes 3,379,255 shares owned by TA/Advent VIII, L.P.; 929,760 shares owned by Advent Atlantic & Pacific III L.P.; 66,747 shares owned by TA Executives Fund LLC; 70,535 shares owned by TA Investors LLC. TA/Advent VIII, Advent Atlantic & Pacific III L.P., TA Executives Fund LLC and TA Investors LLC are part of an affiliated group of investment partnerships referred to, collectively, as the TA Associates Group. The general partner of TA/Advent VIII, L.P. is TA Associates VIII LLC. The general partner of Advent Atlantic & Pacific III L.P. is TA Associates AAP III Partners. TA Associates, Inc. is the general partner of TA Associates AAP III Partners, L.P. and the manager of each of TA Associates VIII, LLC, TA Executives Fund, LLC and TA Investors, LLC is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships. Individually no stockholder, director or officer of TA Associates, Inc. is deemed to have or share voting and investment power. Principals and employees of TA Associates, Inc. (including Mr. Conway, a Director of Private Business) comprise the members of TA Investors LLC. Mr. Conway has a pecuniary interest in 10,462 shares held by TA Investors, LLC.
(6) The amount shown consists of options to purchase shares of common stock. These individuals do not own any shares of common stock.
(7) Includes options to purchase 431,683 shares of common stock.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RECAPITALIZATION TRANSACTION

     General. On August 7, 1998, Private Business and its stockholders consummated three related transactions:

          - the redemption from its stockholders (the "Selling Stockholders") of 9,927,502 shares of its common stock for an aggregate purchase price of $138,340,358 or $13.95 per share

          - a $110,000,000 credit agreement with Fleet National Bank and other lenders

          - the issuance of 5,624,404 shares of newly authorized Series A convertible preferred stock (the "Convertible Preferred") for an aggregate purchase price of $60,000,000. Private Business used the proceeds from the issuance of the Convertible Preferred and the credit facility:

             - to fund the redemption

             - to pay aggregate bonuses of $10,006,000 to employees of Private Business

             - to repay mortgage indebtedness of Private Business

             - for general working capital purposes, including the payment of fees and expenses related to these transactions

     In connection with the recapitalization, Messrs. King, Thurman and Black received $33,787,788, $34,812,433 and $36,861,723, respectively, for the redemption of a portion of their common stock. In addition, Messrs. Cover, Read and Cantwell received special bonuses in conjunction with the recapitalization of $3,002,132, $202,441 and $249,766, respectively.

     The shares acquired by Private Business in the redemption constituted 49.5% of the then-outstanding common stock. An escrow reserve of $5,000,000 of the price paid in the redemption is being held until 30 days after Private Business delivers audited financial statements for its 1999 fiscal year to the holders of the Convertible Preferred (the "Preferred Holders") to secure any claims for indemnification that may be made by the Preferred Holders in connection with the redemption of common stock and the issuance of the Convertible Preferred. To the extent not claimed, the escrow reserve will be distributed to the Selling Stockholders at the conclusion of the escrow period.

     Stockholders Agreement. In connection with the recapitalization, the Preferred Holders and the Selling Stockholders entered into a stockholders agreement on August 7, 1998. The parties to the stockholders agreement are: The William B. King, Jr. Annuity Trust-1997, William B. King, The Gregory A. Thurman Annuity Trust-1997, Gregory A. Thurman, The Carl E. Brasser Annuity Trust-1997, Carl E. Brasser, Tom Black, Kenneth L. Keith, David F. Anderson, TA/Advent VIII, L.P., Advent Atlantic and Pacific III, L.P., TA Investors, LLC, TA Executives LLC, Summit Ventures V, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P., Summit V Companion Fund, L.P., Cendant Corporation, BT Investment Partners, Inc., The John Ryan Tyrrell Trust, The Jack and Sandra Tyrrell Joint Revocable Trust, W. Patrick Ortale, III, Laura Farish, Chadwick Management Trust, Sunapee Securities, Inc., Squam Lake Investors III, L.P., and 1998 GPH Fund, LLC. Prior to a qualified public offering of Private Business's capital stock, the stockholders agreement restricts the sale or transfer of shares of common stock except in limited instances or in compliance with a co-sale procedure which permits Preferred Holders to participate in the proposed sale. A qualified public offering is defined as a registered public offering of common stock in which Private Business receives gross proceeds exceeding $40 million, at a price per share of at least $8.00 (if the offering closes on or before June 30, 1999) or $11.67 (if the offering closes after June 30, 1999) which prices will be adjusted in the event of specified corporate actions. The stockholders agreement also grants "drag-along" rights in which two-thirds of the Preferred Holders can cause the remaining Preferred Holders to participate in significant events such as a merger of Private Business or a sale of stock or substantially all of Private Business's assets. Subject to specified parameters, the stockholders agreement also grants contractual pre-emptive rights to stockholders of Private Business to participate in offerings of capital stock, other securities or rights to acquire securities of Private Business. All of the Preferred Holders have waived their preemptive rights under the stockholders agreement with respect to this offering.

     The stockholders agreement also obligates stockholders to vote their shares of capital stock to elect up to nine directors, as follows:

     - Mr. King, Mr. Thurman and Mr. Black (so long as each owns at least 10% of Private Business's fully diluted capital stock)

     - subject to ownership thresholds, one individual nominated by TA Associates, Inc., one individual nominated by Summit Partners, LLC and one individual nominated by holders of two-thirds of the Convertible Preferred

     - one member of Private Business's management

     - two non-employee directors


     Although this offering may not be a qualified public offering as defined in the stockholders agreement, the preferred holders will voluntarily convert their preferred stock, without the payment of any additional consideration or any accumulated but undeclared dividends, into our common stock immediately prior to this offering. The stockholders agreement will also be terminated upon the consummation of this offering.


     In addition, Private Business's charter prior to the offering pursuant to this prospectus contained voting provisions that allowed the Selling Stockholders to maintain voting control over Private Business even though they no longer owned 50% of our stock. To accomplish this result, the charter provided that the Preferred Holders would be entitled to approximately nine-tenths of a vote per share on the majority of matters submitted to the stockholders of Private Business for a vote. In connection with this offering, we have amended and restated our charter again and it no longer contains these provisions.

     Registration Rights Agreement. In connection with the recapitalization, the Preferred Holders, Private Business and the Selling Stockholders entered into a registration rights agreement on August 7, 1998, which grants demand registration rights to the Preferred Holders, exercisable generally by two-thirds of the Preferred Holders. These demand registration rights can be exercised (subject to limitations) up to two times after the earlier of August 7, 2000 or ninety days after an initial public offering of Private Business's common stock. Notwithstanding the above, the registration rights agreement provides for unlimited demand registration rights (subject to limitations) with respect to registrations on Form S-3 so long as the aggregate sales proceeds to Preferred Holders is anticipated to exceed $1.5 million. Other conditions must also be met before Private Business must honor a demand registration request. Private Business is required to pay all registration expenses pursuant to the registration rights agreement, subject to limitations in the agreement.

     The registration rights agreement also provides that, subject to limitations including the discretion of the managing underwriter in an underwritten offering, the Preferred Holders may request inclusion of their shares in any registration of securities by Private Business. All of the Preferred Holders have waived any right under the registration rights agreements to participate in this offering.

     Noncompetition Agreements. In connection with the recapitalization, Private Business entered into noncompetition agreements on August 7, 1998, with each of Messrs. King, Black, Thurman, Brasser, Keith and Cover. The noncompetition agreements generally expire on the earlier of five years from execution or three years after the restricted individual is no longer an employee or director of Private Business or its subsidiaries. The noncompetition agreements generally prohibit these individuals from competing with business activities which Private Business or its affiliates actually conduct while the individual serves as a director, officer or employee of Private Business or activities which Private Business or its affiliates are actively planning to conduct at the time the individual ceases to be a director, officer or employee and actually conduct within the following twelve months. The noncompetition agreements also restrict these individuals from soliciting employees of Private Business. Private Business also entered into key employee noncompetition agreements with various non-stockholder employees.

     Cendant Termination and Noncompetition Agreement. In connection with the recapitalization, Private Business, Mr. King, Mr. Keith and Cendant Corporation entered into a termination and noncompetition agreement on August 7, 1998, which terminated a right of first refusal in favor of Cendant which Mr. King granted in 1995 with respect to his equity interest in Private Business. The termination and noncompetition agreement also restricts Cendant, subject to exceptions, from competing against Private Business for three years with respect to the purchase or financing of merchant receivables. In addition, Private Business agreed that for three years, subject to exceptions, it would not offer products or services similar to the checking account packages for individual checking account holders offered to banks by Cendant's subsidiary, FISI*Madison Financial Corporation, or offer products or services related to the sale to individual consumers of accidental death and injury insurance.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Lease Agreement. On October 27, 1997, Private Business leased a building containing approximately 6,740 square feet of property in Franklin, Tennessee from Madison Land Company, a company which is co-owned by Mr. King, one of our directors. Private Business uses this building for its electronic commerce operations. The lease expires on November 30, 1999, with an option to renew the lease on a month-to-month basis for no more than four months. The base annual rent under the lease is $78,750 per annum, payable in advance monthly installments of $6,562.50. Private Business believes this lease is on terms as favorable to us as we could have obtained in an arms-length negotiation with unaffiliated third parties.

     Administrative Support Agreements. Private Business has, in the past, provided various management and administrative functions for Board Member, Inc., Magellan Corp., Madison Land Company, Maryland Farms Land, LLC, Maryland Farms South, LLC, Private Business Partners, Inc., Careers, Inc., Imagic Corporation, Discount Brokerage Services, Inc. and Senior Achievement. These companies are owned or partially owned by various stockholders of Private Business. The services that were provided included provision of general accounting as well as allowing employees to participate in our benefits programs. The companies paid for these services based upon their actual use of the services and in 1998 paid an aggregate of $180,000 for such services. All of these arrangements have been terminated.

     Indemnification Agreements. In connection with the recapitalization, Private Business entered into indemnification agreements as of August 7, 1998, with each of Messrs. King, Black, Thurman, Conway, and Evans, as Directors of Private Business. Subject to limitations, such as the requirement that the directors must have acted in good faith, the indemnification agreements grant broad contractual rights of indemnification to the directors for liabilities and expenses they may incur arising from any suit or proceeding that arises as a result of their status as a director of Private Business. The indemnification agreements provide for the maximum indemnification permitted by the Tennessee Business Corporation Act ("TBCA"). In March 1999, Private Business entered into identical indemnification agreements as part of its employment benefits with executive officers and key employees who are listed in "Management". The indemnification agreements also obligate Private Business in selected instances to advance indemnifiable expenses to the indemnitee.

RELATED PARTY TRANSACTION POLICY

     Any future transactions between Private Business and its officers, directors and affiliates will be on terms as favorable to Private Business as can be obtained from unaffiliated third parties. Such transactions with such persons will be subject to approval by a majority of our outside directors or will be consistent with policies approved by such outside directors.

                          DESCRIPTION OF CAPITAL STOCK

     Private Business's authorized capital stock consists of 100,000,000 shares of common stock, no par value and 20,000,000 shares of preferred stock. Upon completion of this offering and the conversion of the Convertible Preferred in connection with this offering, 26,476,858 shares of common stock will be issued and outstanding, and no shares of preferred stock will be outstanding. The discussion below assumes the conversion of all of the Convertible Preferred has occurred. The following summary of Private Business's capital stock describes all material provisions of, but does not purport to be complete, and is subject to, and qualified in its entirety by, Private Business's charter and the bylaws that are included as exhibits to the Registration Statement of which this prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

     The issued and outstanding shares of common stock are, and the shares of common stock being offered will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. The shares of common stock are not redeemable or convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of Private Business. Upon liquidation, dissolution or winding up of Private Business, the holders of common stock are entitled to receive pro rata the assets of Private Business which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to vote on all matters submitted to a vote of stockholders.

     Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "PBIZ."

PREFERRED STOCK

     The Board of Directors may, without any further vote or action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board of Directors also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without the approval by the holders of common stock. Although it is not possible to state the effect that any issuance of preferred stock might have on the rights of holders of common stock, the issuance of preferred stock may have one or more of the following effects:

     - to restrict common stock dividends if preferred stock dividends have not been paid

     - to dilute the voting power and equity interest of holders of common stock to the extent that any series of preferred stock has voting rights or is convertible into common stock

     - to prevent current holders of common stock from participating in the distribution of the company's assets upon liquidation until any liquidation preferences granted to holders of preferred stock are satisfied. In addition, the issuance of preferred stock may have the effect of discouraging a change in control of Private Business by, for example, granting voting rights to holders of preferred stock that require approval by the separate vote of the holders of preferred stock for any amendment to our charter or any reorganization, consolidation, merger or other similar transaction involving Private Business. As a result, the issuance of the preferred stock may discourage bids for the common stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the common stock. Upon consummation of the offering and the conversion in full of the Convertible Preferred, there will be no shares of preferred stock outstanding. The Board of Directors does not presently intend to issue any shares of preferred stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CHARTER AND BYLAWS

     General. Our charter and bylaws contain provisions that could discourage potential acquisition proposals and could delay or prevent a change in control of Private Business. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage transactions that may involve an actual or threatened change in control of Private Business. These provisions are designed to reduce the vulnerability of Private Business to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions may discourage third parties from making tender offers for our shares. As a result, the market price of the common stock may not benefit from any premium which might occur in anticipation of a threatened or actual change in control. Such provisions also may have the effect of preventing changes in the management of Private Business.

     Board of Directors. The charter and bylaws provide for the Board of Directors of Private Business to be divided into three classes, as nearly equal in number as possible. The term of the Class 1 Directors will expire at the 2000 annual meeting of stockholders; the term of the Class 2 Directors will expire at the 2001 annual meeting of stockholders; and the term of the Class 3 Directors will expire at the 2002 annual meeting of stockholders (and in all cases when their respective successors are duly elected and qualified). At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified. Directors may be removed by the stockholders only for cause.

     The charter and bylaws provide that the Board of Directors shall consist of no less than one nor more than twelve members (except that such maximum number may be increased from time to time to reflect the rights of holders of preferred stock) with the actual number set from time to time by resolution adopted by a majority of the Board of Directors. Upon the completion of this offering, the Board of Directors will consist of seven members. The charter and the bylaws provide that the Board of Directors is authorized to create additional directorships (up to the maximum number permitted) and to elect additional directors thereto to serve for the full term of the class of directors in which such directorship was created. The provisions of the Tennessee Business Code, the charter and the bylaws relating to the removal of directors and the filling of vacancies on the Board of Directors will preclude a third party from removing incumbent directors' without cause and simultaneously gaining control of the Board of Directors by filling, with its own nominees, the vacancies created by removal. These provisions also reduce the power of stockholders generally, even those with a majority voting power in the company, to remove incumbent directors without cause and to fill vacancies on the Board of Directors.

     Stockholder Action and Special Meetings. The charter and bylaws provide that any action of the common stockholders must be effected at a duly called meeting and not by a consent in writing.

     Our charter and bylaws do not permit our stockholders to call special meetings of stockholders. A special meeting of stockholders may only be called by the President or a majority of the Board of Directors.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors as well as for other stockholder proposals to be considered at stockholders' meetings. Notice to Private Business from a stockholder who proposes to nominate a person at a meeting for election as a director must contain:

     - the name and residence address of the stockholder who intends to make the nomination and the name, age and address of the nominee

     - the principal occupation and business address of the nominee

     - the class and number of shares held of record, beneficially and by proxy, by the stockholder and the nominee as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice

     - such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement or otherwise required pursuant to Regulation 14A under the Exchange Act, including the consent of each nominee to serve as a director of the company if so elected

The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this nomination procedure. The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters. Although the advance notice provisions do not give the Board of Directors any power to approve or disapprove of stockholder nominations or proposals for action by the company, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the bylaws are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Private Business and its stockholders.

     Amendment of the Charter. The charter requires the affirmative vote of the holders of at least 70% of the outstanding shares of the company's capital stock entitled to vote thereon and 50% of the members of the Board of Directors in order to amend the range of the permitted size of the Board of Directors. These voting requirements will make it more difficult for stockholders to make changes in the charter which would be designed to facilitate the exercise of control over Private Business. In addition, the requirement for approval by at least a 70% stockholder vote will enable the holders of a minority of the voting securities of the company to prevent the holders of a majority or more of such securities from amending these provisions of the charter.

ANTITAKEOVER LEGISLATION

     Business Combination Act. The Tennessee Business Combination Act (the "Combination Act") contained in TBCA sections 48-103-201 through 48-103-209 provides that any corporation to which the Combination Act applies, which includes Private Business, shall not engage in any business combination with an interested stockholder for a period of five years from the date that such stockholder became an interested stockholder unless prior to such date the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

     The Combination Act defines business combination generally to mean any:

     - merger or consolidation

     - share exchange

     - sale, lease, exchange, pledge, mortgage, transfer or other disposition (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of the corporation's consolidated assets, (B) the market value of the corporation's outstanding shares

     - the corporation's consolidated net income; issuance or transfer of shares from the corporation to the interested stockholder

     - plan of liquidation or dissolution

     - transaction in which the interested stockholder's proportionate share of the outstanding shares of any class of securities is increased

     - financing arrangements pursuant to which the interested stockholder, directly or indirectly, receives a benefit except proportionately as a stockholder

     Under the Combination Act an interested stockholder generally is defined as any person who is the direct or indirect beneficial owner of ten percent or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the direct or indirect beneficial owner of ten percent of more of the voting power of any class or series of the corporation's stock at any time within the five year period preceding the date in question.

     Some business combinations are exempt from the Combination Act, such as those of the selling shareholders who were interested stockholders prior to the time the corporation's stock is registered under Section 12(g) of the Exchange Act. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period provided the transaction complies with all applicable charter and bylaw requirements and applicable Tennessee law and is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested stockholder, or when the transaction meets fair price criteria. The fair price criteria include, without limitation, the requirement that the per share consideration received in any such business combination by each of the stockholders is equal to the highest of:

     - the highest per share price paid by the interested stockholder during the preceding five-year period for shares of this same class or series plus interest thereon from such date at a treasury bill rate, less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest

     - the highest preferential amount, if any, such class or series is entitled to receive on liquidation

     - the market value of the shares on either the date the business combination is announced or the date when the interested stockholder reaches the ten percent threshold, whichever is higher, plus interest thereon less dividends as set forth above

     Greenmail Act. The Tennessee Greenmail Act (the "Greenmail Act"), contained in TBCA sections 48-103-501 through 48-103-505, prohibits any publicly-traded Tennessee corporation from purchasing any of its shares at a price above the market value from any person who holds more than three percent of the class of securities to be purchased if such person has held the shares for less than two years. For purposes of the Greenmail Act, the market value is the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale of the shares; provided that, if the seller of such shares has commenced a tender offer or has announced an intention to seek control of the corporation, such market price shall be based upon the average of the highest and lowest closing price for such shares during the thirty trading days preceding the commencement of such tender offer or the making of such announcement. The Greenmail Act permits the corporation to purchase such shares if the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or if the corporation makes an offer of at least equal value per share to all holders of shares of such class. Any person who sells securities to a corporation in violation of the Greenmail Act is liable to the corporation for damages equal to two times the amount by which the aggregate sum paid by the corporation for such securities exceeds the maximum amount permitted under the Greenmail Act.

     The effects of the Combination Act and the Greenmail Act may be to render more difficult a change of control of Private Business by delaying, deferring or preventing a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including an attempt that might result in the payment of a premium over the market price for the shares held by such stockholder.

LIMITATION ON DIRECTORS' LIABILITY

     The TBCA permits corporations to limit or terminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duties of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their fiduciary duties of care. Although the TBCA does not change the directors' duties of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.

     Our charter limits the liability of directors (in their capacity as directors but not in their capacity as officers) to Private Business or its stockholders to the fullest extent permitted by the TBCA, as so amended. Specifically, no director of Private Business will be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to Private Business or its stockholders

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - under Section 48-18-304 of the TBCA, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions

     - for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the charter may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted Private Business and its stockholders

INDEMNIFICATION AND INSURANCE

     Under our charter, and in accordance with Section 48-18-502 of the TBCA, Private Business will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of Private Business) by reason of the fact that such person is or was a director of Private Business, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Private Business, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful.

     The charter provides that Private Business will pay for the expenses incurred by an indemnified director in defending the proceedings specified above in advance of their final disposition, provided that such person agrees to reimburse Private Business if it is ultimately determined that such person is not entitled to indemnification. The charter also provides that Private Business may, in its sole discretion, indemnify any person who is or was one of its employees and agents or any person who is or was serving at the request of Private Business as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the same degree as the foregoing indemnification of directors and officers. In addition, Private Business may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Private Business or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not Private Business would have the power or obligation to indemnify such person against such liability under the provisions of the TBCA. Private Business maintains insurance for the benefit of Private Business's officers and directors insuring such persons against various liabilities, including liabilities under the securities laws.

     In addition, Private Business has entered into indemnification agreements with its officers, directors and key employees as described in Indemnification Agreements on page 53.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is SunTrust Bank, Atlanta.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Upon completion of this offering and the private placement of 750,000 shares of common stock immediately preceding this offering, we will have outstanding an aggregate of 26,476,858 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 22,126,858 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below.

     As a result of such contractual restrictions described below and the provisions of Rules 144, additional shares will be available for sale in the public market, subject to presentation of evidence satisfactory to Private Business, including an opinion of counsel acceptable to Private Business, that such sales may be made without registration pursuant to the Securities Act as follows:

     - 28,054 shares of common stock currently outstanding will be available for sale into the public market following the effectiveness of the registration statement

     - 3,287,700 shares of common stock issuable upon exercise of currently outstanding options will be eligible for sale as the options vest and following the effectiveness of a registration statement on Form S-8 covering the stock options, which we expect to file shortly after the completion of this offering

     - 487,447 shares of common stock currently outstanding will be eligible for sale under Rule 144 91 days after the date of this prospectus

     - the remainder of the restricted securities will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods

LOCK-UP AGREEMENTS

     All of our officers and directors and certain of our stockholders have entered into lock-up agreements under which they agreed not to transfer or otherwise dispose of, directly or indirectly, without the consent of BT Alex. Brown Incorporated, any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 150 days following the date of this prospectus. Transfers or dispositions may be made after that time as follows:

     - no more than 20% of such securities after 150 days following the date of this prospectus

     - no more than an additional 60% of such securities after 180 days following the date of this prospectus

     - the balance of such securities after 210 days following the date of this prospectus

     Transfers or dispositions can be made during the lock-up periods in the case of gifts for estate planning purposes where the donee signs a lock-up agreement.

THE PRIVATE PLACEMENT


     Certain directors and affiliates of other directors have agreed to purchase 750,000 shares of our common stock at $8.00 per share in a private placement immediately prior to this offering. These shares are restricted under Rule 144 and will not be eligible for resale until one year after the private placement.


RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 264,769 shares immediately after this offering

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our Affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an Affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement are eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     After this offering, the holders of 22,126,858 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of such shares under the Securities Act. After such a registration, these shares that are registered will be freely tradable without restriction under the Securities Act.

STOCK OPTIONS

     Shortly after completion of this offering, we plan to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under the 1999 stock option plan and also shares of common stock issuable upon exercise of options granted outside the 1999 stock option plan. As of May 14, 1999, options to purchase 3,287,700 shares of common stock were issued and outstanding, 692,040 of which are vested. This registration statement is expected to be filed and become effective as soon as practicable after the date of this prospectus. Accordingly, shares registered under such registration statement will, subject to lock-up agreements, vesting provisions and Rule 144 volume limitations applicable to our Affiliates, be available for sale in the open market immediately after the registration statement becomes effective.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions of the underwriting agreement, the underwriters, named below through their representatives BT Alex. Brown Incorporated, Lehman Brothers Inc. and Salomon Smith Barney have severally agreed to purchase from us the following respective numbers of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.


                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
BT Alex. Brown Incorporated.................................   1,090,000
Lehman Brothers Inc.........................................   1,090,000
Salomon Smith Barney Inc....................................   1,090,000
ABN Amro Incorporated.......................................      60,000
Deutsche Bank Securities Inc................................      60,000
Goldman, Sachs & Co.........................................      60,000
Hambrecht & Quist LLC.......................................      60,000
ING Baring Furman Selz LLC..................................      60,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........      60,000
Morgan Stanley & Co., Incorporated..........................      60,000
Banc of America Securities LLC..............................      60,000
Advest, Inc.................................................      40,000
Robert W. Baird & Co. Incorporated..........................      40,000
William Blair & Company L.L.C...............................      40,000
J.C. Bradford & Co..........................................      40,000
First Union Capital Markets Corp............................      40,000
Fox-Pitt, Kelton Incorporated...............................      40,000
Morgan Keegan & Company, Inc................................      40,000
Edgar M. Norris & Co., Inc..................................      40,000
Pennsylvania Merchant Group Ltd.............................      40,000
Raymond James & Associates, Inc.............................      40,000
The Robinson-Humphrey Company, LLC..........................      40,000
Scott & Stringfellow, Inc...................................      40,000
SoundView Technology Group, Inc.............................      40,000
Stephens Inc................................................      40,000
Suntrust Equitable Securities...............................      40,000
                                                              ----------
          Total.............................................   4,350,000
                                                              ==========


     The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent and that the underwriters will purchase all of the shares of common stock offered hereby if any of such shares are purchased.

     We have been advised by the representatives that the underwriters propose to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $0.32 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the representatives.

     We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 652,500 additional shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of common stock to be purchased by it in the above table bears to 4,350,000, and we will be obligated, pursuant to the option to sell such shares to the underwriters. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the common stock offered hereby. If purchased, the underwriters will offer such additional shares on the same terms as those on which the 4,350,000 shares are being offered.

     We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

     We have agreed not to offer, sell, sell short, transfer, hypothecate, pledge or otherwise dispose of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock (or agreement for such) for a period of 180 days after the date of this prospectus, directly or indirectly, by us or otherwise, except as consideration for business acquisitions, on exercise of currently outstanding stock options or on the issuance of options to key employees and directors under our stock option plans and the exercise of such options, without the prior written consent of BT Alex. Brown Incorporated.

     All of our officers and directors and certain of our stockholders have entered into lock-up agreements under which they agreed not to transfer or otherwise dispose of, directly or indirectly, without the consent of BT Alex. Brown Incorporated, any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 150 days following the date of this prospectus. Transfers or dispositions may be made after that time as follows:

     - no more than 20% of such securities after 150 days following the date of this prospectus

     - no more than an additional 60% of such securities after 180 days following the date of this prospectus

     - the balance of such securities after 210 days following the date of this prospectus

     Transfers or dispositions can be made during the lock-up periods in the case of gifts for estate planning purposes where the donee signs a lock-up agreement.

     The representatives have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thereby creating a short position in the underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The representatives of the underwriters, on behalf of the syndicate of underwriters, also may reclaim selling concessions allowed to an underwriter or dealer, if the syndicate repurchases shares distributed by that underwriter or dealer.

     The underwriters and their respective affiliates may be lenders to, engage in transactions with, and perform services for us in the ordinary course of business. We paid $3.0 million to BT Alex. Brown in consideration of its providing advisory services to us in connection with the recapitalization. The amount paid for these services was determined by arms' length negotiations between us and BT Alex. Brown. We believe that such amount is within standard industry parameters for a transaction of that nature. In addition, BT Investment Partners, Inc. owns approximately 1.75% of our outstanding common stock.

     Certain of our directors and affiliates of other directors have agreed to purchase an aggregate of 750,000 shares of common stock at $8.00 per share in a private placement which will close immediately prior to this offering. These shares are restricted under Rule 144 and may not be resold for one year after the completion of the private placement.

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of our operations in recent periods, the market capitalizations and stages of development of other companies which we and the representatives of the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     BT Alex. Brown Incorporated will serve as the qualified independent underwriter in connection with this offering and has assumed the responsibilities of acting as qualified independent underwriter in pricing our common stock and conducting "due diligence."

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Private Business by Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee. Some legal matters related to this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1998, and for each of the three years in the respective periods ended December 31, 1996, December 31, 1997 and December 31, 1998 included in this prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     Private Business has filed with the SEC a registration statement on Form S-l pursuant to the Securities Act with respect to the common stock offered hereby. The prospectus does not contain all the information set forth in the registration statement, some of which is omitted as permitted by the rules and regulations of the SEC. Statements contained in the prospectus as to the contents of any contract, agreement or other document filed with the registration statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the registration statement. For further information about Private Business and the securities offered hereby, reference is made to the registration statement and to the consolidated financial statements, schedules and exhibits filed as a part thereof.

     Upon completion of the offering, Private Business will be subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, the exhibits and schedules forming a part thereof and the reports and other information filed by Private Business with the SEC in accordance with the Exchange Act may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of such materials or any part thereof may also be obtained from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy statements and other information.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998..........................   F-4
Consolidated Statement of Stockholders' Equity for the years
  ended December 31, 1996, 1997 and 1998....................   F-5
Consolidated Statements of Cash Flows for the years December
  31, 1996, 1997 and 1998...................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Unaudited Consolidated Balance Sheets as of December 31,
  1998 and March 31, 1999...................................  F-20
Unaudited Consolidated Statements of Operations for the
  three months ended March 31, 1998 and March 31, 1999......  F-21
Unaudited Consolidated Statements of Cash Flows for the
  three months ended March 31, 1998 and March 31, 1999......  F-22
Notes to Unaudited Consolidated Financial Statements........  F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Private Business, Inc.:

     We have audited the accompanying consolidated balance sheets of PRIVATE BUSINESS, INC. (a Tennessee Corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Private Business, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee
March 17, 1999, except for Note 15, as
to which the date is May 14, 1999.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997           1998
                                                              -----------   -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 4,815,720   $     285,370
  Accounts receivable -- trade, net of allowance for
    doubtful accounts of $60,000 and $60,000,
    respectively............................................    5,404,754       5,527,200
  Accounts receivable -- other..............................      410,314         151,528
  Deferred tax asset........................................           --       1,103,749
  Other current assets......................................      275,246         903,356
                                                              -----------   -------------
         Total current assets...............................   10,906,034       7,971,203
                                                              -----------   -------------
PROPERTY AND EQUIPMENT, NET.................................    9,679,106      10,455,587
OTHER ASSETS:
  Restricted cash...........................................           --       5,000,000
  Note receivable...........................................       19,911           7,474
  Software development costs, net...........................      332,444         309,061
  Deferred tax asset........................................           --       1,932,117
  Intangible and other assets, net..........................       57,309       5,920,730
                                                              -----------   -------------
         Total other assets.................................      409,664      13,169,382
                                                              -----------   -------------
         Total assets.......................................  $20,994,804   $  31,596,172
                                                              ===========   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 1,369,863   $   2,448,759
  Accrued liabilities.......................................    4,818,518       5,754,453
  Dividends payable.........................................           --       2,174,564
  Deferred revenue..........................................    1,839,676       1,677,239
  Current portion of long-term debt.........................      105,723       3,750,000
                                                              -----------   -------------
         Total current liabilities..........................    8,133,780      15,805,015
                                                              -----------   -------------
OTHER LONG-TERM PAYABLE.....................................           --       5,000,000
LONG TERM DEBT, net of current portion......................    4,078,277      90,375,000
                                                              -----------   -------------
         Total liabilities..................................   12,212,057     111,180,015
                                                              -----------   -------------
MINORITY INTEREST...........................................      140,126              --
                                                              -----------   -------------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK, Series A Convertible, no par
  value; 5,624,404 authorized, issued and outstanding in
  1998......................................................           --      59,707,207
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, no par value; 24,000,000 and 23,920,910
    shares authorized and 20,055,558 and 10,128,056 shares
    issued and outstanding, respectively....................           --              --
  Additional paid-in capital................................    1,190,000    (130,797,604)
  Retained earnings (accumulated deficit)...................    7,452,621      (8,493,446)
                                                              -----------   -------------
         Total stockholders' equity (deficit)...............    8,642,621    (139,291,050)
                                                              -----------   -------------
         Total liabilities and stockholders' equity.........  $20,994,804   $  31,596,172
                                                              ===========   =============

             The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                     1996          1997          1998
                                                  -----------   -----------   -----------
REVENUES:
  Software license..............................  $ 3,193,475   $ 2,885,575   $ 2,946,846
  Royalties.....................................   29,027,633    38,449,795    43,792,518
  Maintenance and other.........................    1,767,289     2,325,005     4,065,196
                                                  -----------   -----------   -----------
          Total revenues........................   33,988,397    43,660,375    50,804,560
                                                  -----------   -----------   -----------
OPERATING EXPENSES:
  General and administrative....................   10,958,473    11,835,326    13,396,932
  Selling and marketing.........................   12,910,929    15,867,499    20,493,785
  Research and development......................      647,741     1,124,550       862,102
  Amortization..................................      115,277       188,947       443,339
  Other operating...............................      168,508       340,361       311,787
  Recapitalization charges......................           --            --    13,780,741
                                                  -----------   -----------   -----------
          Total operating expenses..............   24,800,928    29,356,683    49,288,686
                                                  -----------   -----------   -----------
OPERATING INCOME................................    9,187,469    14,303,692     1,515,874
OTHER EXPENSES:
  Interest expense..............................           --       146,438     3,404,581
  Minority interest.............................           --       140,126       157,551
                                                  -----------   -----------   -----------
          Total other expenses..................                    286,564     3,562,132
                                                  -----------   -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES...............    9,187,469    14,017,128    (2,046,258)
Income tax provision (benefit)..................      582,038       743,448    (2,584,909)
                                                  -----------   -----------   -----------
NET INCOME......................................    8,605,431    13,273,680       538,651
Preferred stock dividends and accretion.........           --            --    (2,203,776)
                                                  -----------   -----------   -----------
NET INCOME (LOSS) AVAILABLE TO COMMON
  STOCKHOLDERS..................................  $ 8,605,431   $13,273,680   $(1,665,125)
                                                  -----------   -----------   -----------
EARNINGS (LOSS) PER SHARE:
  Basic.........................................  $      0.43   $      0.66   $     (0.10)
                                                  -----------   -----------   -----------
  Diluted.......................................  $      0.42   $      0.65   $     (0.10)
                                                  -----------   -----------   -----------
PRO FORMA INFORMATION ASSUMING CONVERSION TO C
  CORP (Note 11):
  Net income (loss) available to common
     stockholders...............................  $ 5,534,156   $ 8,540,375   $(5,116,903)
                                                  -----------   -----------   -----------
  Basic.........................................  $      0.28   $      0.43   $     (0.32)
                                                  -----------   -----------   -----------
  Diluted.......................................  $      0.27   $      0.42   $     (0.32)
                                                  -----------   -----------   -----------

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                                             RETAINED
                                                                            ADDITIONAL       EARNINGS
                                                                COMMON        PAID-IN      (ACCUMULATED
                                                                STOCK         CAPITAL        DEFICIT)         TOTAL
                                                              ----------   -------------   ------------   -------------
BALANCE,
 December 31, 1995..........................................  20,055,558   $   1,190,000   $   (252,802)  $     937,198
 Common stock dividends.....................................          --              --     (1,414,839)     (1,414,839)
 Net income.................................................          --              --      8,605,431       8,605,431
                                                              ----------   -------------   ------------   -------------
BALANCE,
 December 31, 1996..........................................  20,055,558       1,190,000      6,937,790       8,127,790
 Common stock dividends.....................................          --              --    (12,758,849)    (12,758,849)
 Net income.................................................          --              --     13,273,680      13,273,680
                                                              ----------   -------------   ------------   -------------
BALANCE,
 December 31, 1997..........................................  20,055,558       1,190,000      7,452,621       8,642,621
 Net income through August 7, 1998..........................          --              --      6,828,321       6,828,321
 Common stock dividends.....................................          --              --     (7,775,615)     (7,775,615)
 Preferred stock dividends..................................          --              --     (2,174,564)     (2,174,564)
 Payments to common stockholders in recapitalization........  (9,927,502)   (131,987,604)    (6,505,327)   (138,492,931)
 Net loss for C Corp period.................................          --              --     (6,289,670)     (6,289,670)
 Accretion on preferred stock...............................          --              --        (29,212)        (29,212)
                                                                                           ------------
   Comprehensive income (loss) for C Corp period............                                 (6,318,882)
                                                              ----------   -------------   ------------   -------------
BALANCE,
 December 31, 1998..........................................  10,128,056   $(130,797,604)  $ (8,493,446)  $(139,291,050)
                                                              ==========   =============   ============   =============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                  1996          1997           1998
                                                              ------------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  8,605,431   $13,273,680   $    538,651
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       585,871       909,549      1,605,259
  Bad debt expense..........................................            --        60,000             --
  Deferred taxes............................................            --            --     (3,035,866)
  Minority interest.........................................            --       140,126        157,551
  Changes in assets and liabilities:
    Accounts receivable.....................................    (1,164,934)   (2,308,909)      (122,446)
    Other current assets....................................      (714,422)       31,263       (369,324)
    Other noncurrent assets.................................         9,747        (3,428)    (1,851,945)
    Accounts payable........................................     1,994,261      (858,573)     1,078,894
    Accrued liabilities.....................................     1,230,150     1,005,237        935,935
    Deferred revenue........................................      (341,206)      469,104       (162,437)
                                                              ------------   -----------   ------------
         Net cash provided by (used in) operating
           activities.......................................    10,204,898    12,718,049     (1,225,728)
                                                              ------------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................    (5,103,050)   (4,644,158)    (1,938,401)
  Software development costs................................      (151,540)     (284,865)      (229,107)
  Proceeds from sale of equipment...........................         5,969        38,209             --
  Acquisition of minority interest..........................            --            --     (4,500,000)
  Payments received on notes receivable.....................        17,911        18,035         12,437
                                                              ------------   -----------   ------------
         Net cash used in investing activities..............    (5,230,710)   (4,872,779)    (6,655,071)
                                                              ------------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt issuance.....................       845,613     3,338,387     95,000,000
  Repayments on note payable................................            --            --     (4,184,000)
  Repayments on long-term debt..............................            --            --       (875,000)
  Proceeds from sale of preferred stock, net................            --            --     59,677,995
  Payments to common stockholders in recapitalization.......            --            --   (138,492,931)
  Dividends on common stock.................................    (1,414,839)  (12,758,849)    (7,775,615)
                                                              ------------   -----------   ------------
         Net cash provided by (used in) financing
           activities.......................................      (569,226)   (9,420,462)     3,350,449
                                                              ------------   -----------   ------------
NET INCREASE (DECREASE) IN CASH.............................     4,404,962    (1,575,192)    (4,530,350)
CASH at beginning of year...................................     1,985,950     6,390,912      4,815,720
                                                              ------------   -----------   ------------
CASH at end of year.........................................  $  6,390,912   $ 4,815,720   $    285,370
                                                              ============   ===========   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for income taxes during period..............  $    202,560   $   762,214   $    851,957
                                                              ============   ===========   ============
  Cash payments of interest during period...................  $      2,344   $   194,555   $  3,404,581
                                                              ============   ===========   ============
SUPPLEMENTAL NONCASH DISCLOSURES:
  Dividends accrued on preferred stock......................  $         --   $        --   $  2,174,564
                                                              ============   ===========   ============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Private Business, Inc. ("the Company") was incorporated under the laws of the state of Tennessee on December 26, 1990 for the purpose of developing, marketing and servicing a software package to be used by financial institutions to purchase and manage small business receivables. The Company operates primarily in the United States and its customers consist of banks of various sizes, primarily community banks. During 1998, the Company purchased the minority interests in three majority owned subsidiaries, Private Business Insurance, Inc. ("Insurance"), Private Business Processing, Inc. ("Processing") and Private Business Capital, Inc. ("Capital"). Insurance brokers credit and fraud insurance, which is underwritten through a third party, to its customers. Processing performs the outsourced Business Manager functions for various client banks and Capital markets the Business Manager accounts receivable financing solution directly to small businesses.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company records minority interest in earnings to the extent of earnings allocable to minority interests and minority interests in losses to the extent minority interests capital exists. As mentioned above, all minority interest in subsidiaries were purchased by the Company during 1998. All significant intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

     In connection with the purchase of the treasury stock by the Company during 1998, the Company is required to maintain cash in escrow for payment to the buyers of the convertible preferred stock if claims arise in connection with the purchase and to the sellers of the treasury shares to the extent the escrow is not subject to such claims. The cash is held in escrow until the 30th day following the delivery of the Company's 1999 audited financial statements to the purchasers. The restricted cash balance is offset by a long term payable to either the buyers of the convertible preferred stock, if so claimed, or to the sellers of the treasury stock when the escrow agreement terminates.

PROPERTY AND EQUIPMENT

     Depreciation is calculated using an accelerated method over 39 years for buildings, 5 to 10 years for equipment and software and the life of the lease for all leasehold improvements. Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for renewals and betterments are capitalized.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

SOFTWARE DEVELOPMENT COSTS

     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After such time, any additional costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Capitalized software development costs are amortized on a straight-line basis over three years.

INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist primarily of the excess of purchase price over the fair value of the identifiable assets acquired for the minority share of Insurance purchased during 1998 and debt issuance costs associated with the bank debt acquired during 1998. The excess of the purchase price over the fair value of unidentifiable assets acquired (goodwill) is being amortized on a straight-line basis over a period of 20 years. Debt issuance costs are being amortized on a straight-line basis over the respective terms of the bank loans.

REVENUE RECOGNITION

     The Company accounts for software revenues in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"). Further, the Company has adopted the provisions of SOP 98-4 ("Software Revenue Recognition"), which supercedes and clarifies certain provisions of SOP 97-2.

  Software Licenses

     The Company licenses its software under automatically renewing agreements, which allows the licensees use of the software for the term of the agreement and each renewal period. The fee charged for this license is specifically stated in the contract and is not inclusive of any postcontract customer support. The agreement does not allow for cancellation during the term of the agreement; therefore, the entire fee is non-refundable and is recognized at the time a contract is signed and executed and the software has been mailed.

     The original license agreement also includes a fee for postcontract customer support (PCS), which must be renewed annually. This fee covers all customer training costs, marketing assistance, phone support, and any and all software enhancements and upgrades. The Company defers the entire amount of this fee and recognizes it over the twelve-month period in which the PCS services are provided.

  Royalties

     The Company's license agreements are structured in a manner that provides for a continuing royalty to be paid for all receivables purchased by customers. These royalties are recognized as earned based on the volume of receivables purchased by customers.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

  Maintenance and Other

     Maintenance revenue is deferred and recognized over the period in which PCS services are provided. Insurance's, Medical's and Capital's revenues are recognized as the services are performed.

INCOME TAXES

     During 1996 and 1997 and through August 7, 1998, the Company was an S Corporation, which resulted in all federal tax liability flowing through to the stockholders. On August 7, 1998 the Company converted to a C Corporation, therefore income earned from that date through December 31, 1998 is subject to federal income taxes. The income tax provisions recorded in both 1996 and 1997 and through August 7, 1998 in the accompanying financial statements are for state income taxes.

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CONCENTRATION OF REVENUES

     Substantially all of the Company's revenues are generated from financial institutions who in turn provide cash management services to small and medium size operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     To meet the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of financial instruments at quoted market prices. At December 31, 1998, there were no material differences in the book values of the Company's financial instruments and their related fair values.

LONG-LIVED ASSETS

     The Company utilizes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, to periodically evaluate the carrying value of its properties and other long-lived assets in relation to the future undiscounted cash flows of the related assets to assess recoverability.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

COMPREHENSIVE INCOME

     During 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that the changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. The Company adopted the provisions of SFAS No. 130 on January 1, 1998.

SEGMENT DISCLOSURES

     During 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the method that business enterprises report information about operating segments in annual and interim financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic area and major customers. The Company operates in one industry segment, banking services, and accordingly, the adoption of SFAS No. 131 had no impact on the Company's financial statement disclosures.

RECLASSIFICATION

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform to the 1998 presentation.

2. RECAPITALIZATION

     On August 7, 1998, the Company completed a series of transactions effectively resulting in a recapitalization of the Company. A summary of the transactions is as follows:
        - The Company purchased 9,927,502 (49.5%) shares of the Company's common stock then outstanding for $138,492,931 ($13.95 per share), which includes acquisition costs of approximately $152,000. The common stock was immediately retired. In accordance with generally accepted accounting principles, the entire consideration paid has been reflected as cost of the common stock (which had an estimated fair market value of $9.88 per share prior to the issuance of the debt) and has been reflected as a reduction of paid-in-capital and undistributed earnings as of the recapitalization date.
        - The Company acquired term loan debt from a bank in the amount of $93,429,311, net of debt issuance costs of $1,570,689. (Note 5)
        - The Company issued 5,624,404 shares of Series A Convertible Preferred Stock for $10.67 per share, or $60,000,000. Each share of convertible preferred was originally convertible into one share of common stock, but now, as a result of the split of the common stock, is convertible into two shares of common stock. This split effectively adjusted the issuance price to $5.34 per share. The Company determined that the adjusted issuance price per share of $5.34 was the fair market value of the Company's common stock after the issuance of the debt. Costs associated with the issuance of these shares approximated $322,000 and have been netted against additional paid-in capital in the accompanying consolidated financial statements. (Note 8)
        - The Company acquired the minority interests of Insurance for $4,500,000, which resulted in approximately $4,100,000 of goodwill being recorded.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

     Taking into consideration the above events, the Company also adjusted the exercise prices for all stock options outstanding as of August 7, 1998. The adjusted exercise prices meet the criteria set forth in Emerging Issues Task Force 90-9, therefore the repricing of the options did not result in a new measurement date and no additional compensation expense has been recorded in the accompanying consolidated financial statements. Furthermore, the Company's Board of Directors approved a special bonus to employees totaling approximately $10,000,000, which is included in Recapitalization charges in the accompanying consolidated statement of operations. Also included in Recapitalization charges are fees paid for various services performed relating to the recapitalization, including investment banking, legal and accounting services, which amounted to approximately $3,800,000.

3. PROPERTY AND EQUIPMENT

     Property and equipment are classified as follows:

                                                           1997         1998
                                                        ----------   -----------
Building..............................................  $5,650,950   $ 5,826,015
Land..................................................   1,968,000     1,968,000
Purchased software....................................     602,599     1,204,244
Leasehold improvements................................     167,685       174,640
Furniture and equipment...............................   2,978,325     4,095,475
                                                        ----------   -----------
                                                        11,367,559    13,268,374
  Less accumulated depreciation.......................  (1,688,453)   (2,812,787)
                                                        ----------   -----------
                                                        $9,679,106   $10,455,587
                                                        ==========   ===========

4. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                                             1997        1998
                                                            -------   ----------
Goodwill, net of accumulated amortization of $3,000 and
  $86,152.................................................  $17,000   $4,046,171
Debt issuance costs, net of accumulated amortization of
  $111,010................................................       --    1,758,239
Other, net................................................   40,309      116,320
                                                            -------   ----------
                                                            $57,309   $5,920,730
                                                            =======   ==========

5. SHORT-TERM BORROWINGS

     The Company has a revolving credit facility agreement in place with a bank that allows for the Company to draw up to a maximum of $15,000,000. The facility matures August 7, 2004. The interest rate is based on the Eurodollar or prime rate plus a margin (7.78125% at December 31, 1998). As of December 31, 1998 there were no amounts drawn against this facility. See Note 6 for additional information.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT

     Long-term debt consists of the following:

DESCRIPTION                                                1997         1998
-----------                                             ----------   -----------
Term Loan A with a bank, principal due quarterly
  beginning December 31, 1998; interest due monthly at
  the Eurodollar or bank prime rate plus a margin
  (7.78125% at December 31, 1998); matures August 7,
  2004................................................  $       --   $39,250,000
Term Loan B with a bank, principal due quarterly
  beginning December 31, 1998; interest due monthly at
  the Eurodollar or bank prime plus a margin (8.03125%
  at December 31, 1998); matures August 7, 2006.......          --    54,875,000
Note payable with a bank, interest payable monthly at
  LIBOR plus 1.60%, retired in 1998...................   4,184,000            --
                                                        ----------   -----------
                                                         4,184,000    94,125,000
  Less current portion................................    (105,723)   (3,750,000)
                                                        ----------   -----------
                                                        $4,078,277   $90,375,000
                                                        ==========   ===========

     Term Loans A and B and the revolving credit facility are secured by substantially all assets of the Company and its subsidiaries. All three debt instruments include certain restrictive financial covenants related to maximum capital expenditures, minimum earnings before interest, taxes, depreciation and amortization ("EBITDA"), ratio of consolidated debt to EBITDA, interest coverage ratio and fixed coverage ratio. As of December 31, 1998, the Company was in compliance with these covenants.

     The debt agreement prohibits the Company from declaring and paying any dividends during the respective terms of the loans.

     The interest margin for the term loans above is determined by the lender based on the ratio of consolidated debt to EBITDA.

     Future maturities of long-term debt are due as follows:

1999........................................................  $ 3,750,000
2000........................................................    5,000,000
2001........................................................    7,000,000
2002........................................................    8,750,000
2003........................................................    9,750,000
Thereafter..................................................   59,875,000
                                                              -----------
                                                              $94,125,000
                                                              ===========

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

7. INCOME TAXES

     Income tax expense (benefit) consisted of the following for the three years ended December 31, 1998:

                                                 1996       1997        1998
                                               --------   --------   -----------
Current state income tax expense.............  $582,038   $743,448   $   450,957
Conversion from S Corp to C Corp status......        --         --    (1,053,581)
Deferred tax benefit.........................        --         --    (1,982,285)
                                               --------   --------   -----------
Income tax expense (benefit), net............  $582,038   $743,448   $(2,584,909)
                                               ========   ========   ===========

     For the first seven months of 1998, the Company, as a S Corp, had income before taxes of approximately $7,300,000 for which a state tax provision of $450,957 was recorded. At the time of conversion from an S Corp to a C Corp, the Company recorded a net deferred tax asset of approximately $1,054,000 for the temporary differences that existed as of the conversion date. For the last five months of 1998, the Company, as a C Corp, had a taxable loss of approximately $5,300,000, resulting in an income tax benefit of approximately $1,982,000. A reconciliation of the tax benefit from the U.S. Federal statutory rate to the effective rate for the C Corp period ended December 31, 1998 is as follows:

                                                                 1998
                                                              -----------
Tax benefit at U.S. Federal statutory rate..................  $(3,263,938)
State tax benefit...........................................     (279,766)
Expenses not deductible.....................................    1,561,419
                                                              -----------
                                                              $(1,982,285)
                                                              ===========

     All tax provisions for 1996, 1997 and the first seven months of 1998 were state income tax provisions.

     Significant components of the Company's deferred tax liabilities and assets, using a tax rate of 38% at December 31, 1998 are as follows:

                                                                 1998
                                                              ----------
Current assets (liabilities):
  Reserves on assets........................................  $ (131,956)
  Liabilities not yet deductible............................   1,235,705
                                                              ----------
          Net current assets................................   1,103,749
                                                              ----------
Noncurrent assets (liabilities):
  Net operating loss carryforwards..........................   1,942,757
  Other.....................................................     (10,640)
                                                              ----------
          Net noncurrent asset..............................   1,932,117
                                                              ----------
          Total net deferred tax asset......................  $3,035,866
                                                              ==========

     Net operating loss carryforwards of approximately $5,113,000 expire in 2018.

     In accordance with SFAS 109, management has evaluated the need for a valuation allowance for the Company's deferred tax assets. Based on expected future earnings, management believes that deferred tax assets are realizable, and therefore no valuation allowance has been provided.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

8. CONVERTIBLE PREFERRED STOCK

     On August 7, 1998 the Company sold 5,624,404 shares of Series A Convertible Preferred Stock for a total of $60,000,000. The preferred stock is entitled to dividends, in preference to the holders of any and all other classes of capital stock of the Company, at a rate of $.96 per share of preferred stock per annum commencing on the date of issuance.

     The Series A Convertible Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, contains a liquidation preference over all other capital stock of the Company equal to the greater of $10.6678 per preferred stock share plus any accumulated but unpaid dividends or the fair market value redemption price as determined by the Board of Directors.

     Beginning in 2003 and annually thereafter through 2005, the holders of not less than two-thirds of the voting power of the Convertible Preferred Stock may elect to require the Company to redeem up to one-third of the Convertible Preferred Stock in each period for an amount equal to the face amount of the preferred or convertible stock. For Convertible Preferred Stock redeemed in 2005, the amount required to be paid by the Company is the higher of the market value as defined or face amount. Prior to 2003, the preferred stock is not redeemable at the option of the holder, except under certain extraordinary transactions, including a merger or consolidation of the Company, the sale or transfer of all or substantially all of the properties and assets of the Company, any purchase by any party other than the existing stockholders that results in a party owning a majority of the voting power immediately after such purchase, the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Company or a public offering not constituting a qualified public offering.

     The Series A Convertible Preferred Stock is convertible to common stock on a one share for one share basis (prior to the stock split described in Note 15) at the option of the preferred stockholders at any time, upon the written election of the stockholders, without the payment of any additional consideration. Subsequent to the common stock split described in Note 15, the Series A Convertible Preferred Stock is convertible to common stock on a one share of preferred for two shares of common basis. The common stock conversion rate is subject to adjustment from time to time as outlined in the Company's Certificate of Incorporation ("Certificate"). In the event of the Company's first underwritten qualified offering to the public (listed for trading on either the New York Stock Exchange or the Nasdaq National Market) at a designated offering price and yielding a minimum net proceeds pursuant to an effective registration statement under the Securities Act of 1933, each share of Series A Convertible Preferred Stock shall be automatically converted, without the payment of any additional consideration or any accumulated but undeclared dividends, into shares of common stock. Subsequent to conversion of the preferred stock, there is no liquidation preference.

     In the event that any public offering of the Company's common stock does not meet the minimum offering price or net proceed amounts as defined in the Certificate, the Company intends to obtain a commitment from each preferred stockholder to convert the preferred stock to common stock prior to the consummation of the public offering.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

9. DIVIDENDS

     The common stock dividend amounts declared in 1996, 1997 and 1998 are included in the consolidated statements of stockholders' equity in the years declared. All respective amounts declared during the calendar years 1996, 1997 and 1998 were paid during that year. The 1998 preferred stock dividend of $2,174,564 is recorded as a payable in the accompanying consolidated balance sheet.

10. EMPLOYEE STOCK OPTION PLAN

     As of December 31, 1998, the Board of Directors had granted nonqualified stock options to certain key employees. All options, if not exercised or otherwise specified, expire after 10 years and cannot be sold or transferred to any other party. All options granted, unless otherwise specified, require a five year vesting period from the date of grant. If an employee is terminated or leaves the Company prior to the options being vested, the options are forfeited and must be returned to the Company. All stock options granted are accounted for in accordance with Accounting Principles Board ("APB") Opinion No. 25., which requires that compensation cost be measured by the difference between the quoted market price of the stock at the date of grant or award and the option price.

     A summary of the status of the Company's stock options is as follows for the three years ended December 31, 1998:

                                                                   1996
                                                        --------------------------
                                                                       WEIGHTED
                                                        NUMBER OF      AVERAGE
                                                         SHARES     EXERCISE PRICE
                                                        ---------   --------------
Outstanding at beginning of period....................   421,000        $0.415
  Granted.............................................   366,000          1.53
  Exercised...........................................        --            --
  Canceled............................................        --            --
                                                         -------        ------
Outstanding at end of period..........................   787,000        $ 0.93
                                                         =======        ======
  Exercisable.........................................    70,000        $ 0.33
                                                         =======        ======

                                                                   1997
                                                        --------------------------
                                                                       WEIGHTED
                                                        NUMBER OF      AVERAGE
                                                         SHARES     EXERCISE PRICE
                                                        ---------   --------------
Outstanding at beginning of period....................   787,000        $0.93
  Granted.............................................   586,000         2.06
  Exercised...........................................        --          --
  Canceled............................................   (25,000)        0.965
                                                        ---------       ------
Outstanding at end of period..........................  1,348,000       $1.42
                                                        =========       ======
Exercisable...........................................    70,000        $0.33
                                                        =========       ======

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                                                                   1998
                                                        --------------------------
                                                                       WEIGHTED
                                                        NUMBER OF      AVERAGE
                                                         SHARES     EXERCISE PRICE
                                                        ---------   --------------
Outstanding at beginning of period....................  1,348,000       $ 1.42
     Granted..........................................   474,000          5.34
     Exercised........................................        --            --
     Canceled.........................................   (36,000)         1.06
                                                        ---------       ------
Outstanding at end of period..........................  1,786,000       $ 2.46
                                                        =========       ======
Exercisable...........................................    70,000        $ 0.33
                                                        =========       ======

     The Company has not recorded compensation expense relating to these options, as in the opinion of the Board of Directors and management, the Company's common stock had a market value as of the date of grant that approximated the respective exercise prices above.

     As discussed above, the Company accounts for all options using APB No. 25, however all 1996 through 1998 options are subject to the disclosure requirements of SFAS No. 123. SFAS No. 123 requires that compensation expense, related to options granted, be calculated based on the fair value of the options as of the date of grant. The fair value calculations take into account the exercise prices and expected lives of the options, the current price of the underlying stock, its expected volatility, the expected dividends on the stock, and the current risk-free interest rate for the expected life of the option. Under SFAS No. 123, the fair value of the 1996, 1997 and 1998 options at the date of grant was approximately $0.89, $1.125 and $1.595 per share, respectively. The fair value was calculated using a risk-free rate of 6.065%, 5.75% and 4.45% for 1996, 1997 and 1998, respectively, and an expected life of the options of eight years. Had the Company adopted SFAS 123 to account for such options, the Company's pro forma net income and earnings per share would be as follows:

                                              1996         1997          1998
                                           ----------   -----------   -----------
Net income (loss) available to common
  stockholders...........................  $8,564,431   $13,150,680   $(1,882,125)
Earnings per share:
  Basic..................................  $     0.43   $      0.66   $     (0.12)
                                           ==========   ===========   ===========
  Diluted................................  $     0.42   $      0.64   $     (0.12)
                                           ==========   ===========   ===========

11. NET INCOME (LOSS) PER SHARE

     Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the fiscal year, which includes the additional dilution related to conversion of stock options as computed under the treasury stock method. Neither the outstanding stock options nor the Series A Convertible Preferred Stock have been included in the adjusted weighted average common shares outstanding for 1998 as the effects of conversion are antidilutive.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

     The following table presents information necessary to calculate earnings per share for the three years ended December 31, 1998:

                                             1996          1997          1998
                                          -----------   -----------   -----------
Net income (loss) available to common
  stockholders..........................  $ 8,605,431   $13,273,680   $(1,665,125)
                                          ===========   ===========   ===========
Weighted average common shares
  outstanding...........................   20,055,558    20,055,558    15,919,100
Plus additional shares from common stock
  equivalent shares:
  Options...............................      249,118       372,076            --
                                          -----------   -----------   -----------
Adjusted weighted average common shares
  outstanding...........................   20,304,676    20,427,634    15,919,100
                                          ===========   ===========   ===========

     As mentioned in Note 7, the Company converted from an S Corp to a C Corp on August 7, 1998. The following pro forma amounts present the basic earnings per share and diluted earnings per share as if the Company had been a C Corp for all three years ended December 31, 1998:

                                                        (PRO FORMA)
                                          ---------------------------------------
                                             1996          1997          1998
                                          -----------   -----------   -----------
Net income (loss) available to common
  stockholders..........................  $ 8,605,431   $13,273,680   $(1,665,125)
Additional tax provision................   (3,071,275)   (4,733,305)   (3,451,778)
                                          -----------   -----------   -----------
  Pro forma net income (loss) available
     to common stockholders.............  $ 5,534,156   $ 8,540,375   $(5,116,903)
                                          ===========   ===========   ===========
Basic earnings (loss) per share.........  $      0.28   $      0.43   $     (0.32)
                                          ===========   ===========   ===========
Diluted earnings (loss) per share.......  $      0.27   $      0.42   $     (0.32)
                                          ===========   ===========   ===========

12. COMMITMENTS AND CONTINGENCIES

     The Company leases office space and office equipment under various operating lease agreements. Rent expense for the years ended December 31, 1996, 1997 and 1998 totaled approximately $475,000, $370,000 and $379,000, respectively, and is included in general and administrative expense in the consolidated statement of operations.

     As of December 31, 1998, the future minimum lease payments relating to the operating lease obligations are as follows:

1999........................................................  $382,900
2000........................................................   208,971
2001........................................................   107,714
2002........................................................    85,246
2003........................................................    65,255
                                                              --------
                                                              $850,086
                                                              ========

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

     The Company is also subject to various legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

13. EMPLOYEE SAVINGS PLAN

     The Company has an employee savings plan, the Private Business, Inc. 401(k) Profit Sharing Plan ("the Plan"), which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The Company matches contributions ($.50, $.50 and $1 in 1996, 1997 and 1998, respectively, for every $1 contributed by employees) up to a maximum of $500, $750 and $1,000 per employee per year for 1996, 1997 and 1998, respectively, and may, at its discretion, make additional contributions to the plan. Employees are eligible for participation beginning with the quarter immediately following one year of service. Total contributions made by the Company to the plan were $44,754, $105,767 and $151,858 in 1996, 1997 and 1998, respectively, and is included in the general and administrative expense in the consolidated statements of operations.

14. RELATED PARTY TRANSACTIONS

     Prior to 1999, the Company performed various management and administration functions for Board Member, Inc.; Madison Land; Maryland Farms Land, LLC; Maryland Farms South, LLC; Private Business Partners, Inc.; Careers, Inc.; Discount Brokerage Services, Inc.; Senior Achievement; and Imagic Corporation, which are owned by some of the principal stockholders of the Company. The Company charges a monthly management fee, which is equal to a percentage of certain Company employees' salaries for these services. These charges totaled approximately $55,000, $74,000 and $180,000 for 1996, 1997 and 1998,
respectively and have been netted against general and administrative expenses in the accompanying statements of operations.

     The Company entered into two promissory note agreements dated February 7, 1994 and June 15, 1994 for $50,000 and $15,000, respectively, with A.R. Systems, Inc. ("A.R. Systems") and Monty E. Strecker, the sole stockholder of A.R. Systems and a former employee of the Company. The terms of the notes call for quarterly principal and interest payments beginning January 1 and July 1, 1995, respectively, and ending on February 1 and April 1, 1999, respectively. Outstanding principal on the notes totaled $37,946, $19,911 and $7,474 at December 31, 1996, 1997 and 1998, respectively. The Company has also entered into an option agreement dated February 7, 1994 with A.R. Systems and Monty E. Strecker, which gives the Company the exclusive right to purchase A.R. Systems for a term of five years from the date of the agreement. The agreement is nonbinding to the Company and the formula for calculating the purchase price is explicitly stated in the agreement. As of December 31, 1998, the Company has not exercised this option.

     The Company leases office space from Madison Land Co., which is owned by some of the principal stockholders of the Company. Effective December 1, 1997, there is a formal lease agreement between the two parties for rental payments of $75,000 and a term of one year. Total rent paid to Madison Land Co. was approximately $75,000, $43,000 and $75,000 for 1996, 1997 and 1998,
respectively.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

     As of December 31, 1996 and 1997, Board Member, Inc. owed the Company $111,384 and $148,262, respectively for payables processed and paid by the Company, which are reimbursed by Board Member, Inc. as funds are available. As of December 31, 1998, the Company owed Board Member, Inc. $34,462, relating to an overpayment made by Board Member, Inc. to the Company. This amount is included in Accounts receivable -- other in the accompanying consolidated balance sheet.

     During 1996, the Company financed the start-up of Careers, Inc., which is owned by some of the principal stockholders of the Company. As of December 31, 1997 and 1998, respectively, Careers, Inc. owed the Company $41,728 and $803 related to payables processed and paid by the Company which is included in Accounts receivable -- other in the accompanying consolidated balance sheet.

     During 1996, the Company purchased land from Private Business Partners, Inc., which is owned by some of the principal stockholders of the Company. The purchase price was $1,963,000.

     During 1997, the Company financed the start-up of Imagic Corporation, which is owned by some of the principal stockholders of the Company. As of December 31, 1997 and 1998, respectively, Imagic Corporation owed the Company $53,265 and $2,712.

15. STOCK SPLIT SUBSEQUENT TO DECEMBER 31, 1998

     On May 14, 1999, the Board of Directors of the Company approved a 2-for-1 common stock split in the form of a stock dividend. The stock split is contingent upon the successful completion of an initial public offering. All shares and per share amounts have been retroactively restated for all periods presented to reflect this stock split.

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 1998 AND MARCH 31, 1999

                                                              DECEMBER 31,      MARCH 31,
                                                                  1998            1999
                                                              -------------   -------------
                                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $     285,370   $      35,065
  Accounts receivable -- trade, net of allowance for
    doubtful accounts of $60,000 and $85,000,
    respectively............................................      5,527,200       5,125,137
  Accounts receivable -- other..............................        151,528         225,219
  Deferred tax asset........................................      1,103,749         828,032
  Other current assets......................................        903,356       1,154,227
                                                              -------------   -------------
         Total current assets...............................      7,971,203       7,367,680
                                                              -------------   -------------
PROPERTY AND EQUIPMENT, NET.................................     10,455,587      10,631,844
OTHER ASSETS:
  Restricted cash...........................................      5,000,000       5,000,000
  Note receivable...........................................          7,474              --
  Software development costs, net...........................        309,061         298,469
  Deferred tax asset........................................      1,932,117       1,831,683
  Intangible and other assets, net..........................      5,920,730       5,774,432
                                                              -------------   -------------
         Total other assets.................................     13,169,382      12,904,584
                                                              -------------   -------------
         Total assets.......................................  $  31,596,172   $  30,904,108
                                                              =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.....................................  $          --   $   3,000,000
  Accounts payable..........................................      2,448,759       1,703,607
  Accrued liabilities.......................................      5,754,453       3,259,513
  Dividends payable.........................................      2,174,564       3,524,420
  Deferred revenue..........................................      1,677,239       1,504,019
  Current portion of long-term debt.........................      3,750,000       4,000,000
                                                              -------------   -------------
         Total current liabilities..........................     15,805,015      16,991,559
                                                              -------------   -------------
OTHER LONG-TERM PAYABLE.....................................      5,000,000       5,000,000
LONG TERM DEBT, net of current portion......................     90,375,000      89,250,000
                                                              -------------   -------------
         Total liabilities..................................    111,180,015     111,241,559
                                                              -------------   -------------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK, Series A Convertible, no par
  value; 5,624,404 authorized, issued and outstanding.......     59,707,207      59,724,734
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, no par value; 23,920,910 shares authorized
    and 10,128,056 shares issued and outstanding,
    respectively............................................             --              --
  Additional paid-in capital................................   (130,797,604)   (130,797,604)
  Accumulated deficit.......................................     (8,493,446)     (9,264,581)
                                                              -------------   -------------
         Total stockholders' deficit........................   (139,291,050)   (140,062,185)
                                                              -------------   -------------
         Total liabilities and stockholders' equity.........  $  31,596,172   $  30,904,108
                                                              =============   =============

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                                  (UNAUDITED)

                                                               MARCH 31,     MARCH 31,
                                                                 1998          1999
                                                              -----------   -----------
REVENUES:
  Software license..........................................  $   749,497   $   730,780
  Royalties.................................................    9,766,912    10,429,785
  Maintenance and other.....................................      763,506     1,249,644
                                                              -----------   -----------
          Total revenues....................................   11,279,914    12,410,209
OPERATING EXPENSES:
  General and administrative................................    3,442,158     3,380,609
  Selling and marketing.....................................    4,995,234     5,652,887
  Research and development..................................      196,402       195,228
  Amortization..............................................       80,985       231,207
  Other operating...........................................       35,256        77,790
  Recapitalization charges..................................           --            --
                                                              -----------   -----------
          Total operating expenses..........................    8,750,034     9,537,721
                                                              -----------   -----------
OPERATING INCOME............................................    2,529,880     2,872,488
OTHER EXPENSES:
  Interest expense..........................................       57,643     1,900,089
  Minority interest.........................................       10,814            --
                                                              -----------   -----------
          Total other expenses..............................       68,457     1,900,089
                                                              -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES...........................    2,461,423       972,399
Income tax provision (benefit)..............................      135,880       376,151
                                                              -----------   -----------
NET INCOME..................................................    2,325,543       596,248
Preferred stock dividends and accretion.....................           --    (1,367,383)
                                                              -----------   -----------
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS..........  $ 2,325,543   $  (771,135)
                                                              ===========   ===========
EARNINGS (LOSS) PER SHARE:
  Basic.....................................................  $      0.12   $     (0.08)
                                                              ===========   ===========
  Diluted...................................................  $      0.11   $     (0.08)
                                                              ===========   ===========
PRO FORMA INFORMATION ASSUMING CONVERSION TO C CORP
  Net income (loss) available to common stockholders........  $ 1,475,241
                                                              ===========
  Basic.....................................................  $      0.07
                                                              ===========
  Diluted...................................................  $      0.07
                                                              ===========

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                                  (UNAUDITED)

                                                               MARCH 31,     MARCH 31,
                                                                 1998          1999
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $ 2,325,543   $   596,248
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      401,661       657,034
  Deferred taxes............................................           --       376,151
  Minority interest.........................................       10,814            --
  Changes in assets and liabilities:
    Accounts receivable.....................................      463,165       402,063
    Other current assets....................................     (304,834)     (324,502)
    Other noncurrent assets.................................           --            --
    Accounts payable........................................      153,633      (745,150)
    Accrued liabilities.....................................   (1,986,025)   (2,494,940)
    Deferred revenue........................................     (418,265)     (173,220)
                                                              -----------   -----------
         Net cash provided by (used in) operating
           activities.......................................      645,692    (1,706,316)
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................     (242,093)     (602,084)
  Software development costs................................      (53,750)      (74,379)
  Payments received on notes receivable.....................           --         7,474
                                                              -----------   -----------
         Net cash used in investing activities..............     (295,843)     (668,989)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowings.......................           --     3,000,000
  Repayments on long-term debt..............................      (35,050)     (875,000)
  Dividends on common stock.................................   (3,132,507)           --
                                                              -----------   -----------
         Net cash provided by (used in) financing
           activities.......................................   (3,167,557)    2,125,000
                                                              -----------   -----------
NET DECREASE IN CASH........................................   (2,817,708)     (250,305)
CASH at beginning of year...................................    4,815,720       285,370
                                                              -----------   -----------
CASH at end of the period...................................  $ 1,998,012   $    35,065
                                                              ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for income taxes during period..............  $   458,500   $        --
                                                              ===========   ===========
  Cash payments of interest during period...................  $    65,289   $ 1,900,089
                                                              ===========   ===========
SUPPLEMENTAL NONCASH DISCLOSURES:
  Dividends accrued on preferred stock......................  $        --   $ 1,349,856
                                                              ===========   ===========

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated balance sheet as of March 31, 1999 and the consolidated statements of operations and cash flows for the periods ended March 31, 1998 and March 31, 1999 have been prepared by the Company in accordance with the accounting policies described in its annual financial statements for the year ended December 31, 1998 and should be read in conjunction with the notes thereto.

     In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position at March 31, 1999 and results of operations and changes in cash flows for all periods presented have been made. The results of operations for the period ended March 31, 1999 are not necessarily indicative of the operating results for the full year.

2.  NET INCOME (LOSS) PER SHARE

     Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the year, which includes the additional dilution related to conversion of stock options as computed under the treasury stock method for the three months ended March 31, 1998. Neither the outstanding stock options nor the Series A Convertible Preferred Stock have been included in the adjusted weighted average common shares outstanding for the three months ended March 31, 1999, as the effects of conversion are antidilutive. All share and per share amounts have been calculated taking into consideration the 2-for-1 common stock split in May 1999.

     The following table presents information necessary to calculate earnings per share for the three months ended March 31, 1998 and 1999:

                                                            MARCH 31,     MARCH 31,
                                                              1998          1999
                                                           -----------   -----------
Net income (loss) available to common stockholders.......  $ 2,325,543   $  (771,135)
                                                           ===========   ===========
Weighted average common shares outstanding...............   20,055,558    10,128,056
Plus additional shares from common stock equivalent
  shares:
  Options................................................      801,038            --
                                                           -----------   -----------
Adjusted weighted average common shares outstanding......   20,856,596    10,128,056
                                                           ===========   ===========

                    PRIVATE BUSINESS, INC. AND SUBSIDIARIES

3.  EMPLOYEE STOCK OPTION PLAN

     On April 14, 1999, the Board of Directors of the Company approved the 1999 employee stock option plan. The 1999 stock option plan increased the pool of common stock reserved for issuance under this plan and all other option and stock purchase plans to a maximum of four million common shares. Additionally, the Board of Directors authorized the grant of 550,700 stock options to be effective upon completion of the Company's initial public offering with an exercise price equal to the initial public offering price. On May 14, 1999, the Board of Directors of the Company granted an additional 950,000 stock options to be effective upon completion of the Company's initial public offering with an exercise price equal to the initial public offering price. These options vest over forty-eight months and expire ten years from the date of grant.

------------------------------------------------------
------------------------------------------------------

     YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THE PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.
                               ------------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Prospectus Summary..................    1
Forward-Looking Statements..........    6
Risk Factors........................    6
Use of Proceeds.....................   12
Dividend Policy.....................   12
Capitalization......................   13
Dilution............................   14
Selected Consolidated Financial
  Data..............................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   17
Business............................   30
Management..........................   41
Principal Stockholders..............   49
Relationships and Related Party
  Transactions......................   51
Description of Capital Stock........   55
Shares Eligible for Future Sale.....   61
Plan of Distribution................   64
Legal Matters.......................   67
Experts.............................   67
Where You Can Find More
  Information.......................   67
Index to Financial Statements.......  F-1


                               ------------------


     UNTIL JUNE 20, 1999 (25 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                4,350,000 SHARES
                            (PRIVATE BUSINESS LOGO)
                                  COMMON STOCK
                              -------------------

                                   PROSPECTUS
                              -------------------
                                 BT Alex. Brown

                                Lehman Brothers

                              Salomon Smith Barney
                                  MAY 26, 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses (all of which will be paid by Private Business) in connection with the offering described in the registration statement.

SEC Registration Fee........................................  $ 34,288
NASD Filing Fee.............................................    12,000
NASDAQ National Market Listing Fee..........................    95,000
Printing and Engraving Expense..............................   125,000
Legal Fees and Expenses.....................................   300,000
Auditors' Fees and Expenses.................................   125,000
Transfer Agent and Registrar Fees and Expenses..............    11,500
Miscellaneous...............................................    22,212
                                                              --------
          Total.............................................  $725,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors against liability incurred in connection with a proceeding except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 48-18-304 of the TBCA, or (d) for any transaction from which the director derived an improper personal benefit.

     (b) Article VIII of our charter sets forth the extent to which officers or directors of Private Business may be insured or indemnified against any liabilities which they may incur. The general effect of this provision is that any person made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director of Private Business will be indemnified by Private Business against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the fullest extent permitted under the laws of the State of Tennessee. In addition, this provision provides that, in Private Business's sole discretion, Private Business may, by specific action of the board of directors, indemnify officers, employees or agents to the same extent as a director. Private Business a policy of directors' and officers' insurance that would generally provide the funds necessary for Private Business to meet its obligations under its charter.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with our recapitalization, on August 7, 1998 we purchased 9,927,502 shares of our common stock for an aggregate purchase price of $138,340,358. Immediately thereafter on August 7, 1998, we sold 5,624,404 shares of our Series A convertible preferred stock in connection with our recapitalization for an aggregate purchase price of $60,000,000. The purchasers of the Series A convertible preferred stock were: TA/Advent VII, L.P., Advent Atlantic and Pacific III, L.P., TA Investors, LLC, TA Executives LLC, Summit Ventures V, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P., Summit V Companion Fund, L.P., Cendant Corporation, BT Investment Partners, Inc., The John Ryan Tyrrell Trust, The Jack and Sandra Tyrrell Joint Revocable Trust, W. Patrick

Ortale, III, Laura Farish, Chadwick Management Trust, Sunapee Securities, Inc., Squam Lake Investors III, L.P., and 1998 GPH Fund, LLC. Certain directors and affiliates of other directors purchased an aggregate of 750,000 shares of common stock at $8.00 per share in a private placement prior to this offering. These shares were purchased by TA Associates Group, Summit Partners, Bill King, Tom Black and Greg Thurman. All of these transactions were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
 NUMBER                           DESCRIPTION OF EXHIBITS
--------                          -----------------------
  *1        --  Form of Underwriting Agreement.
  *3.1      --  Amended and Restated Charter of Private Business.
  *3.2      --  Amended and Restated Bylaws of Private Business.
  *4.1      --  Provisions of Articles of Incorporation defining the rights of security holders. See Exhibit 3.1.
  *4.2      --  Form of common stock certificate.
  *5        --  Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.
 *10.1      --  Stock Purchase Agreement dated as of July 24, 1998.
 *10.2      --  Stockholders Agreement dated as of August 7, 1998.
 *10.3      --  Registration Rights Agreement dated as of August 7, 1998.
 *10.4      --  Credit Agreement dated as of August 7, 1998.
 *10.4.1    --  Amendment No. 1 to Credit Agreement dated as of May 5, 1999
 *10.5      --  Form of Indemnification Agreement between Private Business and each of its Officers and Directors.
 *10.6      --  Form of Nonqualified Stock Option Agreement without change of control provision.
 *10.7      --  Form of Nonqualified Stock Option Agreement with change of control provision.
 *10.8      --  Private Business, Inc. 1999 Amended and Restated Stock
                Option Plan.
 *10.9      --  Cendant Termination and Non Competition Agreement.
 *21        --  Subsidiaries of Private Business.
 *23.1      --  Consent of Arthur Andersen LLP.
 *23.2      --  Consent of Harwell Howard Hyne Gabbert & Manner, P.C.
                (included in Exhibit 5).
 *24        --  Power of Attorney (included on page II-4).
 *27        --  Financial Data Schedule (FOR SEC USE ONLY).


---------------

*   Filed previously

     The attachments referenced in these exhibits are not included in this filing but are available from Private Business upon request.

     (b) The following report and schedule is filed as part of the Registration
Statement:

Report of Independent Public Accountants....................  S-1
Schedule II -- Valuation and Qualifying Accounts............  S-2

          No other schedules are required or are applicable.

ITEM 17.  UNDERTAKINGS.

     Private Business hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Private Business pursuant to the foregoing provisions, or otherwise, Private Business has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by Private Business of expenses incurred or paid by a director, officer or controlling person of Private Business in the successful defense of any action, suit or proceeding) is asserted against Private Business by the director, officer or controlling person in connection with the securities being registered, Private Business will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     Private Business hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Private Business pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Private Business has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on May 26, 1999.


                                          PRIVATE BUSINESS, INC.

                                          By:      /s/ JERRY L. COVER
                                            ------------------------------------
                                                Principal Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:


                       SIGNATURE                                     TITLE                  DATE
                       ---------                                     -----                  ----
                           *                              Chairman of the Board          May 26, 1999
--------------------------------------------------------
                    William B. King

                   /s/ JERRY L. COVER                     President (Principal           May 26, 1999
--------------------------------------------------------    Executive Officer)
                     Jerry L. Cover

                    /s/ FRED P. READ                      Vice President, Chief          May 26, 1999
--------------------------------------------------------    Financial Officer
                      Fred P. Read                          (Principal Financial and
                                                            Accounting Officer)

                                                          Director                       May   , 1999
--------------------------------------------------------
                    Thomas L. Black

                           *                              Director                       May 26, 1999
--------------------------------------------------------
                   Gregory A. Thurman

                           *                              Director                       May 26, 1999
--------------------------------------------------------
                    Brian J. Conway

                           *                              Director                       May 26, 1999
--------------------------------------------------------
                     Bruce R. Evans

                           *                              Director                       May 26, 1999
--------------------------------------------------------
                      Gary W. Cage


*By:       /s/ FRED P. READ
     ---------------------------------
               Fred P. Read
             Attorney-in-fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Private Business, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Private Business, Inc. and subsidiaries for the three years ended December 31, 1998 included in the Form S-1 and have issued our report thereon dated March 17, 1999 except for note 15 as to which the date is May 14, 1999. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed under Item 14(a)(ii) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth herein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP
Nashville, Tennessee
March 17, 1999

                                  SCHEDULE II
                             PRIVATE BUSINESS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                             ADDITIONS
                                            BALANCE AT    CHARGED TO COSTS
                                           BEGINNING OF         AND             DEDUCTIONS       BALANCE AT
                                              PERIOD        EXPENSES(1)      (CHARGE OFFS)(1)   END OF PERIOD
                                           ------------   ----------------   ----------------   -------------
Year ended December 31, 1998:
    Allowance for doubtful accounts......    $60,000          $    --            $    --           $60,000
                                             =======          =======            =======           =======
Year ended December 31, 1997:
    Allowance for doubtful accounts......    $     0          $60,000            $    --           $60,000
                                             =======          =======            =======           =======
Year ended December 31, 1996:
    Allowance for doubtful accounts......    $     0          $    --            $    --           $     0
                                             =======          =======            =======           =======

---------------

(1) Additions to the allowance for doubtful accounts are included in general and administrative expense. All deductions or charge offs are charged against the allowance for doubtful accounts.

                                       S-2